Exhibit 2.1

In accordance with Item 601(b)(2) of Regulation S-K, certain schedules and exhibits listed at the end of this document have been omitted. A copy of such schedules and exhibits will be provided to the Securities and Exchange Commission upon request.

EXECUTION VERSION

MASTER DISPOSITION AGREEMENT

AMONG

DELPHI CORPORATION,

GM COMPONENTS HOLDINGS, LLC,

GENERAL MOTORS COMPANY

(SOLELY WITH RESPECT TO ARTICLE 6 AND SECTIONS 3.1.1.C, 9.11, 9.19, 9.37.1,

9.37.2, 9.43, 11.5.1.A AND 12.2.6),

MOTORS LIQUIDATION COMPANY (fka GENERAL MOTORS CORPORATION)

(SOLELY WITH RESPECT TO SECTIONS 3.1.1.C, 8.1, 9.19 and 11.5.1.A)

DIP HOLDCO 3, LLC

AND

THE OTHER SELLERS AND OTHER BUYERS PARTY HERETO

DATED AS OF

July 30, 2009

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS	3

1.1 Certain Defined Terms	3

1.2 Other Interpretive Provisions	27

ARTICLE 2. PURCHASE AND SALE	27

2.1 Transfers by Sellers and their Affiliates	27

2.2 Assumption of Liabilities	34

2.3 Retained Liabilities	36

2.4 JV Companies Liabilities, Sale Company Liabilities	36

2.5 Deferred Items	37

2.6 Restrictive Covenants	38

2.7 Allocation Among Buyers	38

ARTICLE 3. PURCHASE PRICE; ALLOCATION	39

3.1 Purchase Price	39

3.2 Company Purchase Price	40

3.3 GM Purchase Price and Company Purchase Price Allocation	40

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLERS	41

4.1 Organization	41

4.2 Authorization; Enforceability	41

4.3 Capital Stock of the Sale Companies and .IV Companies	42

4.4 No Conflict or Approvals	43

4.5 Sufficiency of Acquired Assets	43

4.6 Intellectual Property	43

4.7 Personal Property Assets, Inventory	44

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4.8 Real Property	44

4.9 Financial Statements	45

4.10 Compliance with Law; Permits	46

4.11 Proceedings; Orders	46

4.12 Tax Matters	46

4.13 Employee Benefits; Labor	47

4.14 Contracts	50

4.15 Environmental Matters	51

4.16 Insurance	52

4.17 No Brokers’ Fees	52

4.18 Affiliate Transactions	52

4.19 No Other Representations or Warranties	52

4.20 Fair Disclosure; Schedule Data	53

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF GM BUYERS	53

5.1 Organization	53

5.2 Authorization; Enforceability	53

5.3 No Conflicts or Approvals	54

5.4 Proceedings	54

5.5 Investment Representations	54

5.6 Financial Ability	55

5.7 Adequate Assurance of Future Performance	55

5.8 No Brokers’ Fees	55

5.9 Anti-Money Laundering	56

5.10 Compliance with Laws	56

5.11 No Undisclosed Agreements	56

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF GM	56

6.1 Authorization; Enforceability	56

6.2 No Conflicts or Approvals	57

6.3 GM Financing Arrangements	57

ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF COMPANY BUYER	57

7.1 Organization	58

7.2 Authorization; Enforceability	58

7.3 No Conflicts or Approvals	58

7.4 Proceedings	59

7.5 Investment Representations	59

7.6 Company Financing Agreements	60

7.7 Adequate Assurance of Future Performance	60

7.8 No Brokers’ Fees	61

7.9 Anti-Money Laundering	61

7.10 Compliance with Laws	61

7.11 No Undisclosed Agreements	61

7.12 DIP Direction	61

ARTICLE 8. REPRESENTATIONS AND WARRANTIES OF OLD GM	62

8.1 Authorization, Enforceability	62

ARTICLE 9. COVENANTS AND AGREEMENTS	62

9.1 Conduct of Business between Signing and Closing	62

9.2 363 Implementation Terms	65

9.3 Assumed Contracts; Cure Amounts	65

9.4 Tax Matters; Cooperation; Preparation of Returns; Tax Elections	66

9.5 Employees; Benefit Plans; Labor Matters	68

9.6 Pre-Closing Cooperation; Contact with Customers and Suppliers	72

9.7 Technical Documentation; Trade Secrets	72

9.8 Corporate Names	72

9.9 Information Technology; Intellectual Property Rights and Licenses	73

9.10 Shared Items Transferred to Buyers	77

9.11 Buyer Guarantee and Acknowledgment of Pure Credit Bid	77

9.12 Letters of Credit	77

9.13 Competition Clearance	78

9.14 Further Actions	79

9.15 Further Assurances	80

9.16 Customs Duties	80

9.17 Enterprise Contracts	80

9.18 Confidentiality	81

9.19 Termination of Certain Agreements	81

9.20 Certain Mexican Matters	83

9.21 Transfer of Certain Sale Securities	84

9.22 Certain Bank Accounts	84

9.23 Certain China Matters	84

9.24 Certain Poland Matters	85

9.25 Non-GM Customers	85

9.26 Transfer of Quotas in Saginaw Brazil	85

9.27 Transfer of the Brazilian Real Estate	86

9.28 Environmental Permits	86

9.29 Conflict and Privilege Waivers	86

9.30 Preservation of Environmental Records	87

9.31 Reorganization and Restructuring	88

9.32 Certain Other Actions	88

9.33 Retained Plans	88

9.34 Certain India Matters	88

9.35 Pending Transactions	88

9.36 Delphi FICA Litigation	89

9.37 Financing	89

9.38 Environmental Matters	90

9.39 Non-Solicitation	91

9.40 Employment, Retirement, Indemnification, and Other Agreements. and Compensation Programs	91

9.41 India Matters	92

9.42 Prosecution and Settlement of Appaloosa Claim	92

9.43 PBGC Settlement Agreements	93

9.44 DIP Priority Payment	93

ARTICLE 10. CONDITIONS TO CLOSING	95

10.1 Conditions to Obligations of Sellers and Buyers	95

10.2 Conditions to Obligations of Sellers	96

10.3 Conditions to Obligations of GM Buyers	96

10.4 Conditions to Obligations of Company Buyer	97

ARTICLE 11 CLOSING	98

11.1 Closing Time and Date	98

11.2 GM Ancillary Agreements	99

11.3 Company Ancillary Agreements	102

11.4 Sellers’ Deliveries at Closing	103

11.5 Buyers’ Deliveries at Closing	104

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11.6 Post-Closing Deliveries	105

11.7 Post-Closing Transfer of Intellectual Property Rights	106

ARTICLE 12. TERMINATION	106

12.1 Termination	106

12.2 Procedure and Effect of Termination	107

ARTICLE 13. LIABILITY, SURVIVAL	108

13.1 LIMITATIONS OF LIABILITY	108

13.2 Survival	108

ARTICLE 14. MISCELLANEOUS	108

14.1 Fees and Expenses	108

14.2 Bulk Sales Laws	108

14.3 Payments in Dollars	109

14.4 Amendment	109

14.5 Assignment	109

14.6 No Successor Liability	110

14.7 Waiver	110

14.8 Notices	110

14.9 Entire Agreement	112

14.10 Counterparts	113

14.11 Publicity	113

14.12 Headings	113

14.13 Severability	113

14.14 Third Parties	113

14.15 Governing Law	114

14.16 Venue and Retention of Jurisdiction	114

14.17 Risk of Loss	114

14.18 Enforcement of Agreement	114

14.19 Sellers’ Obligations	114

14.20 Bankruptcy Court Approval	115

14.21 Reasonably Equivalent Value	115

14.22 Identification of Exhibits and Schedules to be Filed Under Seal	115

MASTER DISPOSITION AGREEMENT

THIS MASTER DISPOSITION AGREEMENT (this “Agreement”), dated as of July 30, 2009, is among DELPHI CORPORATION, a Delaware corporation (“Delphi”) on behalf of itself and the other entities set forth on Schedule 1 and Schedule 2; GM COMPONENTS HOLDINGS. LLC. a Delaware limited liability company (“Parent”), on behalf of itself and the other buyers set forth on Schedule 1, which is to be provided by Parent to Delphi as provided in this Agreement (each a “GM Buyer,” and, collectively with Parent and the Australian Buyer (as defined below), the “GM Buyers”); GENERAL MOTORS COMPANY, a Delaware corporation (“GM”) (solely with respect to ARTICLE 6 and Sections 3.1.1.C, 9.11, 9.19, 9.37.1, 9.37.2, 9.43, 11.5.1.A and 12.2.6), MOTORS LIQUIDATION COMPANY (fka GENERAL MOTORS CORPORATION), a Delaware corporation (solely with respect to Sections 3.1.1.C, 8.1, 9.19 and 11.5.1.A) (“Old GM”); DIP HOLDCO 3, LLC, a Delaware limited liability company, on behalf of itself and the other buyers that may later be set forth on Schedule 2 as provided in this Agreement (“Company Buyer,” and collectively with the GM Buyers, the “Buyer” or “Buyers”),

WHEREAS, Parent is a direct or indirect subsidiary of GM;

WHEREAS, Company Buyer is an entity newly-formed on behalf of certain of the DIP Lenders1 which entity will be the assignee of the rights of the DIP Agent, as bidder in connection with the Credit Bid, to receive the Company Acquired Assets for which the Credit Bid is being made;

WHEREAS, Delphi, through certain of its Affiliates referred to in this Agreement, is engaged in the Steering Business and the business conducted at the UAW Sites (but excluding the business (but not the assets) conducted at the Kokomo technical center and the thermal business conducted at the Lockport technical center) (together the “GM Business”);

WHEREAS, the GM Securities Sellers own, directly or indirectly, the GM Sales Securities, and the Company Securities Sellers own, directly or indirectly Company Sales Securities;

WHEREAS, the GM Asset Sellers own the GM Acquired Assets, and the Company Asset Sellers own the Company Acquired Assets;

WHEREAS, on October 8, 2005 (the “Petition Date”), the Filing Affiliates filed voluntary petitions for relief (the “Bankruptcy Cases”) under Chapter 11 of Title 11, U.S.C. §§ 101-1330 (as then amended) (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, this Agreement shall be an Exhibit to the Plan of Reorganization;

[1]	Each capitalized term used in the recitals but not yet defined in this Agreement shall have the meaning ascribed to such term below.

WHEREAS, the DIP Agent, on behalf of the DIP Lenders, is the holder of a first priority lien on substantially all of the assets of the Filing Affiliates (subject to certain exceptions) securing the DIP Loan Parties’ obligations under the DIP Documents, including the Acquired Assets, the Sale Securities and the Steering JV Companies;

WHEREAS, the Required Lenders under the DIP Agreement have provided the DIP Direction to the DIP Agent;

WHEREAS, pursuant to the DIP Direction, the DIP Agent has been instructed by the Required Lenders to and will credit bid 100% of the principal and interest due and owing in respect of the DIP Loans under the DIP Agreement (after giving effect to the application of any cash collateral to the DIP Loans) for the Company Acquired Assets (subject to the Company Assumed Liabilities), Company Sales Securities, the GM Acquired Assets (subject to the GM Assumed Liabilities) and GM Sales Securities pursuant to the terms and conditions of this Agreement, the DIP Assignment Agreement and the DIP Direction;

WHEREAS, pursuant to the DIP Direction, the DIP Agent has been instructed to and, pursuant to the DIP Assignment Agreement, has (a) assigned to Company Buyer the DIP Agent’s right to receive, pursuant to the Credit Bid, the Company Acquired Assets (subject to the Company Assumed Liabilities) and the Company Sales Securities pursuant and subject to the terms and conditions of this Agreement, the DIP Assignment Agreement and the DIP Direction, and Company Buyer accepted such assignment from the DIP Agent, and (b) assigned to GM Buyer the DIP Agent’s right to receive, pursuant to the Credit Bid, the GM Acquired Assets (subject to the GM Assumed Liabilities) and the GM Sales Securities pursuant and subject to the terms and conditions of this Agreement, the DIP Assignment Agreement and the DIP Direction, and GM Buyer accepted such assignment from the DIP Agent, in each case, in exchange for the agreements of Company Buyer and the GM Buyer contained in this Agreement, the consideration payable hereunder will be distributed in accordance with the DIP Documents, and in recognition of such assignment, the Parties have executed this Agreement effective as of the date set forth in the first paragraph hereof;

WHEREAS, in connection with such assignment and in accordance with the terms hereof, at the Closing (a)(i) Company Sellers will transfer the Company Acquired Assets and Company Sales Securities, and assign the Company Assumed Liabilities to Company Buyer, (ii) Company Buyer will acquire the Company Acquired Assets and Company Sales Securities, and (iii) Company Buyer will assume the Company Assumed Liabilities, and (b)(i) GM Sellers will transfer the GM Acquired Assets and GM Sales Securities and assign the GM Assumed Liabilities to GM Buyer, (ii) GM Buyer will acquire the GM Acquired Assets and GM Sales Securities, and (iii) GM Buyer will assume the GM Assumed Liabilities, in each case on the terms and conditions set forth herein;

WHEREAS, Delphi and the applicable Sellers desire to sell specified assets and specified liabilities with respect to the GM Business and the Company Business to the applicable Buyers and the Buyers desire to acquire specified assets and the specified liabilities as set forth in this Agreement; and

WHEREAS, in furtherance of that desire and as contemplated by Sections 365, 1123 and 1146 of the Bankruptcy Code and in furtherance of the Filing Affiliates’ plan of reorganization, the GM Securities Sellers, Company Securities Sellers, the GM Asset Sellers and the Company

Asset Sellers desire to sell or cause the sale to the applicable Buyers all of their respective right, title and interest in and to the GM Sales Securities, the Company Sales Securities, the GM Acquired Assets and the Company Acquired Assets, and Buyers desire to make such purchase, subject to and in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1.

DEFINITIONS.

1.1 Certain Defined Terms.

As used in this Agreement, the following terms have the meanings set forth below or in the Sections referred to below:

“Access Agreement” means the Access Agreement by and among the GM Buyers and Company Buyer, executed contemporaneously with this Agreement.

“Accounts Receivable” means all trade accounts receivable, including intercompany trade receivables, and other rights to payment from customers and al I other accounts or notes receivable from third parties and Affiliates and the full benefit of all security for such accounts or notes that are not received prior to the Closing Date.

“Acquired Assets” means the GM Acquired Assets and the Company Acquired Assets.

“Acquired Contracts” means all Contracts that relate to the GM Business or the Company Business, as the case may be, provided that in the case of Pre-Petition Contracts, the Acquired Contracts include only the Assumed and Assigned Contracts.

“Administrative Assets” of an Asset Seller, means books, records and instruments relating to the business, operations, condition of (financial or other), or results of operations of such Asset Seller with respect to the applicable Business and other administrative assets including advertising and promotional materials, catalogues, price lists, correspondence, mailing lists, customer lists, vendor lists, photographs, production data, computer files, operating data and plans, sales materials and records, purchasing materials and records, personnel records of employees, billing records, sale order files, accounting records, other financial records, and related work papers that relate to the applicable Acquired Assets, budgets, pricing guidelines, ledgers, journals, deeds and title policies; provided, however, that Administrative Assets do not include Intellectual Property, Technical Documentation, Environmental Records or GM Environmental Records.

“Administrative Claims” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, claims arising under the DIP Agreement, the actual, necessary costs and expenses, incurred on or after the Petition Date, of preserving the estates and operating the business of Delphi, including wages, salaries, or commissions for services rendered after the Petition Date, professional claims, all fees and charges assessed against the estates under chapter 123 of title 28, United States Code, and all allowed claims that are to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code.

“Affiliate” means, with respect to any Person, any Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” for purposes of this definition, means ownership of more than fifty percent (50%) of the shares or other equity interest and having power to elect a majority of the members of the board of directors or similar body governing the affairs of such Person. For the purpose of applying this definition to GM under Section 9.13.2, “control” means ownership of more than twenty percent (20%) of the shares or other equity interests of such Person.

“Agreement” – Recitals.

“Ancillary Agreements” means the GM Ancillary Agreements or the Company Ancillary Agreements, as applicable.

“Appaloosa Claim” means Delphi’s claims against Appaloosa Management L.P. or any other plan investors or other parties arising from or relating to the Equity Purchase and Commitment Agreement, dated as of August 3, 2007, as amended, including that certain litigation against Appaloosa Management L.P. and other plan investors who were party to such Equity Purchase and Commitment Agreement, as amended, and styled Delphi Corporation v. Appaloosa Management L.P., et al., filed in the U.S. Bankruptcy Court S.D.N.Y. on May 16. 2008 (Case No. 05·44481), including any settlements, modifications or claims related thereto.

“Asset Sellers” means the GM Asset Sellers and the Company Asset Sellers, as applicable.

“Assumed Administrative Liabilities” means the Administrative Claims excluding Liabilities under the DIP Agreement, with respect to the categories set forth on Schedule 1.1.A and, with respect to the GM Buyers, the Assumed Hedging Agreements.

“Assumed and Assigned Contracts” – Section 9.3.

“Assumed Hedging Agreements” shall mean (i) Hedging Agreements (in effect as of the Closing Date) that pursuant to their terms may be assumed by a GM Buyer without the consent of the applicable counterparty thereunder, provided that a GM Buyer shall have agreed to the terms and conditions specified in such agreement with respect to its assumption, including to the extent required by the DIP Documents in order to allow the $291,020,079 portion of the DIP Payment to be paid to the C Lenders to (a) cash collateralize its obligations under each such Hedging Agreement in the amount of 105% of the Swap Exposure (as defined in the DIP Agreement) in respect thereof at the Closing Date (or such earlier date as shall be required) unless such requirement is waived. on or prior to the Closing Date, by the applicable counterparty thereunder) and (b) such other terms and conditions specified in such Hedging Agreement with respect to its assumption and (ii) any other Hedging Agreements (in effect as of the Closing Date) with respect to which the counterparty to such Hedging Agreement and a GM Buyer has agreed in writing to permit such Hedging Agreement to be assumed by the applicable GM Buyer.

“Assumed Liabilities” – GM Assumed Liabilities or Company Assumed Liabilities, as applicable.

“Australian Assets” means the GM Acquired Assets located or taken to be located in Australia.

“Australian Buyer” means the Australian Buyer of the Australian Assets, Rhodes Automotive manufacturing Pty Limited ABN 41 129 320 494.

“Australian Seller” means the Australian Seller of the Australian Assets, Delphi Automotive Systems Australia Limited ABN 3J 065 439 885.

“Backstop Parties” means Elliott Associates, L.P. and one or more of its Affiliates and one or more investment funds managed by Silver Point Capital L.P. or one or more of its Affiliates.

“Bankruptcy Cases” – Recitals.

“Bankruptcy Code” – Recitals.

“Bankruptcy Court” – Recitals.

“Bankruptcy Rules” mean the U.S. Federal Rules of Bankruptcy Procedure.

“Brazilian Real Estate” means the fraction of the condominium stated as being owned by Delphi Brazil and enrolled under the real estate certificate (matrícula) No. 76.477 registered before the real estate register office of the City of Porto Alegre, State of Rio Grande do Sul.

“Business” means the GM Business or the Company Business, as applicable.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Buyer Loan Documents” means the loan documents to be executed on or prior to the Closing pursuant to which GM and the DIP Lenders have agreed to make certain loans and provide certain financial accommodations to Company Buyer.

“Buyer(s)” – Recitals.

“Buyer Transition Services Agreement” means the Transition Services Agreement substantially in the form set forth in Exhibit 11.3.2 (with such limited changes as the Parties shall negotiate in good faith and reasonably agree upon between the date of this Agreement and the Closing Date) to be entered between GM Buyers and Company Buyer.

“C Lenders” has the meaning ascribed to the term “Tranche C Lenders” in the DIP Agreement.

“Cash” means the sum of cash, cash equivalents and liquid investments plus all deposited but uncleared bank deposits at Closing and less all outstanding checks and electronic payments of the applicable Business, in each case as determined in accordance with GAAP.

“China Entities” means Delphi Saginaw Lingyun Drive Shaft Co. Ltd., Saginaw Lingyun Drive Shaft (Wuhu) Co., Ltd. and Saginaw Steering (Suzhou) Co., Ltd.

“China L/C” – Section 9.23.1.

“China L/C Period” – Section 9.23.1.

“Claims” mean all bankruptcy claims (as defined in Section 101 of the Bankruptcy Code), other claims, written notices, causes of actions, proceedings, complaints, investigations and Proceedings, of any nature whatsoever.

“Closing” – Section 11.1.1.

“Closing Date” – Section 11.1.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” mean all collective bargaining agreements with any labor union, works councilor other representatives of Transferred Employees (including local agreements, amendments and supplements, and material letters and memoranda of understanding of any kind) that are in effect as of the date of this Agreement.

“Commercial Agreement” means the Commercial Agreement executed contemporaneously with this Agreement by and among the GM Buyers and Company Buyer.

“Company Acquired Assets” – Section 2.1.4.

“Company Ancillary Agreements” means the Transfer Agreements and other agreements referred to in Section 11.3.

“Company Asset Buyer(s)” means the Buyers (as assignees of the rights of the DIP Agent to the Company Acquired Assets in connection with the Credit Bid) set forth on Schedule 2, which Company Buyer will use commercially reasonable efforts to provide to Delphi ten (10) Business Days after the date of this Agreement, with respect to the assets set forth opposite their names.

“Company Asset Sellers” means Sellers set forth on Schedule 2, with respect to the assets set forth opposite their names.

“Company Assumed Liabilities” – Section 2.2.2

“Company Business” means all businesses of Delphi and its subsidiaries, other than the GM Business, the businesses solely conducted at the Excluded Assets and the businesses to be sold as part of the Pending Transactions.

“Company Buyer” – Recitals.

“Company Financing Agreements” means the Buyer Loan Documents, and the Securities Purchase Agreement (together, and including, without limitation, any and all exhibits, annexes, schedules, and other ancillary documents).

“Company IP License Agreement” – Section 9.9.3.

“Company JV Companies” means joint ventures other than the Steering JV Companies to which any Seller is a party.

“Company Licensed Intellectual Property” means rights with respect to Intellectual Property licensed or sublicensed to Sellers from a third party, and that is used or held for use in the Company Business.

“Company Purchase Price” – Section 3.2.1.

“Company Purchased Intellectual Property” means any Seller’s and/or any of their respective Affiliate’s right, title and interest in Intellectual Property other than the Steering Purchased Intellectual Property and subject to rights granted to GM Buyers hereunder.

“Company Real Property” means the owned and leased real property relating to the Company Business.

“Company Sale Companies” mean the Sale Companies being transferred to the Company Buyer, directly or indirectly, under this Agreement.

“Company Sales Securities” mean, with respect to each of the entities set forth under the heading “Sale Companies” on Schedule 2 to this Agreement, all of the outstanding shares or other equity interests of such Sale Companies, and, with respect to each of the Company JV Companies set forth on Schedule 2 to this Agreement, all of the outstanding shares or other equity interests of the Company JV Companies that are owned by Sellers.

“Company Securities Buyers” means the Buyers set forth on Schedule 2, which Company Buyer will use their commercially reasonable efforts to provide to Delphi, ten (10) Business Days after the date of this Agreement but, in any event, in sufficient time to complete filings under Competition/Investment Laws, with respect to the Sale Companies set forth opposite their names.

“Company Securities Seller(s)” means the securities sellers set forth on Schedule 2 to this Agreement, with respect to the Company Sales Securities set forth opposite their names.

“Company Sellers” means the Company Securities Sellers and Company Asset Sellers, as applicable.

“Company Transfer Agreements” means any agreements which govern the transfer of Company Acquired Assets under the Jaws of jurisdictions outside the United States.

“Competition Investment Law” means any Law that is designed or intended to prohibit, restrict or regulate: (i) foreign investment; or (ii) antitrust, monopolization, restraint of trade or competition.

“Consent” means any consent, approval, authorization, waiver, permit, agreement, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person, or the expiration or termination of the waiting period under any Competition/Investment Law, in each case required to permit the consummation of any of the transactions contemplated by this Agreement.

“Contracts” mean purchase orders, sales agreements, service contracts, distribution agreements, sales representative agreements, employment or consulting agreements, leases, product warranty or service agreements and other binding commitments, agreements, arrangements and undertakings of any nature.

“Controlled Group” means any trade or business (whether or not incorporated): (i) under common control within the meaning of Section 4001(b)(1) of ERISA with any of the Sale Companies; or (ii) which together with any of the Sale Companies is treated as a single employer under Section 414(t) of the Code.

“Copyrights” mean: () all copyrights, works of authorship or copyrightable works existing anywhere (registered. published, unpublished, protected by statutory law or otherwise) and registrations, renewals, revivals, reissuances, extensions and applications for copyright registration thereof, and all rights therein provided by international treaties or conventions; (ii) moral rights (including, without limitation, rights of paternity and integrity), and waivers of such rights by others; (iii) database and data protection rights whether or not based on copyright; (iv) semiconductor chip mask work registrations and applications therefor; and (v) rights to sue or recover and retain damages and costs and attorneys’ fees for present, future and past infringement of any of the foregoing.

“Credit Bid” – Section 3.2.1.C.

“CSC” – Section 9.9.12.

“Cure Amounts” mean all cure amounts payable in order to cure any monetary defaults required to be cured under Section 365(b)(1) of the Bankruptcy Code or otherwise to effectuate, pursuant to the Bankruptcy Code, the assumption of and/or assignment to Buyers of the Pre-Petition Contracts included within the Assumed and Assigned Contracts under the Plan Modification Order.

“Data Room” means the virtual data room maintained by Merrill Corporation in which the documents and information related to the Steering Business were disclosed to Parent’s representatives and counsel and the virtual data rooms maintained by Delphi in which documents and information related to the other Acquired Assets, Sale Companies and applicable JV Companies were disclosed to Parent’s and Company Buyer’s representatives and counsel.

“Day 1” means work commenced among the Sellers, the GM Buyers and the Company Buyer to separate the information technology systems required to run the GM Business from the Sellers’ and the Company Buyer’s systems on the Closing Date or at a mutually agreed upon post-Closing Date.

“Day 2” means logical and physical separation such that the information technology systems required to run the GM Business in a stand-alone application environment, a stand alone database environment and a stand-alone physical data center environment, including, for example, in cases where a physical move of the application may be required, such as a move from a Delphi-wide environment to a GM Business dedicated environment.

“Debt Obligations”, as applied to any Person, mean obligations (i) for borrowed money, (ii) evidenced by bonds, debentures, notes, and similar instruments, (iii) under financing or capital (as opposed to operating) leases (determined in accordance with GAAP) and other similar instruments, and (iv) all accrued interest, fees and charges in respect of any of the foregoing.

“Deferred Item(s)” – Section 2.5.1.

“Delphi” – Recitals.

“Delphi Brazil” means Delphi Automotive Systems do Brasil Ltda., a Brazilian limited liability company, with head office at Avenida Goiás, No. 1820 / 1860, in the City of São Caetano do Sul, State of São Paulo, enrolled with the Brazilian General Taxpayers’ Registration (CNPJ/MF) under No. 00.857.758/0001-40.

“Delphi FICA Litigation” means the FICA refund claim being litigated in Delphi Corporation, Delphi Automotive Systems LLC, and Delphi Automotive Systems Services LLC v. United States of America, (Case No. 08 Civ 04487 (PKC) in the U.S. District court of the Southern District of New York) in which Delphi et. al. is seeking a refund of employment taxes relating to payments made to certain union members upon ratification of collective bargaining agreements in 1999 and 2003 together with any other similar claims relating to other pre-Closing periods.

“Delphi HRP” means the Delphi Hourly-Rate Employees Pension Plan.

“Delphi India” means Delphi Automotive Systems Pvt. Ltd.

“Delphi-PBGC Settlement Agreement” means that certain Settlement Agreement between Delphi and the Pension Benefit Guaranty Corporation dated as of July 21, 2009.

“Delphi Polska” means Delphi Polska Automotive Systems Sp.z.o.o., a Polish company.

“DEOC” – Section 9.5.4.A.

“DIP Agent” means JPMorgan Chase Bank, N.A. in its capacity as the administrative agent under the DIP Agreement.

“DIP Agreement” means that certain Amended and Restated Revolving Credit, Term and Guaranty Agreement, dated as of May 9, 2008, among Delphi, the subsidiaries of Delphi named therein, the lenders party thereto and the DIP Agent, as amended through the date hereof.

“DIP Assignment Agreement” means an assignment agreement of even date herewith among Parent, Company Buyer and the DIP Agent.

“DIP Direction” means a written direction by the Required Lenders to the DIP Agent to, among other things, (i) credit bid 100% of the principal and interest due in respect of the DIP Loans under the DIP Agreement (after giving effect to the application of any cash collateral to the DIP Loans) toward the purchase of the Company Acquired Assets (subject to the Company Assumed Liabilities) and GM Acquired Assets (subject to the GM Assumed Liabilities) on the terms and subject to the conditions contained herein, in the DIP Assignment Agreement and in such written direction; (ii) assign its right to receive the Company Acquired Assets (subject to the Company Assumed Liabilities) to Company Buyer on the terms and subject to the conditions contained herein, in the DIP Assignment Agreement and in such written direction; and (iii) assign its right to receive the GM Acquired Assets (subject to the GM Assumed Liabilities) to GM Buyer on the terms and subject to the conditions contained herein, in the DIP Assignment Agreement and in such written direction.

“DIP Documents” has the meaning ascribed to the term “Loan Documents” in the DIP Agreement.

“DIP Lenders” has the meaning ascribed to the term “Lenders” in the DIP Agreement.

“DIP Letters of Credit” means (i) Letters of Credit (as defined in the DIP Agreement) and (ii) any letters of credit that have been extended or issued to replace such Letters of Credit, in each case, on or before the Closing Date.

“DIP Letters of Credit Cash Collateral” means (i) cash collateral held in the Letter of Credit Account (as defined in the DIP Agreement) and (ii) cash collateral securing letters of credit that have been extended or issued to replace letters of credit issued pursuant to the DIP Agreement, in each case, as of the Closing Date on account of any DIP Letters of Credit.

“DIP Loan Parties” has the meaning ascribed to the term “Loan Parties” in the DIP Agreement.

“DIP Loans” has the meaning ascribed to the term “Loans” in the DIP Agreement.

“DIP Payment” shall mean the DIP Priority Payment plus $291,020,079 in cash.

“DIP Priority Payment” means the aggregate amount (after giving effect to the application of any applicable cash collateral) necessary to pay on the Closing Date, in dollars: (i) (x) all outstanding and unpaid fees and expenses then due (A) under Section 10.05 of the DIP Agreement with respect to the Backstop Parties, and/or (B) pursuant to any expense letters entered into between Delphi and any Backstop Parties copies of which have been delivered to GM (the portion of the DIP Priority Payment represented by this clause (8) shall be forwarded by the DIP Agent to the applicable parties); and (y) all other outstanding and unpaid fees and expenses then due under Section 10.05 of the DIP Agreement (ii) accrued and unpaid interest on account of Tranche A Loans (as defined in the DIP Agreement) outstanding as of the Closing Date, and on account of Tranche B Loans (as defined in the DIP Agreement) outstanding as of the Closing Date and any outstanding fees owing in respect of DIP Letters of Credit; (iii) the then outstanding principal amounts of the Tranche A Loans and Tranche B Loans; and (iv) up to $350,000,000 of Swap Exposure (as defined in the DIP Agreement) that is required, pursuant to the DIP Documents, to be applied to the obligations owing under Hedging Agreements.

“EC Merger Regulation” means Council Regulation of the European Community No. 139/2004 of January 20, 2004 on the control of concentrations between undertakings.

“EDS” – Section 9.9.12.

“Encumbrance” means: (i) with respect to the Sale Securities, any voting trust, shareholder agreement, proxy, preemptive right, right of first refusal, or other similar restriction; and (ii) with respect to the Acquired Assets (including the Sale Securities or any other shares of capital stock owned by Sellers, Buyers or their respective Affiliates) or any other property or asset, any lien, charge. claim, pledge, security interest, conditional sale agreement or any other title retention agreement, lease, mortgage, security interest, option or other encumbrance (including the filing of, or agreement to give. any financing statement under the Uniform Commercial Code of any jurisdiction or a similar law relating to security interests in and over Personal Property).

“Enterprise Contracts” – Section 9.17.

“Enterprise Providers” – Section 9.17.

“Environment” means the following media (whether individually or commingled): air, water, surface water, groundwater (whether an aquifer or water below the surface of the ground) and ground (whether at the surface or below the surface) and all organisms, ecosystems, flora and natural resources.

“Environmental Law” means any and all statutes, rules, regulations, ordinances, directives, decrees, treaties, provisions of any constitution and principles (including principles of the common law) and Governmental Orders applicable to the conduct and the operation of the Business, and relating to pollution or the protection of the Environment or protection of human health from environmental hazards, excluding workplace health and safety laws (including OSHA and similar foreign laws).

“Environmental Permits” mean any licenses, permits, authorizations and approvals issued by any Governmental Authority and required to be obtained by the Business in respect of the Acquired Assets under Environmental Laws.

“Environmental Records” means any and all books, records, notes, reports, letters, memoranda, assessments, testing data, maps, Environmental Permits, certificates, applications, approvals, surveys, agency inspection reports, compliance audit records or reports, communications or other written, printed or electronically or magnetically recorded materials, communications or data, relating to: (i) the use, management, handling, transportation, release, storage, treatment or disposal of any Hazardous Material in, about or under any Real Property; (ii) the environmental condition of the Real Property; and (iii) compliance with Environmental Laws by the Business; whether located at a Real Property or in the possession of Delphi’s Legal Staff or Operations Support Group at Delphi’s Troy headquarters or otherwise provided to the GM Buyers or the Company Buyer for Real Property relating to the GM Business or the Company Business, respectively; excluding, however, any such records which are subject to the attorney-client, attorney work product or similar privilege because such records contain confidential communications, mental impressions, conclusions, opinions or legal theories of Sellers’ counsel (“Privileged Environmental Records”); provided, however, that Sellers shall ensure that any material factual or technical information or data regarding the environmental condition or compliance status of any property or facility of the Business or the Real Property is otherwise contained in the Environmental Records.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Excepted Shared Intellectual Property” means the Shared Intellectual Property listed in Schedule 9.9.1.A.

“Excluded Assets” – Section 2.1.5.

“Excluded Facilities” – Section 2.1.5.F.

“Facilities Separation & Relocation Plan” – Section 9.9.10.

“Filing Affiliates” mean Delphi and the following Affiliates of Delphi, each of which are included in the Bankruptcy Cases and are Asset Sellers and/or Securities Sellers: Delphi Automotive Systems LLC, Delphi China LLC, Delphi Automotive Systems (Holding), Inc. and Delphi Technologies, Inc., and the Affiliates identified on Schedule 1.1.F.

“Final Order” means an order of the Bankruptcy Court or any court with jurisdiction, or findings and conclusions relating to an order of the Bankruptcy Court or any court with jurisdiction, as to which the time to file an appeal, a motion for rehearing or reconsideration (excluding any motion under Federal Rule of Civil Procedures 60(b)) or a petition for a writ of certiorari has expired and no such appeal, motion or petition is pending.

“Final Plan Modification Hearing” means the Bankruptcy Court hearing to approve the Plan Modification Order.

“French Plant” means the manufacturing facility owned or operated by the Steering Business located at Strasbourg, France.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time, consistently applied throughout the specified period, unless otherwise noted or disclosed herein.

“GM” – Recitals.

“GM Acquired Assets” – Section 2.1.3.

“GM Ancillary Agreements” means the Transfer Agreements and other agreements referred to in Section 11.2.

“GM Asset Buyer(s)” means the Buyers set forth on Schedule 1, which Parent will use commercially reasonable efforts to provide to Delphi not less than ten (10) Business Days after the date of this Agreement (it being understood that such Buyers identified after the date of this Agreement must agree in writing to be bound by all of the terms, conditions, and provisions in this Agreement and no other GM Buyer is released from its obligation hereunder), with respect to the assets set forth opposite their names and the Australian Buyer in respect of the Australian Assets.

“GM Asset Sellers” means Sellers set forth on Schedule l, with respect to the assets set forth opposite their names and the Australian Seller in respect of the Australian Assets.

“GM Assumed Liabilities” – Section 2.2.1.

“GM Business” – Recitals.

“GM Buyer(s)” – Recitals.

“GM/Company Ancillary Agreements” means this Agreement, the Buyer Transition Services Agreement, the Supply Agreement, the Commercial Agreement, the Access Agreement, the Securities Purchase Agreement and any other agreement executed and delivered in connection therewith.

“GM Confidentiality Agreement” means the confidentiality agreement between GM and Delphi dated September 12, 2005, as amended.

“GM-Delphi Agreement” means the Agreement dated as of May 9, 2008 among GM, Delphi and the Filing Affiliates, as amended by Amendment No. 1 dated October 6, 2008, Amendment No. 2 dated November 7. 2008, and Amendment No. 3 dated January 30, 2009, as amended and restated in its entirety pursuant to the Interim Financing Amendment.

“GM-Delphi Liquidity Agreements” mean (i) the GM-Delphi Agreement and (ii) the Partial Temporary Accelerated Payment Agreement dated as of December 12, 2008 (as amended through January 30, 2009.

“GM Environmental Records” mean any and all books, records, notes, reports, letters, memoranda, assessments, testing data, maps, Environmental Permits, certificates, applications, approvals, surveys, agency inspection reports, compliance audit records or reports, communications or other written, printed or electronically or magnetically recorded materials, communications or data, relating to: (i) the use, management, handling, transportation, release, storage, treatment or disposal of any Hazardous Material; (ii) environmental site conditions; and (iii) compliance with Environmental Laws, in each case concerning the GM Business or any GM Real Property, so long as such records were provided by Old GM to any of Sellers or Delphi Automotive Systems Corporation, a Delaware corporation, or their respective Affiliates, and which are still in the possession of Delphi’s Legal Staff or Operations Support Group at Delphi’s Troy headquarters or located at any GM Real Property. Privileged Environmental Records shall not include any GM Environmental Records.

“GM Financing” – Section 6.3.

“GM Financing Agreements” – Section 6.1.

“GM Leased Real Property” – Section 4.8.1.

“GM IP License Agreement” – Section 9.9.1.

“GM Licensed Intellectual Property” means rights with respect to Intellectual Property licensed or sublicensed to Sellers from a third party, and that is used or held for use in the GM Business, including such rights in associated Contracts listed on Schedule 4.14.1.

“GM Owned Real Property” – Section 4.8.2.

“GM-PBGC Settlement Agreement” means that certain Waiver and Release Agreement between GM and the Pension Benefit Guaranty Corporation, in the form attached as Exhibit 3B.

“GM Purchase Price” – Section 3.1.1.

“GM Real Property” – means the GM Leased Real Property and the GM Owned Real Property.

“GM Sale Companies” mean the Sale Companies being transferred to GM Buyers, directly or indirectly, under this Agreement.

“GM Sales Securities” mean, with respect to each of the entities set forth under the heading Sale Companies set forth on Schedule 1 to this Agreement, all of the outstanding shares or other equity interests of such Sale Companies, and, with respect to each of the Steering JV Companies set forth on Schedule 1 to this Agreement, all of the outstanding shares or other equity interests of the Steering JV Companies that are owned by Sellers.

“GM Securities Buyers” means the Buyers set forth on Schedule 1, which GM Buyers will use their commercially reasonable efforts to provide to Delphi, ten (10) Business Days before Closing, but in any event, in sufficient time to complete filings under Competition/Investment Laws, with respect to the Sale Companies set forth opposite their names.

“GM Securities Seller(s)” means the securities sellers set forth on Schedule 1 to this Agreement, with respect to the GM Sales Securities set forth opposite their names.

“GM Sellers” means the GM Securities Sellers and GM Asset Sellers, as applicable.

“GM Transfer Agreements” – Section 11.2.3.

“Governmental Approval” means any Consent of, with or to any Governmental Authority.

“Governmental Authority” means any United States or foreign federal, state, provincial or local government or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states such as the European Union.

“Governmental Order” means, with respect to any Person, any judgment, order, writ, injunction, decree, stipulation, agreement, determination or award entered or issued by or with any Governmental Authority and binding on such Person.

“GSA” means the Global Settlement Agreement, as amended, effective as of September 29, 2008, between Delphi and GM.

“Hazardous Materials” means any element, mixture, chemical, hazardous substance, constituent, waste, pollutant, contaminant or material including petroleum or petroleum-based or petroleum-derived substances, polychlorinated biphenyls, asbestos-containing materials, noxious, radioactive, flammable, corrosive or caustic compound (whether solid, liquid or gaseous), which are regulated, or can give rise to Losses under an Environmental Law or an Environmental Permit.

“Hedging Agreements” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic financial or pricing indices or measures of economic, financial or pricing risk or value, any similar transaction or any combination of the foregoing transactions.

“HP” – Section 9.9.12.

“HSR Ad” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” or “Income Taxes” means any and all United States or non-United States federal, national, state or local Tax based on or measured in whole or in part by income or profits, including any interest, penalties or other additions thereto.

“India L/C” – Section 9.34.

“India L/C Period” – Section 9.34.

“Information Tax Returns” – Section 9.4.3.

“Insurance Policies” means all insurance policies relating to the operations of the Business, including any and all claims and rights thereunder and the proceeds thereof and all prepaid insurance premiums.

“Intellectual Property” means Patent Rights, Trademark Rights, Copyrights, Software, Trade Secrets and Know-How.

“Interim Financing Amendment” means that certain amended and restated GM-Delphi Liquidity Agreement, dated June 1, 2009, as amended, by and among GM and Delphi and the Filing Affiliates, that, among other things, provides up to $250 million of additional liquidity to Delphi through the Closing Date and as further amended by Amendment No. 1 dated July 23, 2009, and Amendment No. 2 dated July 26, 2009.

“Inventory” means finished goods, raw materials, work-in-process, packaging, stores, stock, office supplies, parts, packaging materials and other inventory and accessories related thereto which are held at, or are in transit from or to. the locations at which the Business is conducted or located at customers’ premises on consignment, or wherever else located, which are used or held for use by Sellers or the Sale Companies in the conduct of the Business (together with all rights of Sellers against suppliers of such inventories).

“IP License Agreements” means collectively the GM IP License Agreement, the Company IP License Agreement and the Pending Transactions IP License Agreements.

“IUE-CWA” means the Industrial Division of the Communications Workers of America, AFL-CIO, CLC and its Local Unions 717 (Warren), 83698 (Clinton) and 83718 (Brookhaven).

“June 1 MDA” means the Master Disposition Agreement, among Delphi, GM Components Holdings, LLC, Old GM, Parnassus Holdings II, LLC and the other sellers and other buyers party thereto, dated as of June 1, 2009, as amended.

“JV Companies” means the Steering JV Companies and the Company JV Companies.

“KDAC” means Korea Delphi Automotive Systems Corporation.

“Know-How” means proprietary technical and business knowledge and information, regardless of whether recorded and, if recorded. regardless of the media in which it is recorded, such knowledge and information including specifications, designs, methodologies, processes and production techniques, technologies, manufacturing and production processes, research and development information, drawings, specifications, designs, plans, proposals, technical data, formulae, algorithms, vendor and marketing and business data and customer and vendor lists and information, whether or not confidential together with the rights to sue or recover and retain damages and costs and attorneys’ fees for present, past and future misappropriations or otherwise of any of the foregoing.

“Knowledge” means Knowledge of Company Buyer, Knowledge of GM Buyer or Knowledge of Sellers, as applicable.

“Knowledge of Company Buyer” or “Company Buyer’s Knowledge” (or a similar phrase) means the actual, conscious knowledge of the individuals listed on Schedule 1.1.B with respect to the matters specified for such individuals on Schedule 1.1.B.

“Knowledge of Delphi” or “Delphi’s Knowledge” (or a similar phrase) means the actual, conscious knowledge of the individuals listed on Schedule 1.1.B with respect to the matters specified for such individuals on Schedule 1.1.B.

“Knowledge of Buyers” or “Buyers’ Knowledge” (or a similar phrase) means the actual, conscious knowledge of the individuals listed on Schedule 1.1.B with respect to the matters specified for such individuals on Schedule 1.1.B.

“Knowledge of GM Buyer” or “GM Buyer’s Knowledge” (or a similar phrase) means the actual, conscious knowledge of the individuals listed on Schedule 1.1.B with respect to the matters specified for such individuals on Schedule 1.1.B.

“Knowledge of Sellers” or “Sellers’ Knowledge” (or a similar phrase) means the actual, conscious knowledge of the individuals listed on Schedule 1.1.B with respect to the matters specified for such individuals on Schedule 1.1.B.

“Law” means any and all applicable laws, rules, regulations, directives, decrees, treaties, statutes, provisions of any constitution and principles (including principles of the common law) of any Governmental Authority, as well as any applicable Governmental Order, but not including Environmental Laws.

“Leases” – Section 4.8.1.

“Liabilities” mean any and all liabilities and obligations of every kind and description whatsoever. whether such liabilities or obligations are known or unknown, disclosed or undisclosed, matured or unmatured, accrued, fixed, absolute, contingent, determined or undeterminable, on-or off-balance sheet or otherwise, or due or to become due, including Debt Obligations and those arising under any Law, Environmental Law, Claim, Governmental Order, Contract or otherwise.

“Licensed Intellectual Property” means the GM Licensed Intellectual Property and the Company Licensed Intellectual Property.

“Losses” mean any and all Claims, Liabilities, losses, damages, fines, penalties and costs (in each case including reasonable out-of-pocket expenses (including reasonable attorneys’, accountants’, technical consultants’, engineers’ and experts’ fees and expenses)).

“Manufacturing Facilities” means the manufacturing facilities owned or operated by the Steering Business located at Saginaw, Michigan; Queretaro, Mexico; Juarez, Mexico; Sabinas Hidalgo, Mexico; Somerton, Australia; Bangalore, India; Suzhou, China; Porto Alegre, Brazil; Gliwice, Poland; Gurgaon, India; and Tychy, Poland and the French Plant.

“Material Adverse Effect” means any change, occurrence or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, Liabilities (except to the extent assumed or retained by Sellers hereunder), results of operations or financial condition of the GM Business or the Company Business, as applicable, taken as a whole, but excludes any effect: (i) resulting from general economic or business conditions (except to the extent such change, occurrence or development has a significantly disproportionate adverse effect on such Business); (ii) affecting companies in its industry or its markets generally (except to the extent such change, occurrence or development has a significantly disproportionate adverse affect on such Business); (iii) resulting from any changes in any Law, or in GAAP or any foreign generally accepted accounting principles; (iv) that is cured before the date of any termination of this Agreement by Parent pursuant to Section 12.1 hereof; (v) resulting from the negotiation, announcement or performance of this Agreement or the transactions contemplated hereby, including by reason of the identity of any Buyer or communication by any Buyer or its Affiliates of its plans or intentions regarding operation of such Business; (vi) resulting from any act or omission of any Seller taken with respect to the Company Business or the GM Business. as applicable, with the prior written consent of GM or the Company Buyer, as applicable; (vii) resulting from the filing of the Bankruptcy Cases or from any action approved by the Bankruptcy Court; (viii) resulting from the regulatory status of any Buyer; (ix) resulting from acts of war or terrorism, whether or not directed at such Business or Buyer; or (x) resulting from the financial condition of Old GM or any voluntary or involuntary filing of bankruptcy involving Old GM.

“Material Contracts” – Section 4.14.1.

“Mexican VAT Amount” – Section 9.20.1.

“Mexico Deposit” – Section 9.20.2.

“Mexico LTAs” – Section 9.20.1.

“Modification Procedures Order” means that certain Order (A)(I) Approving Modifications To Debtors’ First Amended Plan Of Reorganization (As Modified) And Related Disclosures And Voting Procedures And (II) Setting Final Hearing Date to Consider Modifications to Confirmed First Amended Plan Of Reorganization And (B) Setting

Administrative Claims Bar Date And Alternative Hearing Date, as entered by the Bankruptcy Court on or about June 12, 2009, as amended and supplemented by the Order Amending And Supplementing (i) Order (A)(l) Approving Modifications To Debtors’ First Amended Plan Of Reorganization (As Modified) And Related Disclosures And Voting Procedures And (II) Setting Final Hearing Date to Consider Modifications to Confirmed First Amended Plan Of Reorganization And (B) Setting Administrative Expenses Claims Bar Date And Alternative Transaction Hearing Date (Docket # 17032) And (ii) The Protective Order Governing Production And Use Of Confidential And Highly Confidential Information In Connection With (A) Supplement To Plan Modification Approval Motion And (B) Supplement To GM Arrangement Fourth And Fifth Amendment Approval Motion (Docket No. 16920), entered by the Bankruptcy Court on June 29, 2009 And Second Supplemental Modification Procedures Order dated July 17, 2009.

“MRA” means the Amended and Restated Restructuring Agreement dated September 12, 2008 between Old GM and Delphi.

“Net Proceeds” means with respect to the sales of the brake and suspension business and the exhaust business of Delphi and its Affiliates, the gross proceeds of such sales minus taxes and expenses directly related to such sales incurred by any Asset Sellers or any Sale Companies plus or minus any purchase price adjustments unrelated to indemnification claims. Net Proceeds shall not include any adjustments for post-closing indemnity claims or other Liabilities related to the sale or the assets or business sold or payments which a Sale Company received for capital expenditures made for the benefit of the buyer of the brake and suspension business.

“New York Courts” – Section 14.16.

“Non-Solicitation Period” – Section 9.39.

“Non-U.S. Benefit Plan” – Section 4.13.13.

“Non-U.S. Employees” means the employees (salaried and hourly) who are employed by Asset Sellers or Seller Affiliate in, and dedicated to, the Business in a country other than the United States immediately prior to the Closing and identified on Schedule 4.13.1.

“OEM” means automotive original equipment manufacturer.

“OFAC” – Section 5.9.

“Old GM” – Introductory Paragraph.

“Operating Agreement” means the operating agreement contemplated in the Buyer Loan Documents substantially in the form of Exhibit 1.2.

“Option Exercise Agreement” means the Option Exercise Agreement dated March 3, 2009 between GM and Delphi.

“Ordinary Course of Business” means the usual, regular and ordinary course of a business consistent with the past practice thereof (including with respect to quantity and frequency); provided, however, that where the Sellers’ practices are modified to address the effects of economic conditions affecting the automotive and automotive supply industry or current economic conditions, such term means practices consistent with the practices of Sellers and its Affiliates used in managing Delphi’s business in general; and, provided further, that the Sellers’ usual, regular and ordinary course of business shall be deemed to include practices which are consistent with the practices of the Sellers from and after the Petition Date to the extent consistent with the Bankruptcy Code or orders issued by the Bankruptcy Court.

“Organizational Document” means, as to any Person, its certificate or articles of incorporation, its regulations or by-laws or any equivalent documents under the law of such Person’s jurisdiction of incorporation or organization.

“Other Services” – Section 9.17.

“Other Steering Business Liabilities” means the Liabilities of Non-Filing Affiliate Sellers to the extent attributable to the Steering Business other than Liabilities with respect to Income Taxes and Debt Obligations and Liabilities arising under any Environmental Law.

“Other Technical Documentation” means all documented technical information owned by Sellers that is currently in the files of Sellers used but not primarily used in the Business.

“Parent” – Recitals.

“Paris Technical Center” means the technical center and customer support center of the Business located in Tremblay, France.

“Party(ies)” means the Sellers and/or Buyers.

“Patent Rights” means: (i) patentable inventions, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications; (ii) designs, ideas and conceptions of patentable subject matter, including, without limitation, any invention disclosures and inventor certificates, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications; (iii) national (including the United States) and multinational invention and design registrations or applications, patents and patent applications, provisionals, substitutions, reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations and all rights, in each case provided by international treaties or conventions; and (iv) rights to sue or recover and retain damages and costs and attorneys’ fees for present, future and past infringement of any of the foregoing.

“Pending Transactions” means Seller’s pending transactions set forth on Schedule 2.1.5.J.

“Pending Transactions IP License Agreement” – Section 9.9.4.

“PBGC Settlement Agreements” means the Delphi-PBGC Settlement Agreement and the GM-PBGC Settlement Agreement.

“Permits” means licenses, consents, approvals, permits and other Governmental Approvals, but not including Environmental Permits.

“Permitted Encumbrance” means: (i) security interests relating to vendor tooling arising in the Ordinary Course of Business and not delinquent; (ii) any Encumbrance that may be created by or on behalf of GM or its Affiliates with respect to the GM Acquired Assets or the GM Sales Securities, or by or on behalf of Company Buyer or its Affiliates with respect to the Company Acquired Assets or the Company Sales Securities; and (iii) in relation to Real Property: (a) Encumbrances relating to any current real estate or ad valorem taxes, proceedings or assessments not yet due and payable or delinquent or being contested in good faith by appropriate Proceedings; (b) mechanic’s, materialmen’s, laborer’s and carrier’s liens and other similar liens arising by operation of law or statute in the Ordinary Course of Business for obligations which are not delinquent and which will be paid or discharged prior to the Closing Date; (c) matters which an ALTA survey, or a similar survey in any other country, would disclose (other than the failure of the applicable Buyer to own the relevant property); (d) rights of the public and adjoining property owners in streets and highways abutting and adjacent to the Real Property; and (e) easements, covenants, restrictions and other encumbrances of public record (provided that, in the event any such Encumbrance relates to a sum owed, the applicable Seller shall indemnify GM and the applicable Buyer against any costs or expenses arising therefrom); (iv) such other Encumbrances, the existence of which, in the aggregate, would not materially interfere with or materially affect the use of the underlying asset to which such Encumbrances relate; (v) in the case of Sale Securities of the JV Companies, restrictions contained in the joint venture agreement or shareholders agreement or related agreements affecting such Sale Securities; and (vi) Encumbrances with respect to allowed secured or priority tax Claims which are being assumed by the applicable Buyer.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, Governmental Authority or other entity.

“Personal Property” means tangible personal property other than Inventory, including production machinery, equipment, tools, dies, jigs, molds, patterns, gauges, production fixtures, material handling equipment, related spare parts, business machines, computer hardware and other information technology assets, office furniture and fixtures, in-factory vehicles, trucks. model shop equipment, laboratory test fixtures and other tangible personal property, whether located on the Real Property, at the place of business of a vendor or elsewhere primarily used or held for use in the conduct of the applicable Business; provided, however, that the Personal Property does not include Intellectual Property.

“Petition Date” – Recitals.

“Plan Modification Order” means the order entered on July 30, 2009 by the Bankruptcy Court approving the modifications to the Filing Affiliates’ Plan of Reorganization under section 1127 of the Bankruptcy Code, including all transactions contemplated by this Agreement, which is attached as Schedule 10.1.1 hereto.

“Plan of Reorganization” or “Plan” means Delphi’s joint plan of reorganization, including all schedules and exhibits thereto, as confirmed by the Bankruptcy Court on January 25, 2008, as modified by the Plan Modification Order entered by the Bankruptcy Court approving modifications to Delphi’s joint plan of reorganization under section 1127 of the Bankruptcy Code.

“Plan of Reorganization Documents” means those documents that are to be filed by the Filing Affiliates with the Bankruptcy Court seeking modifications to the Plan of Reorganization.

“Post-Closing Mexico Utilities” – Section 9.20.2.

“Post-Petition Contracts” mean the Acquired Contracts of the Filing Affiliates relating to the applicable Business entered into by such Filing Affiliates on or after the Petition Date.

“Pre-Petition Contracts” mean the Acquired Contracts of the Filing Affiliates relating to the applicable Business entered into by such Filing Affiliates before the Petition Date.

“Previously Filed Version”, when used in connection with an Exhibit to this Agreement, refers to the version of the relevant exhibit filed with the Bankruptcy Court on or about July 8, 2009, with such limited changes as the Parties may reasonably agree upon between the date of this Agreement and the Closing Date.

“Privileged Environmental Records” is defined within the definition of Environmental Records.

“Proceeding” means any action, claim, charge, complaint, grievance, demand, suit, proceeding, arbitration, citation, summons, subpoena, inquiry, or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any Governmental Authority or any arbitrator or arbitration or grievance panel.

“Product(s)” means the UAW Site Products and the Steering Products.

“PRP” – Section 9.5.3.

“Purchase Price” means the GM Purchase Price and the Company Purchase Price.

“Purchase Price Assumed Debt” – Section 9.20.1.

“Purchased Intellectual Property” means the Steering Purchased Intellectual Property and the Company Purchased Intellectual Property.

“Real Property” means the GM Owned Real Property and GM Leased Real Property.

“Required Lenders” has the meaning assigned to such term in the DIP Agreement.

“Retained Liabilities” – Section 2.3.

“Retained Plans” – Section 2.3.3

“Saginaw Brazil” means Saginaw Indústria e Comércio de Auto Peyas Ltda., a Brazilian limited liability company, with head office at Rua Giuseppe Mandelli, No. 118, Bairro São João, in the City of Porto Alegre, State of Rio Grande do Sul, enrolled with the Brazilian General Taxpayers’ Registration (CNPJ/MF) under No. 08.762.025/0001-34.

“Sale” means the sale, assignment and transfer of the Acquired Assets and Sale Securities from applicable Sellers to applicable Buyers in accordance with this Agreement and the relevant Transfer Agreements.

“Sale Companies” mean the Affiliates of Delphi engaged in the applicable Business, the stock or other equity of which is being transferred to Buyer, directly or indirectly, under this Agreement, as indicated on Schedule 1 and Schedule 2 (excluding the JV Companies), Delphi Polska and Steeringmex.

“Sale Securities” mean the GM Sales Securities and the Company Sales Securities, as applicable.

“SDN List” – Section 5.9.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Purchase Agreement” means that certain Investment Commitment Agreement dated the date hereof among the Backstop Parties, Company Buyer, an Affiliate of Company Buyer and GM.

“Securities Seller(s)” means the GM Securities Sellers and the Company Securities Sellers.

“Seller Employee Benefit Plans” means Sellers’ pension, savings, profit sharing, retirement, bonus, incentive, health, dental, death, accident, disability, stock purchase, stock option, stock appreciation, stock bonus, other equity, executive or deferred compensation, hospitalization, severance, vacation, cafeteria, sick leave, fringe or welfare benefits, any employment or consulting Contracts, “employee benefit plans” (as defined in Section 3(3) of ERISA), employee manuals, and written policies, practices or understandings relating to employment as applicable to Transferred Employees whether or not collectively bargained.

“Seller Transition Services Agreement” – Section 11.3.3.

“Seller U.S. CBAs” means the nationally and locally negotiated Collective Bargaining Agreements between Sellers and the applicable union with respect to the U.S. Hourly Employees and, at the Lockport and Rochester sites, the represented U.S. Salaried Employees, including any letter agreements, memorandums of understanding, supplemental agreements and employee benefit plan agreements applicable to represented employees that were in effect immediately prior to the date of this Agreement and which are included on Schedule 4.13.11.

“Sellers” means the GM Securities Sellers with respect to the GM Sales Securities, the GM Asset Sellers with respect to the GM Acquired Assets, Company Securities Sellers with respect to the Company Sales Securities and the Company Asset Sellers with respect to the Company Acquired Assets, in each case including Filing Affiliates and non-Filing Affiliates that are Sellers. Seller means anyone of such Sellers, as applicable.

“Separation & Relocation Activities” – Section 9.9.10.

“Shared Intellectual Property” means Intellectual Property owned by any Seller and/or any Seller’s Affiliates that is used by more than one of the GM Business, the Company Business or the business of a Pending Transaction and includes customizations, interfaces, enhancements and other modifications to Software licensed from Third Parties, but not used primarily for such Business.

“Shared Licensed Intellectual Property” means any Seller’s and/or any Seller’s Affiliates’ rights with respect to Intellectual Property licensed or sublicensed to Sellers from a third party and that is used by the applicable Business, excluding Licensed Intellectual Property and, except in the case of Software licensed from GM or EDS, Software.

“Shared Software Licenses” means all shared licenses of Software that are currently used in the applicable Business under Delphi-wide Contracts but which are not primarily used by such Business.

“Software” means computer software and programs, including source code, object code, shareware, firmware, middleware, courseware, open source code, operating systems and specifications, development programs and systems, testing programs and systems, system data, record and table layouts, databases, files documentation, storage media, manuals and other materials related thereto, in each case including all customizations, interfaces, enhancements and other modifications related to the foregoing.

“Specified Director, Officer and Employee Related Liabilities” – Section 9.40.

“Steering Business” means the global steering and halfshaft businesses operated by Delphi and its Affiliates, throughout the Delphi Steering Systems Division, including the design, testing, manufacture, development, marketing, sale and distribution of the Products, and all of the business conducted at the Manufacturing Facilities and the Delphi Steering Systems Division related business conducted at the Technical Centers and Sales Offices, except for (i) all assets, business lines, rights, Contracts and Claims of KDAC, wherever located, whether tangible or intangible, real, personal or mixed and (ii) all computer hardware, equipment, Software, Contracts, and other assets listed on Schedule 2.1.5.K

“Steering Excluded Products” means products identified in Schedule 9.9.1.B.

“Steering JV Companies” means the following joint ventures which are engaged in the manufacture, development and sale of Products: Delphi Saginaw Lingyun Drive Shaft Co. Ltd and Saginaw Lingyun Drive Shaft (Wuhu) Co., Ltd.

“Steering Licensed Intellectual Property” means rights with respect to Intellectual Property licensed or sublicensed to Sellers from a third party, and that is primarily used or held for use in or primarily related to, the Steering Business, including such rights in associated Contracts listed on Schedules 1.1.D.1, 1.1.D.2 and 1.1.D.3.

“Steering Products” means the Products set forth in Schedule 1.1.C.

“Steering Purchased Intellectual Property” means any Seller’s and/or any of their respective Affiliate’s right, title and interest in Intellectual Property that is primarily used or held for use in, or primarily related to, the Steering Business, including the Intellectual Property listed in Schedules 1.1.D.1, 1.1.D.2 and 1.1.D.3; subject to Sections 2.1.3.H and 2.1.4.H in the case of Intellectual Property relating to the UAW Sites and subject to the rights granted to Company Buyer hereunder.

“Steering (Suzhou)” – Section 9.23.1.

“Steering Technology” means the Patent Rights. Copyrights, Trade Secrets and Know. How initially developed primarily for use in the Products used in the Steering Business, and which constitutes a critical manufacturing, design or engineering element specific to the Products as compared to comparable products manufactured by competitors of the Steering Business.

“Steeringmex” – Section 9.20.1.

“Supply Agreement” means the Supply Agreement executed contemporaneously with the execution of this Agreement among the GM Buyers and Company Buyer.

“Tax” or “Taxes” means any taxes of any kind. including but not limited to those measured on, measured by or referred to as, income, alternative or add-on minimum. gross receipts, capital, capital gains, sales, use, ad valorem, franchise, profits, license, privilege, transfer, withholding, payroll, employment, social, excise, severance, stamp, occupation, premium, goods and services, value added, property, environmental or windfall profits taxes, customs duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

“Tax Return” means any return, report, declaration, form, election letter, statement or other information required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority thereof that imposes such Tax and the agency, court or other body (if any) charged with the interpretation, administration or collection of such Tax for such Governmental Authority.

“Technical Centers and Sales Offices” means the technical and customer support centers of the Steering Business located at Casa Grande, Arizona; Dearborn, Michigan; Saginaw, Michigan; Milford, Michigan; Russelsheim, Germany; Torino, Italy; Beijing, China; Shanghai, China; Hachioji, Japan; Krakow, Poland; SeongNam-si, Korea; Melbourne, Australia; Pune, India; Sao Caetano, Brazil; Bursa, Turkey and Eisenach, Germany, and the Paris Technical Center, including in each case any satellite offices thereto.

“Technical Documentation” means all documented technical information owned by Sellers that is currently in the files of the Business or primarily used in the Business.

“Temporarily Excluded Assets” – Section 11.1.2.

“Threshold” – Section 9.42.

“Trade Secrets” means: (i) all forms and types of information, financial, business, scientific, technical, economic, manufacturing and/or engineering information, including patterns, plans, compilations, specifications, tooling, program devices, formulae, designs, prototypes, testing plans, methods, techniques, processes, procedures, programs, program devices, customer and vendor lists, pricing and cost data, whether tangible or intangible, and regardless of whether or how stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, if: (a) the information is the subject of efforts that are reasonable under the circumstances to keep such information secret; and (b) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, the other persons who can obtain economic value from its disclosure or use; (ii) confidential technical and business information (including ideas, formulas, compositions, inventions and conceptions of inventions whether patentable or un-patentable and whether or not reduced to practice); and (iii) all rights to sue or recover and retain damages, costs and attorneys’ fees for present, future and past misappropriation of any of the foregoing.

“Trademark Rights” mean trademarks, service marks, trademark and service mark applications and registrations, Internet domain name registrations, trade names, trade dress, fictitious names, assumed names, logos and slogans, including those listed on Schedule 1.1.D.2 together with all goodwill related to the foregoing and all rights to sue or recover and retain damages and costs and attorneys’ fees for present, future and past infringement of any of the foregoing.

“Transfer Agreements” means the GM Transfer Agreements and the Company Transfer Agreements.

“Transfer Regulation” means any Law pursuant to which the employment of any employee of an Asset Seller (or any employee of any other Affiliate of Delphi, except for the Sale Companies, who is working for the applicable Business) will transfer to a Buyer in connection with the transactions contemplated by this Agreement, including pursuant to Directive 77/187/EC of the European Parliament and council and any Law adopted pursuant thereto, and any Law, works council or registered or enforceable union agreement or written contract of employment.

“Transfer Taxes” – Section 9.4.5.

“Transferred Account(s)” – Section 9.22.

“Transferred Asset Seller Employees” means: all U.S. Employees and Non-U.S. Employees who are employees of any Asset Seller or Seller Affiliate who become Buyers’ employees pursuant to Section 9.5 hereof. No individual who has retired or otherwise terminated employment with Sellers prior to Closing will be deemed to be a Transferred Asset Seller Employee.

“Transferred Employees” means: (i) all Transferred Asset Seller Employees; and (ii) all employees of the Sale Companies.

“Transferred Insurance Policies” means all Insurance Policies which are primarily related to the GM Business, GM Acquired Assets or the GM Assumed Liabilities including those set forth on Schedule 1.1.E, but excluding those set forth on Schedule 1.1.D.

“Transferred Non-U.S. Employees” means all Transferred Asset Seller Employees who are Non-U.S. Employees.

“Transferred U.S. Employees” means all Transferred Asset Seller Employees who are either Transferred U.S. Hourly Employees or Transferred U.S. Salaried Employees.

“Transferred U.S. Hourly Employees” – Section 9.5.3.

“Transferred U.S. Salaried Employees” – Section 9.5.2.

“UAW” means the International Union, United Automobile, Aerospace and Agricultural Works of America and its Local Unions 699 (Saginaw), 686 (Lockport – Hourly), 686 (Lockport – salaried), 1097 (Rochester – hourly), 1097 (Rochester – salaried), 292 (Kokomo), 167 (Grand Rapids).

“UAW Sites” means the manufacturing facilities owned or operated by Sellers and located in Grand Rapids, Michigan, Rochester, New York (excluding the Henrietta technical center); Kokomo, Indiana (including the Cuneo Warehouse, and including the technical center); and Lockport, New York (including the technical center),

“UAW Site Products” means products produced at the UAW Sites on or before the Closing Date and the additional products that GM and any Seller have agreed will be produced at the UAW Sites but does not include products which are manufactured at the technical centers at the UAW Sites if such products are not actually manufactured at the UA W Sites outside of such technical centers.

“Unstayed Order” means an order of the Bankruptcy Court or any court with jurisdiction, or findings and conclusions relating to an order of the Bankruptcy Court or any court with jurisdiction, as to which, at the applicable time: (a) no stay pursuant to Bankruptcy Rules 7062 or 8005, or any other applicable rule or statutory provision is in effect, and (b) there shall be no pending appeal by the United States Department of Treasury.

“U.S.” means the United States of America.

“U.S. Employees” means U.S. Hourly Employees and U.S. Salaried Employees.

“U.S. Hourly Employees” means the hourly employees of Asset Sellers or a Seller Affiliate who are employed at or are bargaining unit members of the relevant Business in the United States immediately prior to the Closing and who are identified on Schedule 4.13.1 (as the same may be amended prior to the Closing Date with Buyer’s prior written consent, not to be unreasonably withheld).

“U.S. Income Taxes” mean any Income Taxes due to the United States or to any state or locality in the United States.

“U.S. Salaried Employees” means the salaried employees who are employed by Sellers or a Seller Affiliate in or primarily assigned to the relevant Business in the United States as of the Closing and who are identified on Schedule 4.13.1 (as the same may be amended prior to the Closing Date with the applicable Buyer’s prior written consent, not to be unreasonably withheld).

“USA PATRIOT Act” – Section 5.9.

“WARN ACT” means the Worker Adjustment and Retraining Notification Act and any similar applicable foreign, state or local law, regulation or ordinance.

1.2 Other Interpretive Provisions.

The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Schedules hereto) and not to any particular provision of this Agreement, and all Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation.” The meanings given to terms defined herein are equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” are deemed references to the lawful money of the United States of America, and all references to “euros” or “E” are deemed references to the lawful money of the European Economic and Monetary Union. References to undertakings by the “Buyer(s)” or the “Seller(s)” are understood to be undertakings by Parent to cause the relevant Buyer(s) to perform, and by Delphi to cause the relevant Seller(s) to perform, as the case may be.

ARTICLE 2.

PURCHASE AND SALE.

2.1 Transfers by Sellers and their Affiliates.

2.1.1. Purchase and Sale of the GM Sales Securities. Upon the terms and subject to the conditions set forth in this Agreement as modified or supplemented by any applicable Transfer Agreement, at the Closing, in accordance with the Credit Bid, the GM Securities Sellers will sell, transfer, assign, convey and deliver to the GM Buyers, and the GM Buyers will purchase, accept and acquire, the GM Sales Securities free and clear of all Encumbrances except Permitted Encumbrances (provided that the definition of the term “Permitted Encumbrances” for this purpose shall exclude clauses (i) and (iv) of such definition).

2.1.2. Purchase and Sale of the Company Sales Securities. Upon the terms and subject to the conditions set forth in this Agreement as modified or supplemented by any applicable Transfer Agreement, at the Closing, in accordance with the Credit Bid, the Company Securities Sellers will sell, transfer, assign, convey and deliver to the Company Buyer, and the Company Buyer will purchase, accept and acquire, the Company Sales Securities free and clear of all Encumbrances except Permitted Encumbrances (provided that the definition of the term “Permitted Encumbrances” for this purpose shall exclude clauses (i) and (iv) of such definition); provided that the Sellers will consider in good faith any request of a Company Buyer to, in lieu of purchasing the Company Sales Securities, instead purchase the assets and assume the related liabilities of any Sale Company pursuant to a mutually agreeable asset purchase agreement with such Sale Company.

2.1.3. Purchase and Sale of the GM Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement as modified or supplemented by any applicable Transfer Agreement, at the Closing, in accordance with the Credit Bid, the GM Asset Sellers will sell, transfer, assign, convey and deliver to the GM Asset Buyers, and the GM Asset Buyers will purchase, accept and acquire from the GM Asset Sellers, free and clear of all Encumbrances, except Permitted Encumbrances:

(i) in respect of the Australian Assets, Delphi will procure and cause the Australian Seller to transfer, assign, convey and deliver to the Australian Buyer and the Parent will procure and cause the Australian Buyer to purchase, accept and acquire from the Australian Seller, free and clear of all Encumbrances except Permitted Encumbrances, all properties, assets, rights, titles and interests of every kind and nature, owned by the GM Asset Sellers primarily used or held for use in, or primarily related to, the GM Business, whether tangible or intangible, real or personal and wherever located and by whomever possessed,

(ii) the technical centers included in the UAW Sites;

(iii) all rights to the Net Proceeds received before or after the Closing in respect of the sale of (x) the brakes and suspension business and (y) the exhaust business, whether or not such sales are pursuant to existing sale agreements;

(iv) all rights to sue, or to benefit from any lawsuit or settlement relating to the Appaloosa Claim;

(v) the Assumed Hedging Agreements;

(vi) 50% of the net proceeds from the Delphi FICA Litigation;

(vii) The Mexico Deposit and the utility contracts referred to in Section 9.20.2;

(viii) all properties, assets, rights, titles and interests of every kind and nature, owned by the GM Asset Sellers, whether tangible or intangible, real or personal and wherever located and by whomever possessed (including, without limitation, all assets related to the GM Business, including, without limitation, all of the assets of the type listed below), in each case primarily related to the GM Business but excluding Excluded Assets pursuant to Section 2.1.5 (all of the assets to be sold, assigned, transferred and delivered to GM Asset Buyers hereby are called the “GM Acquired Assets”):

A. All Accounts Receivable including (A) Accounts Receivable owed by Affiliates of Sellers, and (B) Accounts Receivable of Sellers from the GM Sale Companies, the Steering JV Companies or the GM Business (except to the extent constituting Company Acquired Assets); provided that intercompany receivables due from Filing Affiliates to Filing Affiliates will not be included as a GM Acquired Asset unless such intercompany receivable is a trade receivable;

B. Real Property, which such Real Property shall be subject to the Company Buyer’s lease rights and purchase rights with respect to the technical centers located in Kokomo, Indiana and Lockport, New York;

C. Personal Property (including the personal property, machinery and other assets located at the technical centers included in the UAW Sites);

D. Inventory;

E. All of GM Asset Sellers’ Acquired Contracts and rights under the Acquired Contracts, including any rights under tax abatements, incentive agreements, or other similar tax credit arrangements with any Taxing Authority, that are primarily related to the GM Business or the GM Acquired Assets;

F. Administrative Assets;

G. Permits used or held for use in, or related to, the conduct of the GM Business or in the operations at the GM Real Property;

H. Steering Purchased Intellectual Property and Steering Licensed Intellectual Property;

I. Technical Documentation;

J. Prepaid expenses, deposits and advances;

K. Tax credits and Tax refunds related to the GM Business and the GM Acquired Assets, including Delphi’s New York investment tax credit refund claim and any property tax refund related to the GM Business;

L. Cash that is held by Filing Affiliates in the U.S.;

M. Motor vehicles owned or leased by Sellers (in each case, to the extent transferable pursuant to the terms of such leases or financing documents);

N. All Transferred Insurance Policies, and including all rights to the benefits, coverages and proceeds under such Transferred Insurance Policies; provided, however, that Sellers and Company Buyer will be named as additional named insureds on any such Transferred Insurance Policies to the extent they cover any of the Excluded Assets or Company Acquired Assets or relate to any Retained Liabilities or any Company Assumed Liabilities or to any Sale Company acquired by the Company Buyer, in each case, as applicable, and Seller and Company Buyer will receive the benefit of all claims and rights under third party property and casualty insurance policies and other insurance policies to the extent they relate to any Excluded Asset, Company Acquired Asset, Retained Liability or Company Assumed Liability or to any Sale Company acquired by the Company Buyer, as applicable; and provided further that no changes shall be made by the named insured to any insurance policy that materially and adversely affects the rights of any additional named insured that is a party to this Agreement, without the prior written consent of the additional named insured;

O. All goodwill as a going concern and all other intangible properties other than Intellectual Property (which is covered in Section 2.1.3.H above);

P. All warranties and Claims;

Q. Environmental Permits;

R. Environmental Records;

S. GM Environmental Records;

T. Wage escrow accounts applicable to Transferred U.S. Hourly Employees who are PRPs at the UAW Sites;

U. Other books and records relating to the GM Business; and

V. The DIP Letters of Credit Cash Collateral pursuant to Section 9.12.B.

2.1.4. Purchase and Sale of the Company Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement as modified or supplemented by any applicable Transfer Agreement, at the Closing in accordance with the Credit Bid, the Company Asset Sellers will sell, transfer, assign, convey and deliver to the Company Asset Buyers, and the Company Asset Buyers will purchase, accept and acquire from the Company Asset Sellers, free and clear of all Encumbrances, except Permitted Encumbrances, all properties, assets, rights, titles and interests of every kind and nature, owned by the Company Asset Sellers, whether tangible or intangible, real or personal and wherever located and by whomever possessed, including, without limitation, all assets related to the Company Business, including, without limitation, all of the assets of the type listed below, but excluding the GM Sales Securities, the GM Acquired Assets, and the Excluded Assets pursuant to Section 2.1.5 (all of the assets to be sold, assigned, transferred and delivered to Company Asset Buyers hereby are called the “Company Acquired Assets”):

A. All Accounts Receivable including (i) Accounts Receivable owed by Affiliates of Sellers, and (ii) Accounts Receivable of Sellers from the Company Sale Companies, the Company JV Companies or the Company Business (except to the extent constituting GM Acquired Assets); provided that intercompany receivables due from Filing Affiliates to Filing Affiliates will not be included as a Company Acquired Asset unless such intercompany receivable is a trade receivable;

B. Company Real Property;

C. Personal Property;

D. Inventory;

E. all of Company Asset Sellers’ Acquired Contracts and rights under the Acquired Contracts, including any rights under tax abatements, incentive agreements, or other similar tax credit arrangements with any Taxing Authority that are not primarily related to the GM Business or the GM Acquired Assets;

F. Administrative Assets;

G. Permits used or held for use in, or related to, the conduct of the Company Business or in the operations at the Company Real Property;

H. Company Purchased Intellectual Property and Company Licensed Intellectual Property;

I. Technical Documentation;

J. Prepaid expenses, deposits and advances;

K. Motor vehicles owned or leased by Sellers (in each case, to the extent transferable pursuant to the terms of such leases or financing documents);

L. All Insurance Policies (other than Transferred Insurance Policies); provided, however, that Sellers and GM Buyers will be named as additional named insureds on any such Insurance Policies to the extent they cover any of the Excluded Assets or GM Acquired Assets or relate to any Retained Liabilities or any GM Assumed Liabilities, in each case as applicable, and Seller and GM Buyers receive the benefit of all such claims and rights under third party property and casualty insurance policies and other insurance policies to the extent they relate to any Excluded Asset, GM Acquired Asset, Retained Liability or GM Assumed Liability, as applicable; and provided further that no changes shall be made by the named insured to any insurance policy that materially and adversely affects the rights of any additional named insured that is a party to this Agreement, without the prior written consent of the additional named insured;

M. All Trademark Rights of any of the Sellers, including the name “Delphi” or any related or similar Trademark Rights to the extent the same incorporate the name “Delphi” or any variation thereof;

N. All goodwill as a going concern and all other intangible properties other than Intellectual Property (which is covered in Section 2.1.4.H above);

O. All warranties and Claims;

P. Environmental Permits;

Q. Environmental Records;

R. Tax credits and Tax refunds related to the Company Business, including Delphi’s Michigan MEGA tax credit entitlements and any property tax refunds related to the Company Business, as well as any other Tax credit or refund not covered by Sections 2.1.3.K or 2.1.5.G;

S. 50% of the net proceeds from the Delphi FICA Litigation;

T. Wage escrow accounts applicable to Transferred U.S. Hourly Employees who are PRPs at the sites included in the Company Acquired Assets;

U. Other books and records relating to the Company Business;

V. DIP Letters of Credit Cash Collateral pursuant to Section 9.12.C; and

W. All assets of the Sellers remaining after the wind-down of the remaining business of Sellers up to a maximum amount of $500,000,000 in the aggregate, any such assets constituting cash in excess of Sellers’ estimated obligations remaining shall be payable quarterly; provided, however, that no such assets shall transfer to the Company Buyer unless and until the GM Buyers have recovered all amounts advanced to Sellers (up to a maximum amount of the amount paid by Parent pursuant to Section 3.1.1.E in the aggregate) in order to fund such wind-down and GM Buyers have no further obligations to fund Liabilities of Sellers including under Section 3.1.1.E.

2.1.5. Excluded Assets. Notwithstanding anything to the contrary in this Agreement or in any Ancillary Agreements, the following properties, assets, rights, title and interests of the Asset Sellers will not be included in the GM Acquired Assets or the Company Acquired Assets (the “Excluded Assets”):

A. Third Party Assets. Any machinery, equipment, tools, Inventory, tooling, dies, molds, patterns, jigs, gauges, production fixtures, special material handling equipment, customer dunnage and containers owned by an OEM or any other third party, including third party bailed assets, provided, however, that any Contracts, rights or licenses pertaining to such bailed assets and defined as part of the Acquired Assets will be transferred as such.

B. Insurance Policies. All Insurance Policies related solely to the other Excluded Assets or listed on Schedule 1.1.0; provided, however, that Buyers and Sellers will be named as an additional named insured on any such Insurance Policies to the extent they cover any of the Acquired Assets of such Buyer or relate to any Assumed Liabilities assumed by such Buyer, or any Sale Company acquired by such Buyer and Buyers will receive the benefit of all claims and rights under third party property and casualty insurance policies and other insurance policies to the extent they relate to any Acquired Assets of such Buyer or Assumed Liabilities assumed by such Buyer, or any Sale Company acquired by such Buyer; and provided further that no changes shall be made by the named insured to any insurance policy that materially and adversely affects the rights of any additional named insured that is a party to this Agreement, without the prior written consent of the additional named insured.

C. Records. Any books, records (including Tax records) and other materials primarily relating to Excluded Assets or Retained Liabilities, or that any Asset Seller is required by Law to retain (provided that the Asset Sellers shall provide Buyers with copies of the same), all Tax Returns of any Asset Seller for time periods prior to Closing, and related work papers.

D. Bankruptcy Rights. All of the rights and claims of the Filing Affiliates available to Filing Affiliates under the Bankruptcy Code. of whatever kind or nature, as set forth in Sections 544 through 551, inclusive, 553, 558 and any other applicable provisions of the Bankruptcy Code, and any related claims and actions including avoidance actions and arising under such Sections by operation of law or otherwise, including without limitation, except as provided in Section 2.1.4.W any and all proceeds of the foregoing.

E. Personnel Records. All work histories, personnel and medical records of employees and former employees of any Asset Seller who worked at any time for any reason at the Business for whom a record exists at the Business at the time of Closing; provided, however, so far as legally permissible under applicable data protection, medical confidentiality or similar Laws, at the election of the applicable Buyer(s) the appropriate Buyer(s) will be provided the originals of all personnel and medical records of all Transferred Employees after posted written notice or other appropriate notice to such Transferred Employees if legally required or if the Asset Sellers so elect. Upon written request of the Asset Sellers (or an Affiliate of Sellers), Buyer will promptly return or cause to be returned any and all of these records to the Asset Sellers (or an Affiliate of the Asset Sellers as directed) at which time the Asset Sellers, so far as legally permissible under applicable data protection, medical confidentiality or similar Laws, will provide the appropriate Buyer(s) with copies of the personnel and medical records to such Buyer; provided, no such records will be provided unless the Asset Sellers determine that provision of the records to such Buyer over the objections by the employee is permitted by the applicable local Law without material adverse consequences to the Asset Sellers or to any Affiliate of the Asset Sellers.

F. Excluded Facilities. All Real Property (including any improvements located thereon) listed in Schedule 2.1.5.F (the “Excluded Facilities”) and personal property and other assets located at the Excluded Facilities.

G. Tax Refunds. All refunds, credits, prepayments or deferrals of or against any Taxes, including deferred Taxes of any nature, in each case that relate to Excluded Assets and relate to periods or portions thereof prior to the Closing; provided that, in no event, shall any Buyer be required to make a payment to a Seller with respect to any of the foregoing other than providing to the applicable Seller any Tax refunds received by such Buyer with respect to Taxes paid by a Seller or its Affiliates or refundable tax credits with respect to a period prior to the Closing.

H. Inventory and Other Assets. All Inventory of the GM Business and the Company Business disposed of by Sellers prior to Closing in the Ordinary Course of Business, and not in violation of this Agreement.

I. Cash Collateral. Cash collateral held in the Borrowing Base Cash Collateral Account or the Incremental Borrowing Base Cash Collateral Account (as such terms are defined in the DIP Documents), 100% of which shall be paid to the DIP Agent at the Closing, and cash collateral for DIP Letters of Credit listed on Schedule 9.12.E.

J. Pending Transactions. All of Sellers’ rights with respect to the Pending Transactions as set forth on Schedule 2.1.5.J, other than the proceeds relating to the brakes and suspension business and exhaust business.

K. Other Excluded Assets. The assets listed on Schedule 2.1.5.K.

L. Filing Affiliate Receivables. Intercompany receivables due from Filing Affiliates to other Filing Affiliates (other than trade receivables).

M. Wage Escrow Accounts. Wage escrow accounts applicable to non-Transferred Hourly Employees at the sites included in the Excluded Facilities.

At any time prior to Closing, upon notice by the applicable Buyer to Delphi, Delphi will consider in good faith a request to exclude from the transactions contemplated by this Agreement, de minimis additional assets or real property that would otherwise be Acquired Assets of such applicable Buyer. In the event Delphi agrees to do so, the applicable definitions of Acquired Assets, and/or Real Property will be amended as set forth in such notice to remove the additional excluded assets or real property and the definition of Excluded Assets and/or Excluded Facilities, if applicable, may be amended as provided in such notice to include such additional excluded assets or real property or Manufacturing Facilities.

At any time prior to Closing, upon formal written notice to Delphi, the GM Buyers, or any of them, may elect to exclude from the transactions contemplated by this Agreement the assets and related Liabilities related to the Manufacturing Facility located in Gurgaon, India or the French Plant and the Paris Technical Center. In such event, in the case of the exercise of such option (1) the applicable definitions including, as applicable, the definitions of “Acquired Assets”, “GM Assumed Liabilities”, “Sale Companies”, “Securities Sellers”, “Manufacturing Facilities”, “Technical Centers and Sales Offices”, and/or “GM Real Property” will be amended as set forth in such notice to take into account such exclusion to remove the additional excluded assets, real property, Sale Companies, Manufacturing Facilities, Technical Center and Sales Office, as applicable and the definition of “Excluded Assets” and/or “Excluded Facilities”, if applicable, may be amended as provided in such notice to include such additional excluded assets, real property Technical Center and Sales Office or Manufacturing Facility, (2) the definitions of “Steering Licensed Intellectual Property,” “Steering Purchased Intellectual Property”, and “Steering Technology” shall be deemed modified to include the businesses conducted at such Manufacturing Facility and/or Technical Center and Sales Office so excluded and the definition of “Other Steering Business Liabilities” shall be deemed modified to exclude any Liabilities to the extent attributable to the such Manufacturing Facility and/or Technical Center and Sales Office, and (3) GM Buyers will increase the aggregate amount of the expenses they will be required to fund under Section 3.1.1.E by the amount of the net actual incremental costs incurred by the GM Sellers as a result of GM Buyers excluding such Manufacturing Facility in an amount mutually agreed to by the Sellers and GM Buyers prior to the Closing acting reasonably.

2.1.6. Post-Closing Deliveries.

A. Should Sellers or Buyers, in their reasonable discretion, determine after the Closing that any Acquired Assets are still in the possession of Sellers or any of their Affiliates, Sellers will or will cause such Affiliates to promptly deliver such Acquired Assets to the appropriate Buyers at such Buyer’s cost (limited to expenses paid to third parties in compliance with a request from such Buyer and not including any internal fee, cost or overhead of the Sellers). Should Buyers, in their reasonable discretion, determine after the Closing that an asset was delivered to the wrong Buyer or an Excluded Asset was delivered to a Buyer, such receiving Buyer will promptly provide it to the correct Buyer or return it to the appropriate Seller, with any related costs to be split evenly between such Buyers or by the Buyer transferring to the Seller.

B. After the Closing, Sellers shall permit, and hereby authorize, Buyers to collect, in the name of Sellers, all Accounts Receivable constituting part of such Buyers’ Acquired Assets and to endorse with the name of any applicable Seller for deposit in such Buyers’ accounts any checks or drafts received in payment thereof. Sellers shall promptly deliver to the applicable Buyers any cash, checks or other property that they may receive after the Closing in respect of any Accounts Receivable or other asset constituting part of such Buyers’ Acquired Assets.

2.2	Assumption of Liabilities.

2.2.1. GM Assumed Liabilities.

Subject to the terms and conditions set forth herein the GM Buyers will assume only the following Liabilities, and no other Liabilities (collectively, the “GM Assumed Liabilities”):

A. Assumed Administrative Liabilities with respect to the GM Acquired Assets;

B. the Assumed Hedging Agreements;

C. the Other Steering Business Liabilities; and

D. the following, and only the following, pre-petition Liabilities as they relate to the GM Acquired Assets:

(i) Cure Amounts for Pre-Petition Contracts included among the Assumed and Assigned Contracts assumed by the GM Buyers in accordance with Section 9.3; and

(ii) For each GM Buyer, (i) the real and personal property Taxes with respect to the GM Acquired Assets to be acquired by it to the extent they constitute an allowed priority or secured Claim and shall be paid in accordance with Section 2.2. of the Plan without taking into account the last proviso thereof, (ii) any other Taxes with respect to the GM Business (excluding such business to the extent conducted at the Excluded Facilities) to the extent the non-payment of such Taxes could result in personal liability to the employees, officers or directors of Asset Sellers, including withholding, FICA and FUTA Taxes related to the employees of the GM Business, and (iii) to the extent that payroll services were provided by or through GM and the non-payment of such Taxes could result in personal liability to the employees, officers or directors of Asset Sellers, withholding, FICA and FUTA Taxes related to the employees of the Company Business; and

(iii) The DIP Letters of Credit set forth on Schedule 9.12(B) and, as applicable, Schedule 9.12(D).

2.2.2. Subject to the terms and conditions set forth herein, the Company Buyer will assume only the following Liabilities, and no other Liabilities (collectively, the “Company Assumed Liabilities”):

A. Assumed Administrative Liabilities with respect to the Company Acquired Assets;

B. the Specified Director, Officer and Employee Related Liabilities; and

C. the following and only the following pre-petition Liabilities as they relate to the Company Acquired Assets:

(i) Cure Amounts for Pre-Petition Contracts included among the Assumed and Assigned Contracts assumed by the Company Buyer in accordance with Section 9.3; and

(ii) For the Company Buyer, (i) real and personal property Taxes with respect to the Company Acquired Assets to the extent they constitute an allowed priority or secured Claim and shall be paid in accordance with Section 2.2. of the Plan without taking into account the last proviso thereof, and (ii) to the extent the non-payment of such Taxes could result in personal liability to the employees, officers or directors of Asset Sellers, any other Taxes with respect to the Company Business, including withholding, FICA and FUTA Taxes related to the employees of the Company Business, unless such Taxes are assumed pursuant to Section 2.2.1.D(ii); and

(iii) The DIP Letters of Credit set forth on Schedule 9.l2(C) and, as applicable, Schedule 9.12(D).

2.3 Retained Liabilities.

All Liabilities of the Sellers which are not Assumed Liabilities are herein collectively referred to as the “Retained Liabilities,” including without limitation:

2.3.1. Those Sellers who are Filing Affiliates will remain responsible for and shall pay, perform or discharge (or cause to be paid, performed or discharged) the Administrative Claims set forth on Schedule 2.3.1 and except as set forth in Sections 2.2.1.D(ii) and 2.2.2.C(ii), post-petition Liabilities for all Taxes.

2.3.2. The applicable Sellers will remain responsible for and shall pay, perform or discharge (or cause to be paid, performed or discharged) all Liabilities relating to:

A. the Excluded Assets; and

B. the Excluded Facilities.

2.3.3. Subject to Section 9.5.4.E the applicable Sellers will remain responsible for and shall pay, perform or discharge their obligations under the Delphi Retirement Program for Salaried Employee, the Delphi Mechatronic Systems Retirement Program, the ASEC Manufacturing Retirement Program, the Packard-Hughes Interconnect Bargaining Retirement Plan, the Packard-Hughes Interconnect Non-Bargaining Retirement Plan, Delphi Salaried Retirement Savings Program for Salaried Employees in the United States, Personal Retirement Income Plan, PHI Non-Bargaining Retirement Plan, Delphi Diesel 401(k) Plan, Delphi Medical Systems Savings Plan, PHI Retirement Savings Plan. The Delphi Hourly-Rate Employees Pension Plan, The Delphi Personal Savings Plan for Hourly-Rate Employees in the United States, Delphi Income Security Plan for Hourly-Rate Employees, and any other defined benefit or defined contribution plans in Seller’s Controlled Group with respect to which any U.S. Employees participated from time to time (collectively, the “Retained Plans”).

2.3.4. Intercompany payables due to Filing Affiliates from Filing Affiliates (other than trade payables).

2.3.5. All Obligations (as defined under the DIP Agreement) that survive repayment of the DIP Loans pursuant to Section 10.12 of the DIP Agreement.

2.3.6. All Liabilities relating to the Interim Financing Amendment (and any supplement, amendment, modification thereto or any agreement(s) or instrument that is in replacement or substitution therefor).

2.4 JV Companies Liabilities, Sale Company Liabilities.

Notwithstanding anything to the contrary herein, the Liabilities of the JV Companies and the Sale Companies will not be affected by this Agreement, and the Sellers will have no obligations for such Liabilities.

2.5	Deferred Items.

2.5.1. Non-Assignability. To the extent that any Contract, Permit or Environmental Permit included in the Acquired Assets is not capable of being assigned, transferred or reissued (whether pursuant to the Bankruptcy Code or. if inapplicable, then pursuant to the terms of such Contract or other applicable Law) to a Buyer at the Closing without the Consent of the issuer thereof or the other party thereto or any third party (including a Governmental Authority) (“Deferred Item(s)”), this Agreement will not constitute an assignment thereof, or an attempted assignment, unless any such Consent is obtained or the applicable Buyer specifically indicates in writing (with specific reference to this Section 2.5.1 and the Deferred Item at issue) at Closing that it desires such Deferred Item be transferred notwithstanding such restriction and indemnifies the applicable Seller for any liability relating to such transfer; provided that Sellers may not assign such right to indemnity to any Person.

2.5.2. Efforts to Obtain Necessary Consents. At the applicable Buyer’s request, the applicable Seller will, at the requesting Buyer’s sole cost and expense, use commercially reasonable efforts, and take such other commercially reasonable actions as such Buyer may request, and such applicable Buyer will, at its expense, cooperate with such Seller, to obtain the necessary Consents and to resolve the impracticalities of assignment, transfer or reissuance referred to in Section 2.5.1 before or after the Closing.

2.5.3. If Consents Cannot be Obtained. To the extent that the Consents referred to in Section 2.5.1 are not obtained by the applicable Seller, or until the impracticalities of assignment, transfer or reissuance referred to therein are resolved, such Sellers’ sole responsibility with respect to such matters, notwithstanding Sections 2.1.3 and 2.1.4, will be to appoint the applicable Buyer as its agent and to use Buyer’s commercially reasonable efforts during the twelve (12) month period commencing with the Closing to: (i) provide to the applicable Buyer the benefits of any Deferred Item; (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to such Buyer, without incurring a financial obligation to such Buyer; and (iii) enforce for the account of such Buyer and at the cost of such Buyer any rights of such Seller arising from any Deferred Item referred to in Section 2.5.1 against such issuer thereof or other party or parties thereto; provided, however, that any such efforts shall be made with the consent of such Buyer. Such Buyer will pay such Seller or the Buyer acting as Seller’s agent the cost (including the cost of any internal resources) of providing the benefits of any Deferred Item.

2.5.4. Obligation of Buyer to Perform. To the extent that any Buyer is provided the benefits pursuant to Section 2.5.3 of any Deferred Item, such Buyer will perform, on behalf of the applicable Seller, for the benefit of the issuer of the Deferred Item or the other party or parties thereto (including payment obligations) the obligations of such Seller thereunder or in connection therewith and if such Buyer fails to perform to the extent required herein, such Seller, without waiving any rights or remedies that it may have under this Agreement or applicable Laws, may suspend its performance under Section 2.5.3 in respect of the instrument which is the subject of such failure to perform unless and until such situation is remedied; or upon such Buyer’s request, such Seller will perform, at such Buyer’s sole cost and expense, in which case such Buyer will reimburse such Seller’s costs of such performance immediately upon receipt of an invoice therefor.

2.5.5. Standard of Care. Sellers will have no Liability to any Buyer arising out of the provision of the benefits of the Deferred Items other than for gross negligence or willful misconduct and will have no Liability for actions taken in accordance with the request or direction of Buyers; provided such gross negligence or willful misconduct qualification shall not apply with respect to the remittance of any collected Accounts Receivable to Buyers under any Deferred Items. Buyers will reimburse Sellers and will hold Sellers harmless from and against all Liabilities, incurred or asserted as a result of Sellers’ post-Closing direct or indirect ownership, management or operation of the Deferred Items.

2.6	Restrictive Covenants.

To the extent that the GM Acquired Assets include a contract or other obligation, including without limitation non-compete or non-solicitation agreements, which would restrict or inhibit the GM Buyers from engaging in, owning an interest in any Person engaged in, or providing support (financial or otherwise) to any Person engaged in, any line of business, Sellers shall at the request of the GM Buyers use commercially reasonable efforts to terminate such contract or obligations and, at the election of the GM Buyers, such contract or obligation shall be excluded from the Acquired Assets; and in such case, Sellers and the GM Buyers shall use their respective commercially reasonable efforts, at GM Buyer’s cost, to provide the GM Buyers with the rights and benefits of such excluded contract or obligation. To the extent that the GM Acquired Assets include a contract or obligation pursuant to which a third party has a preemptive or similar right to purchase any asset (including an equity interest in a joint venture), Sellers shall use commercially reasonable efforts to cause such third party not to exercise such right; and in such case, Sellers and GM Buyers shall use their respective commercially reasonable efforts, at GM Buyer’s cost, to provide the GM Buyers with the rights and benefits of such asset (other than with respect to joint ventures).

To the extent that the Company Acquired Assets include a contract or other obligation, including without limitation non-compete or non-solicitation agreements, which would restrict or inhibit the Company Buyer from engaging in, owning an interest in any Person engaged in, or providing support (financial or otherwise) to any Person engaged in, any line of business, Sellers shall at the request of the Company Buyer use commercially reasonable efforts to terminate such contract or obligations. To the extent that the Company Acquired Assets include a contract or obligation pursuant to which a third party has a preemptive or similar right to purchase any asset (including an equity interest in a joint venture), Sellers shall use commercially reasonable efforts to cause such third party not to exercise such right.

2.7	Allocation Among Buyers.

To the extent it is unclear whether a particular asset or liability should be considered a GM Acquired Asset or a Company Acquired Asset, or a GM Assumed Liability or a Company Assumed Liability, as the case may be (such as allocation of Accounts Receivable and accounts payable to a particular site), Delphi, the GM Buyers and the Company Buyer will work together in good faith to reasonably allocate such assets or liabilities to the GM Buyers and the Company Buyer in accordance with the principles set forth in this ARTICLE 2 and the definitions of GM Acquired Asset, Company Acquired Asset, GM Assumed Liability and Company Assumed Liability. In the event that a GM Sale Company holds Company Acquired Assets (or Company Assumed Liabilities), the GM Buyers and the Company Buyer will work together in good faith to transfer such Company Acquired Assets (or Company Assumed Liabilities) from the applicable GM Sale Company to one of the Company Buyer. In the event that a Company Sale Company holds GM Acquired Assets (or GM Assumed Liabilities), the GM Buyers and the Company Buyer will work together in good faith to transfer such GM Acquired Assets (or GM Assumed Liabilities) from the applicable Company Sale Company to one of the GM Buyers.

In addition, with respect to accounts payable and Accounts Receivable relating to the UAW Sites, the receivables will be collected and allocated and the payables paid and allocated to the appropriate Buyer as mutually agreed upon between the Company Buyer and the GM Buyers. Prior to Closing, the GM Buyers and Company Buyer will in good faith agree upon how intercompany receivables and intercompany payables shall be allocated between them following the Closing Date.

ARTICLE 3.

PURCHASE PRICE; ALLOCATION.

3.1 GM Purchase Price.

3.1.1. On the Closing Date, subject to the terms and conditions of this Agreement, in consideration of the Sales, Parent, on behalf of the GM Buyers and Old GM (solely with respect to Clause C. below) and GM (solely with respect to Clause C. below), will pay a purchase price (the “GM Purchase Price”) consisting of the following components:

A. The assumption of the GM Assumed Liabilities;

B. The assumption or payment of the applicable Cure Amounts of the GM Business included in the GM Assumed Liabilities;

C. The waiver by each of GM and Old GM of its prepetition Claims, Administrative Claims and future Claims in the Bankruptcy Cases including without limitation any such Claims pursuant to that certain Global Settlement Agreement, as amended, effective as of September 29, 2008, and each of the GM-Delphi Liquidity Agreements;

D. The payment to the DIP Agent of the DIP Payment (for distribution by the DIP Agent in accordance with the DIP Documents);

E. The payment to Delphi of certain expenses of Delphi and its Filing Affiliates following the Closing as set forth on Exhibit 3.1.1.E; and

F. 50% of professional fees (not to exceed $15,000,000 as the payment from the GM Buyers) that are Administrative Claims required to be paid in cash by the Filing Affiliates in connection with the Filing Affiliates’ emergence from Chapter 11 pursuant to the Plan of Reorganization (excluding the costs of solicitation of approval for the Plan of Reorganization), plus the costs of solicitation of approval for the Plan of Reorganization that are Administrative Claims not to exceed $12,000,000; provided, that the sum of (x) the amounts paid pursuant to this Section 3.1.1.F, plus (y) applicable Cure Amounts paid or assumed by the GM Buyers, shall not exceed, in the aggregate, $148,000,000.

3.1.2. The GM Purchase Price will be paid or delivered to the Persons provided above.

3.1.3. Following the Closing. the GM Buyers shall pay to the Company Buyer all of the net proceeds (after deducting all related costs and expenses of Delphi and GM or any of its Affiliates) that are recovered in connection with the pursuit of the Appaloosa Claim up to a maximum amount of $145,500,000.

3.2	Company Purchase Price.

3.2.1. On the Closing Date, and subject to the terms and conditions of this Agreement, in consideration of the Sales, the Company Buyer will pay or cause to be paid a purchase price (the “Company Purchase Price”) consisting of the following components:

A. The assumption of the Company Assumed Liabilities;

B. The assumption or payment of the applicable Cure Amounts of the Company Business included in the Company Assumed Liabilities;

C. An amount equal to 100% of the principal and interest due and owing in respect of the DIP Loans under the DIP Agreement (after giving effect to the application of any cash collateral for the DIP Loans) to the DIP Lenders, which amount shall be payable solely as an offset against the Claims of the DIP Lenders in respect of the DIP Loans under the DIP Agreement (the “Credit Bid”), which Credit Bid is being paid in consideration of the Company Acquired Assets, the Company Sales Securities, the GM Acquired Assets and the GM Sales Securities; and

D. 50% of professional fees (not to exceed $15,000,000 as the payment by the Company Buyer) that are Administrative Claims required to be paid in cash by the Filing Affiliates in connection with the Filing Affiliates’ emergence from Chapter II pursuant to the Plan of Reorganization (excluding the costs of solicitation of approval for the Plan of Reorganization),

3.2.2. The Company Purchase Price will be paid or delivered to the Person provided above.

3.2.3. To the extent payable following the Closing, the Company Buyer shall pay to a disbursement agent such amounts payable to the unsecured creditors of Delphi and the Filing Affiliates pursuant to the Plan of Reorganization as filed on the date of execution of this Agreement (without modification as to the consideration to be paid under this Section 3.2.3 unless consented to by Company Buyer) and the form of Company Buyer operating agreement included as an exhibit to the Securities Purchase Agreement as in effect as of the date hereof (regardless of whether such agreement is subsequently amended), for distribution to such unsecured creditors on behalf of Delphi and the Filing Affiliates, subject to the terms, conditions and limits as set forth in the Plan of Reorganization and such operating agreement, which payment to such disbursement agent shall be made only if the transactions contemplated hereby are consummated pursuant to a Plan of Reorganization and which payment shall not exceed $300,000,000 in the aggregate. Prior to the Closing Date the Official Committee of Unsecured Creditors of Delphi, and following the Closing Date DPH Holding Co., shall be an express third party beneficiary of this Section 3.2.3. and shall be entitled to directly enforce the provisions of this Section 3.2.3, and this provision cannot be amended, modified or waived without the written consent of such third-party beneficiary.

3.3	GM Purchase Price and Company Purchase Price Allocation.

The sum of the GM Purchase Price and the Company Purchase Price and any other relevant items, including the GM Assumed Liabilities and the Company Assumed Liabilities, shall be allocated among the GM Acquired Assets, the GM Sales Securities, Company Acquired

Assets and the Company Sales Securities as jointly determined by Delphi, GM and the Company Buyer within a reasonable period of time, but not longer than 90 days after the Closing Date. To the extent permitted by Law, the Sellers and Buyers agree to abide by such allocation for all Tax purposes, and shall take no position on any Tax return inconsistent with such allocation. Without limiting the foregoing, the Sellers and Buyers shall file IRS Form 8594 in a manner consistent with such allocation. Each of the Sellers and Buyers will use their respective commercially reasonable efforts to sustain such allocation in any subsequent audit, similar proceeding, appeal, or court proceeding.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF SELLERS.

Except as set forth in Delphi’s reports filed with the Securities and Exchange Commission prior to the date hereof, each Seller represents and warrants severally and jointly with Delphi to the applicable Buyers only with respect to itself and with respect to the Acquired Assets or Sale Securities being sold by such Seller to such Buyer as follows:

4.1	Organization.

Each Seller represents to the applicable Buyer that such Seller and, if applicable, the Sale Company being sold by such Seller is a legal entity duly organized, validly existing, and except as would not reasonably be expected to have a Material Adverse Effect, in good standing under the Laws of its jurisdiction of incorporation or organization. Each Seller represents to the applicable Buyer that such Seller and such, if applicable, Sale Company has or will the full requisite corporate or other organizational power and authority to own, lease and operate its assets and to carry on its business as now being conducted, and is duly qualified or licensed or admitted to do business in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed has not had and would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement. Delphi represents to the GM Buyer that it has delivered prior to the execution of this Agreement, or will deliver prior to Closing, deliver to the GM Buyer true and complete copies of the certificate of incorporation and by-laws or similar Organizational Documents of each of the Sale Companies relating to the Steering Business as in full force and effect on the date hereof. Delphi represents to the Company Buyer that it has delivered to the Company Buyer prior to the execution of this Agreement, or will deliver prior to Closing, true and complete copies of the certificate of incorporation and by-laws or similar Organizational Documents of each of the Company Sale Companies.

4.2	Authorization; Enforceability.

Each Seller represents to the applicable Buyer that subject to entry and effectiveness of the Plan Modification Order, each such Seller has or will have at Closing, the requisite corporate or other organizational power and authority to: (i) execute and deliver to the applicable Buyer this Agreement and the Ancillary Agreements to which such Seller is a party; (ii) perform its obligations hereunder and thereunder; and (iii) consummate the transactions contemplated by this Agreement and the applicable Ancillary Agreements, including to own, hold, sell and transfer (pursuant to this Agreement) the Acquired Assets and the Sale Securities. Subject to entry and effectiveness of the Plan Modification Order, if applicable, the execution and delivery of this Agreement and the Ancillary Agreements to the applicable Buyer by Delphi and each Seller that is a party to any of such agreements, and the performance by each of them of their respective obligations under any of such agreements, in the case of Delphi have been, and in the case of the other Sellers, prior to the Closing Date will be, duly authorized by all necessary corporate or other organizational action on the part of such Person. Each Seller represents to the applicable Buyer that this Agreement has been duly executed and delivered to the applicable Buyer by such Seller, and the Ancillary Agreements will be duly executed and delivered by such Seller, as applicable, and, assuming due authorization, execution and delivery by the applicable Buyers, constitutes, or will constitute, a valid and binding agreement of each Seller, as applicable, enforceable against each of them in accordance with their respective terms, except: (a) as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting the enforcement of creditors’ rights generally from time to time in effect and by general equitable principles relating to enforceability; and (b) that enforceability of this Agreement is subject to entry and effectiveness of the Plan Modification Order.

4.3	Capital Stock of the Sale Companies and JV Companies.

4.3.1. Except as set forth on Schedule 4.3.1, each Securities Seller represents to the applicable Buyer that (i) such Securities Seller’s equity interests in the Sale Company and, if applicable, JV Company, is owned, directly or indirectly, by such Securities Seller as set forth on Schedule 1 and Schedule 2 to this Agreement (which Schedule also sets forth the number and type of such equity interests held by each Securities Seller); (ii) such Securities Seller’s Sale Securities are duly authorized, validly issued, fully paid up and non-assessable and are not subject to any preemptive rights; and (iii) there are no voting trust agreements or other contracts, agreements or arrangements, to which any Securities Seller is a party, restricting voting or dividend rights or transferability with respect to the Sale Securities.

4.3.2. Except as set forth on Schedule 4.3.1 or Schedule 4.3.2. each Securities Seller represents to the applicable Buyer that there is no outstanding security, right, subscription, warrant, option, privilege or other agreement, commitment or contract, preemptive, contractual or otherwise that gives the right to: (i) purchase or otherwise receive or be issued any share capital or similar equity interest of such Sale Company or, if applicable, a JV Company or any security of any kind convertible into or exchangeable or exercisable for any share capital of such Sale Company or, if applicable, a JV Company; or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to a holder of share capital or similar equity interest of such Sale Company or, if applicable, a JV Company, including any rights to participate in the equity or income of such Sale Company or, if applicable, a JV Company, or to participate in or direct the election of any directors of such Sale Company or, if applicable, a JV Company or the manner in which any share capital or similar equity interest of such Sale Company or, if applicable, a JV Company, are voted.

4.3.3. Each Securities Seller represents to the applicable Buyer that at Closing upon payment of the Purchase Price, such Securities Seller will convey to the applicable Buyer valid and marketable title to (x) all of the issued and outstanding shares of capital stock of such Sale Company; and (y) if applicable, all shares of the JV Companies currently owned by such Securities Seller; in each case, free and clear of all Encumbrances except Permitted Encumbrances.

4.4	No Conflict or Approvals.

Except as set forth on Schedule 4.4, each Seller represents to the applicable Buyer that subject to entry and effectiveness of the Plan Modification Order and the effectiveness of the DIP Direction, and entry of a final order from the Bankruptcy Court related thereto, the execution, delivery and performance by such Seller of this Agreement and the Ancillary Agreements do not: (i) violate, conflict with or result in a breach of Organizational Documents of such Seller or, if applicable, the Sale Companies and the JV Companies; (ii) violate or result in a breach of any Governmental Order or Law applicable to such Seller, such Sale Company or the JV Companies or any of their respective properties or assets; (iii) require any Governmental Approval, except as set forth in this Agreement and in each case for consents, approvals, authorizations of, declarations or filings with the Bankruptcy Court; or (iv) result in a breach, right of acceleration, termination, modification or cancellation of any of the Material Contracts of such Seller or Sale Companies; except: (x) as would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement; or (y) are excused by or unenforceable as a result of the filing of the Bankruptcy Cases or the applicability of any provision of or any applicable law of the Bankruptcy Code.

4.5	Sufficiency of Acquired Assets.

Except as set forth on Schedule 4.5, the Acquired Assets and assets of the Sale Companies, together with the Intellectual Property rights to be licensed from Sellers to Buyers pursuant to the I P License Agreement and the services to be provided to Buyers pursuant to the Transition Services Agreement, comprise all of the assets necessary to carry on the Company Business and the Steering Business in all material respects as they are now being conducted. The Acquired Assets and assets of the Sale Companies, together with the Intellectual Property rights to be licensed from Sellers to Buyers pursuant to the IP License Agreement and the services to be provided to Buyers pursuant to the Transition Services Agreement, comprise all of the assets necessary for the GM Buyers to manufacture the UAW Site Products after closing in all material respects as now being manufactured.

4.6	Intellectual Property.

4.6.1. Schedule 1.1.D.1, Schedule 1.1.D.2 and Schedule 1.1.D.3, respectively, list all the issued Patent Rights and Patent Rights applications, all Trademark Rights registrations and applications therefor, and all Copyright registrations and applications therefor, included in the Purchased Intellectual Property for the Steering Business identified as of the date of this Agreement. Except as: (i) set forth in Schedule 1.1.D.1; or (ii) instances in which such issued Patent Rights or Patent Rights applications are jointly owned with a third party, or (iii) as would not reasonably be expected to result in a Material Adverse Effect and subject to Permitted Encumbrances and the rights and limitations established by the Material Contracts, Sellers own the entire right, title and interest in their respective Purchased Intellectual Property, and have the right to transfer such Sellers’ right, title and interest in them and have the right to license the Shared Intellectual Property as set forth in this Agreement. Buyers shall have the right to bring actions for all past, present and future infringement or unauthorized use of the Purchased Intellectual Property.

4.6.2. There are no licenses to Affiliates of Sellers of Steering Technology other than those set forth in Schedule 4.6.2.

4.6.3. Except as set forth in Schedule 4.6.3 with respect to the Steering Business as of the date of such schedule, and except as would not reasonably be expected to have Material Adverse Effect: (i) each Seller has not, to such Seller’s Knowledge, infringed, misappropriated or otherwise violated, and the operation of the Business as currently conducted does not to such Sellers’ Knowledge infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party to any extent that would have a Material Adverse Effect; and (ii) each Seller has no Knowledge of any allegation by any third party of such Seller’s Intellectual Property infringement or misappropriation, resulting from the operation of the Business during the last three (3) years that would have a Material Adverse Effect.

4.6.4. Except as set forth in Schedule 4.6.4 with respect to the Steering Business as of the date of such schedule, each Seller has no Knowledge of any material infringement, misappropriation or other violation of such Seller’s Purchased Intellectual Property by any Person that would have a Material Adverse Effect

4.6.5. Except as set forth on Schedule 4.6.5 with respect to the Steering Business as of the date of such schedule, and except as would not reasonably be expected to have Material Adverse Effect: (i) Delphi has received no notice of a claim by any third party contesting the validity, enforceability, use or ownership of any of the material Purchased Intellectual Property within the past three (3) years that to Delphi’s Knowledge is currently outstanding or is threatened; and (ii) each Seller and Sale Company has taken reasonable measures to protect the confidentiality and value of such Seller’s and Sale Company’s Trade Secrets included in the Purchased Intellectual Property.

4.7 Personal Property Assets, Inventory.

4.7.1. Each Seller represents to the applicable Buyer that except as would not reasonably be expected to result in a Material Adverse Effect, such Asset Seller and such Sale Company have good title to, or hold by valid and existing lease or license, all of their Personal Property included in their respective Acquired Assets. All such Personal Property is free and clear of all Encumbrances, other than Permitted Encumbrances.

4.7.2. Each Seller represents to the applicable Buyer that such Sale Company and such Asset Seller, with respect to their Acquired Assets, will own, or have valid leasehold interests in, all of their Personal Property and Inventory being transferred to applicable Buyers under this Agreement, and to each Seller’s Knowledge, all of their respective transferred Personal Property used by the applicable Business are in such condition (considering age and purpose for which they are used) as to enable the applicable Business to be conducted as currently conducted without material disruption.

4.7.3. Each Seller represents to the applicable Buyer that except as would not result in a Material Adverse Effect, the Inventory included in such Seller’s Acquired Assets will, as of the Closing, be: (i) located at the Real Property; (ii) of a quality usable and saleable in the Ordinary Course of Business, subject to normal allowances for spoilage, damage and outdated items.

4.8 Real Property.

4.8.1. Leased Properties. Schedule 4.8.1 lists the address of all real property leased, subleased or equivalent leasehold rights in U.S. and non-U.S. jurisdictions, by any GM Sale Company or constituting GM Acquired Assets (the “GM Leased Real Property”), including any option to purchase the underlying property and leasehold improvements thereon and all security deposits deposited on or on behalf of each Seller related to such leases. Delphi has made available to Parent true and complete copies of the leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (the “Leases”) and subleases covering the GM Leased Real Property (as amended to the date of this Agreement). With respect to the GM Leased Real Property, each lease and sublease and except as otherwise specified on Schedule 4.8.1 or where the failure of any of the following to be true and correct has not and would not reasonably be expected to have a Material Adverse Effect:

A. The Leases are, to the Knowledge of the applicable Seller, in all material respects, valid, binding, enforceable and in full force and effect, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law); and

B. (i) None of the Sale Companies, or the Asset Sellers or, to the Knowledge of the applicable Seller, any other party to its Leases, is in material breach under its Leases, other than with respect to monetary defaults by such Asset Sellers under the Leases that are curable by payment of all Cure Amounts, if applicable, and, to the Knowledge of Sellers, no event has occurred which, with the delivery of notice or passage of time or expiration of any grace period would constitute a material breach of the respective Sale Company’s or its Asset Seller’s obligations under the Leases (except with respect to breaches that need not be cured under Section 365 of the Bankruptcy Code for the Filing Affiliates to assume and assign the Leases to Buyer, if applicable); and (ii) none of the Sale Companies or the Asset Sellers has received a notice of breach with respect to its Leases.

4.8.2. Owned Properties. Schedule 4.8.2 lists the address of all real property owned by any of the GM Sale Companies or GM Asset Sellers or which constitutes GM Acquired Assets (the “GM Owned Real Property”). With respect to each such parcel of the GM Owned Real Property and except as otherwise specified on Schedule 4.8.2, the identified owner has good and marketable fee simple title, or equivalent title rights in non-U.S. jurisdictions, to the parcel of the GM Owned Real Property, free and clear of any Encumbrances, except for Permitted Encumbrances.

4.9 Financial Statements.

4.9.1. The GM Sellers represent to the GM Buyers as follows with respect to the Steering Business: Schedule 4.9.1 sets forth the unaudited combined balance sheets of the Global Steering Business as of December 31, 2005 and 2006 and the related unaudited combined statements of income for the years ended December 31, 2005 and 2006 (referred to as the “Historical Financial Statements”). Except as set forth on Schedule 4.9.1, and limited to such applicable Seller’s Knowledge with respect to the JV Companies, each Historical Financial Statement was, at the time prepared, (i) true, correct and complete in all material respects with respect to the purpose for which it was prepared, as of the date thereof, subject to the absence of notes and normal year end adjustments; (ii) consistent with prior practice, subject to the exceptions and adjustments described in Schedule 4.9.2; (iii) prepared from the accounting records of the Asset Sellers, Sale Companies and JV Companies, in accordance with the specific accounting treatments consistently used by Seller in preparation of its books and records; (iv) with respect to the Historical Financial Statements, subject to the exceptions and adjustments set forth in Schedule 4.9.2, presents fairly in all material respects the financial condition and the results of operations of the combined business as of the respective dates of and for the periods referred to in such financial statements; and (v) in accordance with GAAP. For the avoidance of doubt, subparagraph (iii) shall take precedence over subparagraphs (iv) and (v), and subparagraph (iv) shall take precedence over subparagraph (v).

4.9.2. The GM Sellers represent to the GM Buyers as follows: Except as specifically reflected or reserved against in the December 31, 2006 balance sheet that is part of the Historical Financial Statements or otherwise disclosed on Schedule 4.9.2, there are no Liabilities that would be required to be disclosed in accordance with GAAP against, relating to or affecting the Steering Business, other than Liabilities incurred in the Ordinary Course of Business since December 31, 2006.

4.10 Compliance with Law; Permits.

Except as set forth on Schedule 4.10, each Seller represents to the applicable Buyer that except as would not reasonably be expected to result in a Material Adverse Effect, its applicable Business is currently in material compliance with all material Laws. Each of the Sale Companies possess all Permits necessary to own, lease and operate its assets and conduct the applicable Business as currently conducted, and the Asset Sellers possess all Permits necessary to own, lease and operate their respective Acquired Assets except as would not reasonably be expected to result in a Material Adverse Effect. The representations and warranties relating to Environmental Laws and Environmental Permits are exclusively set forth in Section 4.15.

4.11 Proceedings; Orders.

Each Seller represents to the applicable Buyer that except as would not reasonably be expected to result in a Material Adverse Effect, and except for the pendency of the Bankruptcy Cases (and except with respect to compliance with Environmental Laws, which is covered by Section 4.15), there are no Proceedings or Governmental Orders pending against such Sale Company or such Asset Sellers or, to the Knowledge of each Seller, the JV Companies, and to the Knowledge of each Seller there are no Proceedings or Governmental Orders threatened against any of such Sale Company, such Asset Sellers or the JV Companies with respect to its applicable Business.

4.12 Tax Matters.

4.12.1. Except as set forth in Schedule 4.12.1, each Sale Company and Asset Seller has: (i) duly and timely filed with the appropriate federal, state, local and foreign authorities or governmental agencies, all of its material Tax Returns required to be filed and, when filed, such Tax Returns were true, correct and complete in all material respects; and (ii) paid all of its material Taxes shown thereon as due and owing, except in the case of Filing Affiliates, Taxes which may have been prohibited by the Bankruptcy Code.

4.12.2. The Sellers and Sale Companies have each withheld and paid all of their respective material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Transferred Employee.

4.12.3. Except as set forth in Schedule 4.12.3, no Sale Company has received any notice of assessment with respect to the potential underpayment of Taxes or other deficiency. Except as disclosed in Schedule 4.12.3, all assessments made as a result of any examinations with respect to, in connection with, associated with or related to, the Sale Companies have been fully paid or are fully reflected as a liability in the financial statements of the Sale Company.

4.12.4. No Sale Company is a party to any agreement, Contract or plan that has resulted or would result, separately or in the aggregate, in the payment of any excess parachute payments within the meaning of Code Section 2800.

4.12.5. Except with respect to Taxes not yet due and payable or as set forth in Schedule 4.12.5, there are no tax liens on the Acquired Assets or on any of the assets of the Sale Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

4.12.6. Except as set forth in Schedule 4. 12.6, no Sale Companies have waived any statue of limitations or agreed to any extension of time with respect to an assessment or deficiency of Taxes.

4.13 Employee Benefits; Labor.

4.13.1. Schedule 4.13.1 contains a list of all U.S. Employees and Non-U.S. Employees of the Steering Business, and employees of the Sale Companies included in the Steering Business. including for all such employees: (i) each such person’s title or job/position/job code; (ii) each such person’s job designation (i.e., salaried or hourly); (iii) each such person’s location of employment; (iv) each such person’s employment status (i.e., actively employed (including without limitation those on layoff status) or not actively at work (due to, e.g., illness, short term disability, sick leave, authorized leave or absence, etc.)); (v) each such person’s current annual base rate of compensation; (vi) each person’s date of hire; and (vii) any material, individual specific provisions relating to such person’s employment (e.g., non-compete agreement, separation pay agreement), in each case, to the extent permitted to be disclosed under applicable Law (including local privacy laws).

4.13.2. Schedule 4.13.2, sets forth a list of the Seller Employee Benefit Plans, including each Non-U.S. Benefit Plan for the employees of the Steering Business and each Employee Benefit Plan for U.S. Employees.

4.13.3. To the extent applicable to employees of the Steering Business and each Seller Employee Benefit Plan for U.S. Employees. copies of the following materials have been delivered or made available to Parent with respect to each Seller Employee Benefit Plan to the extent applicable to the Steering Business: (i) current plan documents, any related trust agreements, service provider agreements, insurance contracts or agreements with investment managers; (ii) the most recent summary plan description and summary of material modifications to the extent not included in the summary plan description in each case distributed to employees; (iii) current agreements and other documents relating to the funding or payment of benefits; and (iv) the most recent actuarial valuation report, if applicable.

4.13.4. Except as set forth in Schedule 4.13.4, or where the failure to comply would not have a Material Adverse Effect, the Seller Employee Benefit Plans are in compliance with their terms and applicable requirements of ERISA, the Code and other Laws (if applicable). Each Seller Employee Benefit Plan and related trust which is intended to be qualified within the meaning of Section 401 or 501, as applicable, of the Code has received a favorable determination letter as to its qualification and to the Knowledge of Sellers, nothing has occurred that could reasonably be expected to adversely affect such determination.

4.13.5. Except as: (i) set forth in Schedule 4.13.5; and (ii) routine claims for benefits by participants and beneficiaries, there are no pending or, to the Knowledge of Sellers, material threatened Proceedings in the U.S. with respect to any Seller Employee Benefit Plans of the Steering Business or that otherwise might have a Material Adverse Effect with respect to the other Seller Employee Benefit Plans applicable to any U.S. Employees.

4.13.6. Except as set forth in Schedule 4.13.6 no event or condition has occurred in connection with which any of the Sale Companies or Sellers or any member of the Controlled Group (as defined below) could be subject to any material Liability or Encumbrance under Title IV of ERISA.

4.13.7. None of the Sale Companies nor any member of the Controlled Group (as defined below) currently has or for the past five (5) years has had an obligation to contribute to a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code.

4.13.8. With respect to each group health plan that is subject to Section 4980B of the Code maintained by any entity described in this Section 4.13.8. the Sale Companies and each member of the Controlled Group (as defined below) have complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, except where the failure to so comply would not have a Material Adverse Effect. Except as set forth on Schedule 4.13.8, no Seller Employee Benefit Plan provides welfare coverage that extends after the termination of employment other than for continued coverage provided pursuant to the requirements of Section 4980B of the Code or other similar provision of state law. For purposes of this Agreement, “Controlled Group” means any trade or business (whether or not incorporated): (i) under common control within the meaning of Section 4001(b)(1) of ERISA with any of the Sale Companies; or (ii) which together with any of the Sale Companies is treated as a single employer under Section 414(t) of the Code.

4.13.9. Sellers are not in default in performing any of their obligations under any Seller Employee Benefit Plan or any related trust agreement or insurance contract with respect to the Steering Business or, in the case of any other business of the Sellers, where such default would reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 4.13.9, all contributions and other payments required to be made by Sellers to any Seller Employee Benefit Plan with respect to any period ending before or at the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor. There are no material outstanding Liabilities of, or related to, any Seller Employee Benefit Plan other than Liabilities for benefits to be paid in the Ordinary Course of Business to participants in such Seller Employee Benefit Plan and their beneficiaries in accordance with the terms of such Seller Employee Benefit Plan. Except as set forth on Schedule 4.13.9, there are no Contracts or other arrangements providing for any bonus or other payments to any Transferred Employees arising as a result of the transactions contemplated hereby.

4.13.10. No transaction contemplated by this Agreement will result in liability under Sections 4062, 4063, 4064, or 4069 of ERISA or otherwise, with respect to Sellers or Buyers or any corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA, and no event or condition exists or has existed which would reasonably be expected to result in any such liability with respect to the foregoing within the meaning of Section 4001 of ERISA.

4.13.11. Schedule 4.13.11 lists all material Collective Bargaining Agreements applicable to employees of the Steering Business or U.S. Hourly Employees. Sellers have given access or delivered to Buyer true, correct and complete copies of each of the Collective Bargaining Agreements with respect to the Steering Business and the Seller’s business in the U.S. Except as disclosed on Schedule 4.13.11, Sellers are, and for the past twelve (12) months (i) with respect to the Steering

Business and the Seller’s business in the U.S. have remained in material compliance with each Collective Bargaining Agreement and (ii) with respect to the Seller’s non-U.S. business have remained in compliance with each Collective Bargaining Agreement except where failure to be in compliance would not have a Material Adverse Effect. With respect to the transactions contemplated under this Agreement, any notice required under any Law or Collective Bargaining Agreement has been or prior to Closing will be given, and Seller will be in compliance with all bargaining obligations with any employee representative except where failure to be in compliance would not have a Material Adverse Effect.

4.13.12. Except as disclosed on Schedule 4.13.12: (i) with respect to the Seller’s Steering Business and Seller’s U.S. business, there is no labor strike, dispute, slowdown or stoppage actually pending or, to Sellers’ Knowledge, threatened against or involving Sellers or any Sale Company; (ii) with respect to the Seller’s Steering Business and Seller’s U.S. business, neither Sellers nor any Sale Company has in the past three (3) years experienced any work stoppage or other labor difficulty or organizational activity relating to any of its employees; (iii) with respect to the Seller’s Steering Business, no material labor grievance relating to any employee of Sellers or any Sale Company is pending as of the date of Schedule 4.13.12; and (iv) with respect to the Seller’s Steering Business and Seller’s U.S. business, neither Sellers nor any Sale Company has any labor negotiations in process with any labor union or other labor organization. Except as set forth on Schedule 4.13.12 or as would not have a Material Adverse Effect, there are no pending litigations, administrative proceedings, grievances, arbitrations, investigations or claims against Sellers or any Sale Companies whether under applicable Laws, Collective Bargaining Agreements, employment agreements or otherwise asserted by any present employee or former employee (or their representative) or any other Person as relates to the Business, including claims on account of or for: (a) overtime pay, other than overtime pay for work done during the current payroll period; (b) wages or salary for any period other than the current payroll period; (c) any amount of vacation pay or pay in lieu of vacation or time off; or (d) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours at work, and, to Sellers’ Knowledge, there are no such claims which have yet to be asserted.

4.13.13. With respect to each benefit plan, bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, vacation pay, sick pay or other fringe benefit plan, arrangement or practice that is currently sponsored or maintained outside the jurisdiction of the United States by any Sale Company, that is not subject to the laws of the United States, and that covers an employee of a Sale Company that resides or works outside the United States (each a “Non-U.S. Benefit Plan”), the following representations are made with respect to those Non U.S. Benefit Plans (x) with respect to the Seller’s Steering Business and (y) except as would not have or reasonably be expected to have a Material Adverse Effect, with respect to the Seller’s businesses other than the Seller’s Steering Business:

A. All employer and employee contributions, to the extent directly paid by the employer, to each Non U.S. Benefit Plan required by law or by the terms of such Non U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with GAAP; and

B. Each Non U.S. Benefit Plan required to be registered or approved has been registered or approved and has been maintained in good standing with applicable regulatory authorities. Each Non U.S. Benefit Plan is now and always has been operated in material compliance with all applicable Laws.

4.14	Contracts.

4.14.1. Schedule 4.14.1 sets forth a true and complete list as of the date of such schedule of each of the following Contracts to which such Sale Company, or such Asset Seller with respect to the Steering Business, is a party or by which any of them is bound, other than Seller Employee Benefit Plans (collectively, the “Material Contracts”):

A. Contracts (other than purchase order Contracts) involving the expenditure by the Sale Companies or the Asset Sellers in respect of the Steering Business of more than $500,000 in any instance for the purchase of materials, supplies, equipment or services, excluding any such contracts that are terminable by the Sale Companies or the Asset Sellers without penalty on not more than one hundred eighty (180) days notice;

B. Indentures, mortgages, loan agreements, capital leases, security agreements or other agreements for the incurrence of material Debt Obligations with respect to the Steering Business;

C. Guarantees of obligations (other than endorsements made for collection) involving the potential expenditure by the Sale Companies or the Asset Sellers in respect of the Steering Business after the date of this Agreement of more than $500,000 in any instance;

D. Contracts under which any Seller or the Sale Companies has licensed material Purchased Intellectual Property to, or material Licensed Intellectual Property from, any other Person with respect to the Steering Business;

E. Partnership, joint venture agreements or other agreements involving a sharing of profits or expenses by the Sale Companies or the relevant Asset Seller party thereto with respect to the Steering Business;

F. All Contracts containing any provision or covenant prohibiting or materially limiting the ability of any Sale Company to engage in any Business activity or in any region or compete with any Person with respect to the Steering Business;

G. All Contracts (other than purchase order Contracts with Affiliates) between the Sale Companies or Asset Sellers with respect to the Steering Business, on the one hand, and any Seller or its officers, directors or Affiliates (other than the Sale Companies or any of the Asset Sellers with respect to the Steering Business);

H. Contracts (other than purchase order Contracts) providing that a Sale Company or any Asset Seller in respect of the Steering Business will receive future payments aggregating more than $2,500,000 per annum or $10,000,000 in the aggregate prior to the expiration of such Contract;

I. Collective Bargaining Agreements, works council agreements and similar agreements with any labor organization or employee representative with respect to the Steering Business;

J. All letters of credit, performance bonds and other similar items issued and outstanding in connection with the Steering Business; and

K. Agreements compromising. settling or resolving any material dispute affecting a Seller or a Sale Company pursuant to which, on or after the execution date of this Agreement, any Seller, with respect to a matter that would otherwise become an Assumed Liability, or any Sale Company will be required to pay consideration valued in excess of $500,000 or to satisfy monitoring or reporting obligations to any Governmental Authority outside the Ordinary Course of Business with respect to the Steering Business.

4.14.2. As of the date of such schedule and with respect to the Steering Business, except as set forth in Schedule 4.14.2, and other than with respect to monetary defaults by Sellers under Material Contracts that are curable by payment of all Cure Amounts, if applicable, no event has occurred or would be reasonably likely to occur as of the date of such schedule that constitutes a material default (except with respect to defaults that need not be cured under Section 365 of the Bankruptcy Code for Sellers to assume and assign such Material Contracts to Buyers, if applicable) by: (i) any of the Sale Companies or any Asset Seller under any Material Contract; or (ii) any other party to any Material Contract. As of the date of such schedule and with respect to the Steering Business, Schedule 4.14.2 identifies all Post Petition Contracts included within the Material Contracts, other than immaterial PostPetition Contracts and open purchase orders entered into in the Ordinary Course of Business.

4.14.3. The Sellers have made or will make available to the GM Buyers a true and correct copy of all written Contracts disclosed on Schedule 4.14.1 (other than purchase orders and those subject to confidentiality provisions that prohibit disclosure to third parties), in each case together with all amendments, waivers or other changes thereto.

4.15	Environmental Matters.

Except as disclosed in Schedule 4.15, since January 1, 1999, to the Knowledge of each of the Sellers with respect to such Seller’s Business or except as would not reasonably be expected to result in a Material Adverse Effect:

4.15.1. The Business is in compliance with Environmental Laws and with Environmental Permits applicable to the Business and the Real Property;

4.15.2. From February 1, 2009 through the Closing, no lien, restrictive covenant, engineering and/or institutional control or other land or resource use restriction has been, nor shall any be, recorded against or imposed upon the Real Property under Environmental Laws;

4.15.3. None of the Sale Companies or the Asset Sellers with respect to their respective Acquired Assets and their Business has received any written notice from a Governmental Authority alleging that the Business as currently operated violates in any material respects any Environmental Laws or Environmental Permits;

4.15.4. Each Sale Company and Asset Seller with respect to their respective Acquired Assets and their Business has not received and has no Knowledge of the issuance of any Claim under Environmental Law with respect to the Real Property;

4.15.5. Each Sale Company and Asset Seller with respect to their respective Acquired Assets and their Business has obtained and maintains in full force and effect all Environmental Permits required for the operation of the Business and occupancy of the Real Property; and

4.15.6. By the Closing Date, Sellers shall have delivered or otherwise made available to (a) the GM Buyers, the GM Environmental Records and all Environmental Records at any GM Real Property relating to the GM Business, and (b) the Company Buyer, all Environmental Records at any Company Real Property relating to the Company Business.

4.16	Insurance.

4.16.1. Schedule 4.16 contains a complete and correct list, in all material respects, of all material policies of insurance, other than Insurance Policies relating to multiple business lines of Delphi, covering any of the assets primarily used in the Steering Business, other than Excluded Assets, indicating for each policy the carrier, risks insured, the amounts of coverage, deductible, expiration date and any material pending claims thereunder.

4.16.2. Each Seller represents to the applicable Buyer that except as would not reasonably be expected to result in a Material Adverse Effect, with respect to their Transferred Insurance Policies, all such policies are outstanding and in full force and effect and neither the Sale Companies, the Asset Sellers nor the Person to whom any policy has been issued has received any notice of cancellation or termination in respect of any policy or is in default thereunder. Each Seller represents to the applicable Buyer that neither such Sale Company, such Asset Sellers nor the Person to whom any Policy has been issued has received notice that any insurer under such Transferred Insurance Policies is denying coverage or defending under a reservation of rights clause.

4.17.	No Brokers’ Fees.

Each Seller represents to the applicable Buyer that such Seller has employed no finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby for which Buyers, the Sale Companies or the JV Companies would be liable (including any claim for a finder’s fee or brokerage commission).

4.18	Affiliate Transactions.

Each Seller represents to the applicable Buyer that except as would not reasonably be expected to result in a Material Adverse Effect, (i) none of its officers or directors of any Seller provides or causes to be provided any assets, services or facilities used or held for use in connection with the Business; and (ii) the Business does not provide or cause to be provided any assets, services or facilities to any such officer or director.

4.19	No Other Representations or Warranties.

Except for the representations and warranties contained in this ARTICLE 4: (i) the Sellers make no other express or implied representation or warranty to any of the Buyers; and (ii) no Seller is making any representations with respect to any plan(s) of Buyers for the future conduct of the Business, or any implied warranties of merchantability or fitness for a particular purpose. For the avoidance of doubt, except for the representations and warranties contained in this ARTICLE 4, no warranty or representation is given on the contents of the documents provided during due diligence, including any information in any Data Room and any other reports, financial forecasts, projections or information furnished by or on behalf of Delphi or any Seller or their officers, directors, employees, agents or representatives or in any other documents or other information not contained in this Agreement or the Ancillary Agreements.

4.20	Fair Disclosure; Schedule Data.

4.20.1. The information set forth in each Section of the Schedules shall be deemed to provide the information contemplated by, or otherwise qualify, the representation and warranties of the Sellers set forth in the corresponding section or subsection of the agreement and any other representation of the Sellers, but only to the extent that it is reasonably apparent on the face of the Schedule that it applies to such other representation.

4.20.2. The information set forth on the schedules referred to in this ARTICLE 4 in each case is only provided as of the date set forth on such schedule. To the extent that a schedule is dated prior to the date of this Agreement, the related representation in this Agreement is only made as of such date.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF GM BUYERS.

The GM Buyers jointly and severally represent and warrant to the GM Sellers and to the Company Buyer as follows:

5.1	Organization.

Each GM Buyer represents to the GM Sellers that it is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each GM Buyer represents to the GM Sellers that it has the full requisite corporate or other organizational power and authority to own, lease and operate its assets and to carry on its business as now being conducted, and is duly qualified or licensed or admitted to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed: (i) has not had and would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of GM Buyers to consummate the transactions contemplated by this Agreement; or (ii) would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on GM Buyers.

5.2	Authorization; Enforceability.

Each GM Buyer represents to the GM Sellers that it has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to the GM Sellers and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to the GM Sellers by each GM Buyer and the performance by each of them of their respective obligations hereunder and thereunder, in the case of Parent have been, and in the case of the other Buyers prior to the Closing Date will be, duly authorized by all necessary corporate action on the part of such GM Buyer and, upon such authorization, no other corporate or shareholder proceedings or actions are necessary to authorize or consummate this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the GM Buyers, and the Ancillary Agreements will be duly executed and delivered by the applicable GM Buyers and, assuming due authorization, execution and delivery by Sellers, constitutes, or will constitute, a valid and binding agreement of the applicable GM Buyers, enforceable against each of them in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

5.3	No Conflicts or Approvals.

Each GM Buyer represents to the GM Sellers that the execution, delivery to the GM Sellers and performance by GM Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the GM Buyers of the transactions contemplated hereby and thereby do not and will not: (i) violate, conflict with or result in a breach by the GM Buyer of the Organizational Documents of the GM Buyer; (ii) violate, conflict with or result in a breach of, or constitute a default by GM Buyer (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which the GM Buyer or any of its properties or assets may be bound; (iii) violate or result in a breach of any Governmental Order or Law applicable to GM Buyer or any of its properties or assets; or (iv) except for applicable requirements of the HSR Act, the EC Merger Regulation and other applicable Competition/Investment Law, require any Governmental Approval, except, with respect to the foregoing clauses (ii), (iii) and (iv) above, as would not, individually or in the aggregate, have a material adverse effect on the ability of GM Buyer to consummate the transactions contemplated by this Agreement.

5.4	Proceedings.

Each GM Buyer represents to the GM Sellers that as of the date hereof, there are no Proceedings pending or, to the Knowledge of GM Buyer, threatened against GM Buyer that would reasonably be expected to restrain, delay or inhibit the ability of GM Buyer to consummate the transactions contemplated by this Agreement. Each GM Buyer represents to the GM Sellers that as of the date hereof, such GM Buyer is not subject to any Governmental Order that would reasonably be expected to restrain, delay or otherwise inhibit the ability of such GM Buyer to consummate the transactions contemplated by this Agreement.

5.5	Investment Representations.

5.5.1. Each GM Buyer represents to the GM Sellers that the GM Buyer is acquiring the GM Sales Securities for its own account solely for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or the applicable securities Laws of any other jurisdiction. Each GM Buyer agrees with GM Sellers that it will not transfer any of the GM Sales Securities, except in compliance with the Securities Act and with the applicable securities Laws of any other jurisdiction.

5.5.2. Each GM Buyer represents to the GM Sellers that such GM Buyer is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

5.5.3. Each GM Buyer represents to the GM Sellers that such GM Buyer understands that the acquisition of the GM Sales Securities to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Each GM Buyer represents to the GM Sellers that GM Buyer and its officers have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement and acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in the GM Sales Securities to be acquired by it pursuant to the transactions contemplated hereby.

5.5.4. Each GM Buyer further understands and acknowledges to the GM Sellers that the GM Sales Securities have not been registered under the Securities Act or under the applicable securities Laws of any other jurisdiction and agrees with GM Sellers that the GM Sales Securities may not be transferred unless such transfer is pursuant to an effective registration statement under the Securities Act or under the applicable securities Laws of any other jurisdiction, or, in each case, pursuant to an applicable exemption therefrom.

5.5.5. GM Buyer acknowledges to GM Seller that the offer and sale of the GM Sales Securities has not been accomplished by the publication of any advertisement.

5.6	Financial Ability.

GM Buyers have the financial ability or will have available at Closing, sufficient Cash in immediately available funds to pay the GM Purchase Price, and all costs, fees and expenses necessary to consummate the transactions contemplated by this Agreement.

5.7	Adequate Assurance of Future Performance.

Each GM Buyer represents to the Sellers that such GM Buyer will be able to provide, at or prior to Closing, adequate assurance of its future performance (or future performance of any applicable subsidiary of a GM Buyer) under each applicable Acquired Contract to the parties thereto (other than Sellers) in satisfaction of Section 365(f)(2)(B) of the Bankruptcy Code, and no other or further assurance will be necessary thereunder with respect to any Acquired Contract. Each GM Buyer acknowledges to the applicable GM Seller and agrees with the GM Seller that if it is necessary to provide a Contract counter-party with additional assurances to satisfy such GM Buyer’s obligations to provide adequate assurance in accordance with this Section 5.7, all such costs and expenses or other actions required will be borne and performed by such GM Buyer without recourse to Sellers.

5.8	No Brokers’ Fees.

Except for Evercore Partners and AlixPartners (which shall be paid by GM or a GM Buyer), payment of whose fees will be solely GM’s responsibility, each GM Buyer represents to the GM Sellers that such GM Buyer has not employed any finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby for which Sellers would be liable.

5.9	Anti-Money Laundering.

Each GM Buyer represents to the GM Sellers that such GM Buyer is in compliance with: (i) all applicable provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-57) (“USA PATRIOT Act”) as amended and all regulations issued pursuant to it; (ii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibited Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (iii) the International Emergency Economic Power Act (50 U.S.C. 1701 et seq.), and any applicable implementing regulations; (iv) the Trading with the Enemies Act (50 U.S.C. 50 et seq.), and any applicable implementing regulations; and (v) all applicable legal requirements relating to anti-money laundering, anti-terrorism and economic sanctions in the jurisdictions in which any Buyer operates or does business. Neither such GM Buyer nor any of its directors, officers or affiliates is identified on the United States Treasury Department Office of Foreign Asset Control’s (“OFAC”) list of “Specially Designated Nationals and Blocked Persons” (the “SDN List”) or otherwise the target of an economic sanctions program administered by OFAC, and such GM Buyer is not affiliated in any way with, nor providing financial or material support to, any such persons or entities. Each GM Buyer agrees that should it or any GM Buyer, or any of their directors, officers or affiliates be named at any time prior to Closing on the SDN List, or any other similar list maintained by the U.S. Government, it will inform Delphi in writing immediately.

5.10	Compliance with Laws.

Each GM Buyer represents to the GM Sellers that such GM Buyer is in compliance with all Laws applicable to such GM Buyer, except with respect to those violations that would not reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting such GM Buyer from consummating the transactions contemplated by this Agreement.

5.11	No Undisclosed Agreements.

GM Buyer has disclosed and will disclose all written agreements between it and the Company Buyer relating to the subject matter of this Agreement or Delphi.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES OF GM

6.1	Authorization; Enforceability.

GM represents to Delphi that it has the requisite corporate power and authority to execute and deliver the Buyer Loan Documents and the Securities Purchase Agreement (together, and including, without limitation, any and all exhibits, annexes, schedules, fee letters and other ancillary documents, the “GM Financing Agreements”) and this Agreement and perform its obligations thereunder and hereunder. The execution and delivery of this Agreement and the GM Financing Agreements by GM and the performance by GM of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of GM, and no other corporate or shareholder proceedings or actions are necessary to authorize or consummate this Agreement, the GM Financing Agreements or the transactions contemplated hereby or thereby. This Agreement and the Securities Purchase Agreement have been duly executed and delivered by GM, and the Buyer Loan Documents will have been duly executed and delivered by GM, on or prior to the Closing and, assuming due authorization, execution and delivery by the other parties hereto and thereto (other than the GM Buyers), constitutes, or in the case of the Buyer Loan Documents will constitute as of the Closing, a valid and binding agreement of GM, enforceable against GM in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

6.2	No Conflicts or Approvals.

GM represents to Delphi that the execution, delivery and performance by GM of this Agreement and the GM Financing Agreements (when executed) and the consummation by GM of the transactions contemplated hereby and thereby do not and will not: (i) violate, conflict with or result in a breach by the GM of the Organizational Documents of GM; (ii) violate, conflict with or result in a breach of, or constitute a default by GM (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which the GM or any of its properties or assets may be bound; (iii) violate or result in a breach of any Governmental Order or Law applicable to GM or any of its properties or assets; or (iv) except for applicable requirements of the HSR Act and other applicable Competition/Investment Law, except, with respect to the foregoing clauses (ii), (iii) and (iv) above, as would not, individually or in the aggregate, have a material adverse effect on the ability of GM to consummate the transactions contemplated by this Agreement, the Securities Purchase Agreement or the Buyer Loan Documents (when executed).

6.3	GM Financing Arrangements.

GM represents to Delphi that it has delivered to Delphi (a) a true, correct and complete signed copy of the Securities Purchase Agreement, including all exhibits and schedules thereto and (b) a true correct and complete copy of the form of Buyer Loan Documents, including all exhibits and schedules thereto, pursuant to which GM has agreed to provide to the Company Buyer on or prior to the Closing Date the equity and debt financing described therein (the “GM Financing”). The GM Financing is subject to no contingencies or conditions other than those set forth in the copies of the GM Financing Agreements delivered to Delphi. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of GM under the GM Financing Agreements.

ARTICLE 7.

REPRESENTATIONS AND WARRANTIES OF COMPANY BUYER.

The Company Buyer represents and warrants (and to the extent there is more than one Company Buyer, the Company Buyer jointly and severally represent and warrant) to the Company Sellers and the GM Buyers, as follows:

7.1 Organization.

The Company Buyer represents to the Company Sellers that it is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. The Company Buyer represents to the Company Sellers that it has the full requisite corporate or other organizational power and authority to own, lease and operate its assets and to carry on its business as now being conducted, and is duly qualified or licensed or admitted to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed: (i) has not had and would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of Company Buyer to consummate the transactions contemplated by this Agreement; or (ii) would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Company Buyer.

7.2 Authorization; Enforceability.

The Company Buyer represents to the Company Sellers that it has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to the Sellers and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by the Company Buyer and the performance by each of them of their respective obligations hereunder and thereunder, have been, and in the case of the other Company Buyer prior to the Closing Date will be, duly authorized by all necessary corporate action on the part of such Company Buyer and, upon such authorization, no other corporate or shareholder proceedings or actions are necessary to authorize or consummate this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby. The Company Buyer represents to the Company Sellers that this Agreement has been duly executed and delivered by the Company Buyer to the Company Sellers, and the Ancillary Agreements will be duly executed and delivered by the Company Buyer and, assuming due authorization, execution and delivery by all other parties thereto (other than the Company Buyer), constitutes, or will constitute, a valid and binding agreement of the applicable Company Buyer, enforceable against each of them in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

7.3 No Conflicts or Approvals.

The Company Buyer represents to the Company Sellers that the execution, delivery to the Sellers and performance by Company Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company Buyer of the transactions contemplated hereby and thereby do not and will not: (i) violate, conflict with or result in a breach by the Company Buyer of the Organizational Documents of the Company Buyer; (ii) violate, conflict with or result in a breach of, or constitute a default by Company Buyer (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which the Company Buyer or any of its properties or assets may be bound; (iii) violate or result in a breach of any Governmental Order or Law applicable to Company Buyer or any of its properties or assets; or (iv) except for applicable requirements of the HSR Act, the EC Merger Regulation and other applicable Competition Investment Law, require any Governmental Approval, except, with respect to the foregoing clauses (ii), (iii) and (iv) above, as would not, individually or in the aggregate, have a material adverse effect on the ability of Company Buyer to consummate the transactions contemplated by this Agreement.

7.4 Proceedings.

The Company Buyer represents to the Company Sellers that as of the date hereof, there are no Proceedings pending or, to the Knowledge of Company Buyer, threatened against Company Buyer that could reasonably be expected to restrain, delay or inhibit the ability of Company Buyer to consummate the transactions contemplated by this Agreement. The Company Buyer represents to the Company Sellers that as of the date hereof, Company Buyer is not subject to any Governmental Order that could reasonably be expected to restrain, delay or otherwise inhibit the ability of Company Buyer to consummate the transactions contemplated by this Agreement.

7.5 Investment Representations.

7.5.1. The Company Buyer represents to the Company Sellers that the Company Buyer is acquiring the Sale Securities for its own account solely for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or the applicable securities Laws of any other jurisdiction. The Company Buyer agrees with Sellers that it will not transfer any of the Sale Securities, except in compliance with the Securities Act and with the applicable securities Laws of any other jurisdiction.

7.5.2. The Company Buyer represents to the Company Sellers that Company Buyer is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

7.5.3. The Company Buyer represents to the Company Sellers that Company Buyer understands that the acquisition of the Company Sales Securities to be acquired by it pursuant to the terms of this Agreement involves substantial risk. The Company Buyer represents to the Company Sellers that Company Buyer and its officers have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement and acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in the Sale Securities to be acquired by it pursuant to the transactions contemplated hereby.

7.5.4. Company Buyer further understands and acknowledges to Company Sellers that the Company Sales Securities have not been registered under the Securities Act or under the applicable securities Laws of any other jurisdiction and agrees with Company Sellers that the Company Sales Securities may not be transferred unless such transfer is pursuant to an effective registration statement under the Securities Act or under the applicable securities Laws of any other jurisdiction, or, in each case, pursuant to an applicable exemption therefrom.

7.5.5. Company Buyer acknowledges to Company Seller that the offer and sale of the Sale Securities has not been accomplished by the publication of any advertisement.

7.6 Company Financing Agreements.

7.6.1. The Company Buyer has provided to Sellers true, complete and correct copies of the executed Company Financing Agreements. The execution and delivery of the Company Financing Agreements by the Company Buyer and the Backstop Parties which are parties thereto and the performance by each of them of their respective obligations thereunder have been duly authorized by each such party thereto and no other corporate, shareholder, partner or similar proceedings or actions are necessary to authorize or consummate the transactions contemplated by the Company Financing Agreements. Each of the Company Financing Agreements has been or will be duly executed and delivered by the Company Buyer, is in full force and effect on the date hereof or will be in full force and effect on the Closing Date and constitutes or will constitute) a valid and binding agreement of such parties, enforceable against each of them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The Company Financing Agreements are subject to no contingencies or conditions other than those set forth in the copies of the execution versions thereof delivered to Delphi.

7.6.2. The execution, delivery and performance by the Company Buyer and the Backstop Parties party thereto of the Company Financing Agreements to which they are a party do not: (i) violate, conflict with or result in a breach by any of the parties thereto of their organizational documents; (ii) violate, conflict with or result in a breach of, or constitute a default by any of the parties thereto (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which such party or any of its properties or assets may be bound; (iii) violate or result in a breach of any Governmental Order or Law applicable to any party thereto or any of its properties or assets; or (iv) require any Governmental Approval, except, with respect to the foregoing clauses (ii), (iii) and (iv) above, as would not, individually or in the aggregate, have a material adverse effect on the ability of such party to consummate the transactions contemplated by the Company Financing Agreements.

7.6.3. Upon the closing of the transactions contemplated by the Company Financing Agreements, Company Buyer (i) will have sufficient funds available to pay the Company Purchase Price, any fees and expenses incurred by Company Buyer in connection with this Agreement and any other amounts necessary under this Agreement and (ii) has not incurred any obligation, commitment, restriction or Liability of any kind that would materially impair or materially adversely affect such resources and capabilities.

7.7 Adequate Assurance of Future Performance.

The Company Buyer represents to the Company Sellers that Company Buyer will be able to provide, at or prior to Closing, adequate assurance of its future performance (or future performance of any applicable subsidiary of Buyer) under each applicable Assumed and Assigned Contract to the parties thereto (other than Sellers) in satisfaction of Section 365(f)(2)(B) of the Bankruptcy Code, and no other or further assurance will be necessary thereunder with respect to any Assumed and Assigned Contract. Company Buyer acknowledges to Company Seller and agrees with Seller that if it is necessary to provide a contract counterparty with additional assurances to satisfy Company Buyer’s obligations to provide adequate assurance in accordance with this Section 7.7, all such costs and expenses or other actions required will be borne and performed by Buyer without recourse to Sellers.

7.8 No Brokers’ Fees.

The Company Buyer represents to the Company Sellers that Company Buyer has not employed any finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby for which Sellers would be liable.

7.9 Anti-Money Laundering.

The Company Buyer represents to the Company Sellers that Company Buyer is in compliance with: (i) all applicable provisions of the USA PATRIOT Act as amended and all regulations issued pursuant to it; (ii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibited Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (iii) the International Emergency Economic Power Act (50 U.S.C. 1701 et seq.), and any applicable implementing regulations; (iv) the Trading with the Enemies Act (50 U.S.C. 50 et seq.), and any applicable implementing regulations; and (v) all applicable legal requirements relating to anti-money laundering, anti-terrorism and economic sanctions in the jurisdictions in which any Company Buyer operates or does business. Neither any Company Buyer nor any of its directors, officers or affiliates is identified on the SDN List or otherwise the target of an economic sanctions program administered by OFAC, and no Company Buyer is affiliated in any way with, or providing financial or material support to, any such persons or entities. Company Buyer agrees that should it or any Company Buyer, or any of their directors, officers or affiliates be named at any time prior to Closing on the SDN List, or any other similar list maintained by the U.S. Government, will inform Delphi in writing immediately.

7.10 Compliance with Laws.

The Company Buyer represents to the Company Sellers that Company Buyer is in compliance with all Laws applicable to Company Buyer, except with respect to those violations that would not reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting Company Buyer from consummating the transactions contemplated by this Agreement.

7.11 No Undisclosed Contracts.

Company Buyer has disclosed and will disclose all written agreements between it and the GM Buyers relating to the subject matter of this Agreement or Delphi.

7.12 DIP Direction.

The Company Buyer has provided to Sellers a true, complete and correct copy of the executed DIP Direction which has been duly executed by the Required Lenders. The execution and delivery of the DIP Direction by the Required Lenders which are parties thereto and the performance by each of them of their respective obligations thereunder have been duly authorized by each such party thereto. The DIP Direction is (and at Closing will be) a valid and binding agreement of the Required Lenders which are parties thereto, enforceable against each of them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The DIP Direction is subject to no contingencies or conditions other than those set forth in the copies of the execution versions thereof delivered to GM Buyer and Delphi.

ARTICLE 8.

REPRESENTATIONS AND WARRANTIES OF OLD GM

Old GM represents and warrants to the Sellers and to the Company Buyer as follows:

8.1 Authorization, Enforceability.

Old GM has the requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder, and that such execution, delivery, and performance are authorized pursuant to that certain Order Approving (I) Master Disposition Agreement for Purchase of Certain Assets of Delphi Corporation, (II) Related Agreements, (III) Assumption and Assignment of Executory Contracts, (IV) Agreement with Pension Benefit Guaranty Corporation, and (V) Entry into Alternative Transaction in Lieu Thereof, entered by the Bankruptcy Court on July 14, 2009. The execution and delivery of this Agreement and the performance by Old GM of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Old GM, and no other corporate or shareholder proceedings or actions are necessary to authorize or consummate this Agreement, or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Old GM, and, assuming due authorization, execution and delivery by the other parties hereto and thereto (other than Old GM), constitutes, a valid and binding agreement of Old GM, enforceable against Old GM in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

ARTICLE 9.

COVENANTS AND AGREEMENTS.

9.1 Conduct of Business between Signing and Closing.

9.1.1. Except as: (a) contemplated by this Agreement; (b) disclosed on Schedule 9.1.1 with respect to the Steering Business and in a business plan previously provided to Buyers with respect to the UAW Sites or the Company Business; (c) required by Final Order of the Bankruptcy Court (pursuant to a motion, application or other request made by or on behalf of a Person other than any Seller or any Affiliates of any Seller); or (d) required by or resulting from any changes of applicable Laws, from and after the date of this Agreement and until the Closing, Delphi will cause the Asset Sellers and the Sale Companies to reasonably conduct the operations of the GM Business and the Company Business, as applicable, in the Ordinary Course of Business and in a manner reasonably intended to preserve the value of the GM Sales Securities, Company Sales Securities, GM Acquired Assets and Company Acquired Assets, as the case may be, taking into account the current state of the auto industry and Delphi’s liquidity.

9.1.2. Except (a) as contemplated by this Agreement or as disclosed on Schedule 9.1.1; or (b) as required by a Final Order of the Bankruptcy Court (pursuant to a motion, application or other request made by or on behalf of a Person other than any Seller or any Affiliates of any Seller), from and after the date of this Agreement and until the Closing, Delphi will cause the Asset Sellers and the Sale Companies and their respective Affiliates to refrain from doing, directly or indirectly, any of the following with respect to the GM Business or the Company Business without the prior written consent of the applicable Buyers (which consent will not be unreasonably withheld or delayed, or conditioned) in each case (other than (C) below) only to the extent Delphi can comply by acting reasonably to preserve the value of the GM Sales Securities, Company Sales Securities, GM Acquired Assets and Company Acquired Assets taking into account the current state of the auto industry and Delphi’s liquidity;

A. In the case of any applicable Sale Company, acquire assets or commit to capital expenditures (or in the case of any applicable Asset Seller, acquire assets or commit to capital expenditures with respect to assets that would become Acquired Assets) with an aggregate value exceeding $5,000,000, in each case excluding acquisitions of assets or capital expenditures made in the Ordinary Course of Business in accordance with the applicable Business’ budgeted capital expenditures;

B. Except in each case, for $50,000,000 secured financing facility with respect to Delphi’s Mexican operations and €125,000,000 secured financing facility with respect to Delphi’s operations in Germany (the proceeds of which financing shall not be used outside of Germany), (i) in the case of any applicable Sale Company, incur, assume or guarantee any Debt Obligations in excess of $1,000,000 or voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to any material Debt Obligations (in each case, other than intercompany Debt Obligations that are repaid on or before Closing); and (ii) in the case of any applicable Seller with respect to an applicable Business, incur, assume or guarantee any Debt Obligation that would become an applicable Assumed Liability;

C. (i) With respect to any applicable Sale Company, declare or pay dividends from such Sale Company to any Person other than (A) a distribution by a Company Sale Company to another Company Sale Company, (B) a distribution by a GM Sale Company to another GM Sale Company, (C) distributions of up to $104,000,000 from Non-Filing Affiliates which are Company Sale Companies and (D) distributions from Non-Filing Affiliates which are Company Sale Companies which will not result in the operational cash held by such Non-Filing Affiliates to be reduced below $820,000,000; (ii) with respect to any applicable Sale Company incorporated or organized in the U.S. enter into any loan agreement with or provide any loan to another Sale Company incorporated or organized outside the U.S., or (iii) with respect to any applicable Sale Company incorporated or organized outside the U.S., enter into any loan agreement with or provide any loan to another Sale Company incorporated or organized in the U.S.; provided, however, that amounts under clause (i)(D) shall only be permitted after Delphi has borrowed $250,000,000 under the GM-Delphi Agreement which shall only be available after Delphi has complied with the terms of the GM-Delphi Agreement and used its best efforts to receive the full amount of the $104,000,000 in distributions referred to in clause (i)(C) above;

D. Incur any Encumbrance on any assets of any applicable Sale Company or any applicable Acquired Assets, in each case, other than Permitted Encumbrances or in the Ordinary Course of Business;

E. Settle or compromise any Proceeding in excess of $2,500,000 with respect to an Assumed Liability;

F. Hire any individual with a base salary in excess of $200,000 per annum;

O. With respect to any applicable Sale Company, other than in the Ordinary Course of Business, make any material election relating to Taxes (except such that are consistent with past practice) or settle or compromise any material Tax liability or amend any material Tax return;

H. Make any material change in the accounting methods or practices followed by the Business (other than such changes that are: (i) required by Law; or (ii) made in conformance with GAAP);

I. Enter into any partnership or joint venture agreement between any applicable Sale Company and any other Person or modify any organizational agreement with respect to an applicable JV Company in a manner which is materially adverse to a GM Buyer or Company Buyer, as the case may be;

J. Enter into, terminate or make any material amendment to a Material Contract other than in the Ordinary Course of Business;

K. Amend any Organizational Document of any applicable Sale Company or applicable JV Company unless required under applicable law;

L. Make any material change in its methods of management, marketing, accounting or operating or practices relating to payments;

M. Fail to maintain insurance in a manner consistent with the applicable Seller’s past practice;

N. Accelerate the collection of Accounts Receivable in any Sale Company in a manner not consistent with the Ordinary Course of Business;

O. Pay trade payables more slowly than has been the Ordinary Course of Business;

P. Take or permit to be taken any action outside the Ordinary Course of Business which results in a material increase in deferred revenue obligations; or

Q. Agree or commit to do any of the foregoing.

9.1.3. Except (a) as contemplated by this Agreement or as disclosed on Schedule 9.1.1; or (b) as required by a Final Order of the Bankruptcy Court (pursuant to a motion, application or other request made by or on behalf of a Person other than any Seller or any Affiliates of any Seller), from and after the date of this Agreement and until the Closing, Delphi will cause the Asset Sellers and the Sale Companies and their respective Affiliates to refrain from doing, directly or indirectly, any of the following with respect to the GM Business or the Company Business without the prior written consent of the applicable Buyers (which consent will not be unreasonably withheld or delayed, or conditioned):

A. Split, combine or reclassify any capital stock or other equity interests or purchase or sell any capital stock or other equity interests of any Sale Company or JV Company or grant or make any option, subscription, warrant, call, commitment or agreement of any character in respect of any such capital stock or other equity interests;

B. Sell or otherwise dispose of any applicable Acquired Assets and assets of any applicable Sale Company having an aggregate value exceeding $1,000,000, excluding sales of Inventory and sales of receivables to financial institutions or credit collection agencies by the Sale Companies, in each case other than in the Ordinary Course of Business and the Pending Transactions;

C. Merge or consolidate any applicable Sale Company or JV Company with or into any other Person or enter into any agreement requiring any such merger or consolidation;

D. Increase the cash compensation of, or grant the right to receive any severance, termination or retention pay or equity based compensation to, the Transferred Employees other than: (i) in the Ordinary Course of Business; or (ii) as required by any agreement in effect as of the date hereof or as required by Law; or

E. Except as required by Law, enter into or amend any applicable Seller Employee Benefit Plan, the consequence of which would be to materially increase any Liability to be assumed by applicable Buyers.

9.2 363 Implementation Terms.

If this Agreement is approved pursuant to Section 363 of the Bankruptcy Code and consummated outside of a Plan of Reorganization, the terms of this Agreement shall automatically be modified by the Section 363 implementation terms set forth in Exhibit 9.2 attached hereto (the “Section 363 Implementation Terms”) to document such amendments and implementation understandings as are required to give effect hereto and the order approving such transaction shall be in form and substance satisfactory to GM, the DIP Agent and the Company Buyer and shall include, among others, terms and provisions substantially similar to those set forth on Schedule 10.1.1 and the exhibit thereto.

9.3 Assumed Contracts; Cure Amounts.

As part of the Plan of Reorganization Documents, Delphi will move to assume and assign to the applicable Buyers the Pre-Petition Contracts listed on Schedule 9.3 and assign the PostPetition Contracts to the applicable Buyer (collectively, the “Assumed and Assigned Contracts”) and will provide notice thereof to the Contract counterparties and all other parties in accordance with all applicable Bankruptcy Rules as modified by orders of the Bankruptcy Court. With respect to Assumed and Assigned Contracts assumed by such Buyer, each Buyer shall pay all Cure Amounts (subject to the terms of Section 2.2.1 and 2.2.2): (i) through prior orders of the Bankruptcy Court that were entered in 2008 in connection with the Sale to Steering Solutions

Corporation that was terminated on March 3, 2009; (ii) pursuant to the Modification Procedures Order or the procedures established by the Bankruptcy Court in connection with Delphi’s Plan of Reorganization that was confirmed by the Bankruptcy Court in January 2008, as such plan may be amended from time to time; or (iii) as otherwise agreed to by such Buyer, Delphi, and the Contract counter-party or, absent an already established amount or such agreement, by order of the Bankruptcy Court in the time and manner specified by the Plan Modification Order; provided, however, within five days after entry of a final, non-appealable order of the Bankruptcy Court establishing a Cure Amount for which the applicable Buyer is responsible or adequate assurance on terms not reasonably acceptable to the relevant Buyer, such Buyer may direct Delphi to, and Delphi shall, reject such Assumed and Assigned Contract. Such motion or subsequent notice shall identify the specific Cure Amount established (or otherwise agreed) for each Pre-Petition Contract and state that such Cure Amount shall be the only cure required to assume such Contract pursuant to Section 365 of the Bankruptcy Code and/or assign it to such Buyer and that such counter-party shall be barred and enjoined from asserting against any Buyer, the Acquired Assets and Sellers that any additional prepetition defaults, breaches, or claims of pecuniary loss exist with respect to such Contract. The applicable Buyer shall have the ability to add or delete Contracts to, or from, Schedule 9.3 up to and through the time of the Final Plan Modification Hearing in its sole and absolute discretion so long as the appropriate notice is provided to the Contract counter-party and any delay in approval of the assignability of and Cure Amount for such additional Contracts shall not affect the Closing. With respect to any Assumed and Assigned Contracts that are “shared” and relate to the business, assets or entity acquired hereunder by more than one Buyer, then the applicable Buyers will agree that one of the Buyers will become the assignee of the shared Assumed and Assigned Contract and will also agree to an equitable allocation of Cure Amounts between them; however, if one Buyer elects not to pay its share pursuant to this sentence, then the other Buyer can pay the entire Cure Amount and will have no liability or other obligation with respect to the Assumed and Assigned Contracts to the Buyer refusing to so pay, notwithstanding anything to the contrary in this Agreement. In the Plan of Reorganization Documents, Delphi shall provide for a mechanism reasonably satisfactory to the applicable Buyer to ensure that those Contracts to be assumed and assigned to such Buyer at Closing are actually assigned to such Buyer at Closing notwithstanding any contested Cure Amounts; provided that the applicable Buyer shall establish an escrow account funded with cash sufficient to pay the face amount of the disputed Cure Amounts asserted, the excess funds of which shall be returned to such Buyer as Cure Amounts are resolved.

9.4 Tax Matters; Cooperation; Preparation of Returns; Tax Elections.

9.4.1. The Asset Sellers will be responsible for the preparation and filing of all Tax Returns of the Asset Sellers for all tax periods ending on or prior to the Closing, including without limitation amended returns, applications for loss carryback refunds and applications for estimated tax refunds. Buyers will make available to the Asset Sellers during normal business hours (and to the Asset Sellers’ accountants and attorneys) any and all books and records and other documents and information in their possession or control reasonably requested by the Asset Sellers to prepare these Tax Returns. The Asset Sellers will be responsible for and will make all payments required with respect to any such Tax Returns.

9.4.2. For Sale Companies and JV Companies, the applicable Seller will be responsible for the preparation and filing of all Tax Returns for all tax periods that are due on or prior to the Closing, including without limitation amended returns, applications for loss carryback refunds and applications for estimated tax refunds.

9.4.3. For Sale Companies and JV Companies, the applicable Buyer will be responsible for the preparation and filing of all Tax Returns for all periods that are due after the Closing (other than for Taxes with respect to periods for which the consolidated, unitary and combined Tax Returns of Delphi will include the operations of the Business), including any IRS Forms 5471, 8858 and 8865 relating to the Sale Companies and the JV Companies transferred, directly or indirectly, in the transactions contemplated by this Agreement (the “Information Tax Returns”) (which IRS Forms 5471, 8858 and 8865 Delphi will also be required to file under applicable Law). The Buyer shall provide to the Seller a copy of any Information Tax Return at least sixty (60) days prior to the due date thereof. For the avoidance of doubt, the applicable Buyer shall indemnify, defend and hold harmless the Sellers and their Affiliates for any and all Losses which are imposed on, sustained, incurred or suffered by the Sellers or their Affiliates resulting from any failure to timely file the Information Tax Returns.

9.4.4. The Sellers shall be responsible for the customs filings for goods released from the border prior to Closing and Buyers shall be responsible for the customs filings for goods in-transit as of and after the Closing.

9.4.5. The Sellers and the Buyers will use commercially reasonable efforts and cooperate in good faith to exempt the sale, conveyance, assignment, transfer and delivery of any Assets and Securities to be made to the Buyers hereunder from, or to minimize, any transfer, documentary, sales, use, registration, recording, stamp, value-added and other similar taxes (including all applicable real estate transfer taxes) and related fees (including notarial fees) as well as any penalties, interest and additions to tax, together with any foreign income Taxes attributable to any gain realized by any Seller (but excludes any U.S. Income Taxes relating to any of the foregoing) (“Transfer Taxes”) payable in connection with such sale, conveyance, assignment, transfer and, delivery, to the extent provided in the Plan Modification Order, in accordance with Section 1146 of the Bankruptcy Code. If Bankruptcy Court approval is granted for such exemption, then any instrument transferring the Acquired Assets to the Buyers will contain the following or similar endorsement; provided that in no case will the Sellers be liable for such Transfer Taxes or the Tax due on Tax Returns related thereto:

Because this instrument has been authorized pursuant to Order of the United States Bankruptcy Court for the Southern District of New York relating to a chapter 11 plan of Seller, it is exempt from transfer taxes, stamp taxes, or similar taxes pursuant to 11 U.S.C. § 1146.

To the extent not exempt under Section 1146 of the Bankruptcy Code and approved in the Plan Modification Order, such Transfer Taxes will be borne solely by the relevant Buyer. The party that is legally required to file a Tax Return relating to Transfer Taxes shall be responsible for preparing and timely filing the Tax Returns relating to such Transfer Taxes. In the event VAT (or GST) is levied on an asset transfer, Seller must provide the relevant Buyer with a VAT (or GST) compliant invoice and assist in the recovery of the VAT (or GST), if possible.

9.4.6. Delphi and the applicable Buyer will cooperate in connection with: (i) the preparation and filing of any Tax Return (including any Information Tax Return), Tax election, Tax consent or certification or any claim for a Tax refund including any duty drawback claims; (ii) any determination of liability for Taxes of any of them or of any Sale Company or JV Company; and (iii) any audit, examination or other proceeding in respect of Taxes related to the Business or the Acquired Assets. Such cooperation shall include the provision of direct access to accounting and finance personnel.

9.4.7. Sellers will, in their sole discretion, cooperate in good faith with Buyers and Buyers’ agents to minimize any U.S. federal and state payroll tax liabilities that either party may bear, including that the payroll taxes of the U.S. Transferred Employees will be treated in accordance with the Alternate Procedure set forth in Section 5 of the Revenue Procedure 2004-53, to which treatment Buyers hereby consent.

9.4.8. Sellers will provide Buyers with such certifications as are necessary to exempt all payments made hereunder from withholding under Internal Revenue Code Section 1445.

9.4.9. Sellers will assign to the applicable Buyers, and will cooperate with the applicable Buyers to obtain any necessary approvals or consents to effect such assignment, any and all interests in, or rights to, any property tax abatements, incentive agreements, or other similar arrangements with any Taxing Authority primarily related to the Business or the Acquired Assets to the extent allowed under applicable Law. If, after the transfer occurs, a repayment of all or a portion of any such property tax abatement, incentive agreements, or other similar arrangements with any Taxing Authority is required because of any action taken by a Buyer or such Buyer’s Affiliates (other than any actions contemplated by this Agreement), then such Buyer will be responsible for such repayment.

9.4.10. Sellers will provide Buyers with all information and documentation reasonably available and requested, to permit Buyers to apply for and receive a Research and Experimentation tax credit under Code Section 41 with respect to the Business, including gross receipts and qualified research expenses for the 1984-1988 base period, plus the amount of gross receipts for the immediately preceding four years.

9.4.11. Neither Buyers nor any Affiliate of Buyers shall take any action which could increase any of the Sellers’ liability for Taxes. Neither Buyers nor any of their Affiliates shall make any election under Section 338(g) of the Code (or any analogous provision of state, local or non-United States Tax Law) with respect to the purchase of the Sale Securities pursuant to this Agreement without the prior written consent of Delphi, which consent may not be unreasonably conditioned, delayed or withheld.

9.4.12. Liabilities for Taxes related to the debonding or other change in customs status of the Acquired Assets resulting from Buyers not establishing the required legal entities and obtaining the necessary authorizations from the relevant Governmental Authority to receive the Acquired Assets in their customs status shall be borne by the Buyers. Sellers and Buyers agree to cooperate in good faith to obtain such authorizations.

9.5 Employees; Benefit Plans; Labor Matters.

9.5.1. Transferred Non-U.S. Employees. Effective as of the Closing, the relevant Buyer will assume the existing employment Contracts of all Non-U.S. Employees (including entering into replacement, or novation of, existing employment Contract, their terms, or substitution of employer, where applicable) if and to the extent required by applicable Transfer Regulations or the applicable Transfer Agreement, and will take all necessary steps to assume the employment Contracts of all employees employed by the Sale Companies immediately prior to Closing if and to the extent that their employment is governed by any Transfer Regulation.

9.5.2. Transfer of U.S. Salaried Employees. Effective as of the Closing, the relevant (i) GM Buyer will other employment to the U.S. Salaried Employees of the GM Business whom the GM Buyer elects to employ in its sole discretion and (ii) the relevant Company Buyer will offer employment to all other U.S. Salaried Employees. U.S. Salaried Employees who accept Buyers’ offer of employment (by reporting to work or otherwise) are referred to herein as “Transferred U.S. Salaried Employees”. Immediately after Closing, Company Buyer may sever such of the Transferred U.S. Salaried Employees whom the Company Buyer elects to sever in its sole discretion, subject to Company Buyer’s obligations under Section 9.5.11.

A. For all Transferred U.S. Salaried Employees, the relevant Buyer’s offer of employment will be on terms established in Buyer’s sole discretion. The applicable Buyers shall use reasonable efforts to tender such offers to employees no later than ten (10) days prior to Closing.

B. Subject to applicable Law, Transferred U.S. Salaried Employees will be regarded as newly hired regular employees of the relevant Buyer at a level classification determined by Buyers, except that Buyers will recognize length of service with Sellers and Buyer with respect to participation in any Buyer severance program, and for vacation eligibility, and with respect to Company Buyer, participation in any Company Buyer Non-Qualified Retirement Program.

C. Buyers will waive application of any new hire waiting period with respect to Transferred U.S. Salaried Employee participation in and eligibility for benefits under any applicable Buyer Employee Benefit Plan for salaried employees.

D. Buyers reserve the right to amend, modify, suspend or terminate all terms and conditions of employment, including all benefit plans and programs at Buyers’ discretion.

E. The GM Buyers will assume all salaried Seller U.S. CBAs applicable at the Rochester and Lockport sites.

F. The GM Buyers shall have the right to hire any U.S. Salaried Employees currently employed at any facility of GM or its Affiliates or any of the technical centers included within the definition of the UAW Sites.

9.5.3. Transfer of U.S. Hourly Employees. Effective as of the Closing, the relevant Buyers will offer to employ all active and inactive U.S. Hourly Employees (e.g., currently on employment rolls of Sellers, whether on temporary layoff, indefinite layoff, workers’ compensation, disability, or other leaves of absence), including without limitation pre-retirement program participants (“PRPs”) of the relevant Business. U.S. Hourly Employees who accept Buyers’ offer of employment (by reporting to work or otherwise) are referred to herein as “Transferred U.S. Hourly Employees”.

A. The relevant Buyers will assume all applicable Seller U.S. CBAs, in each case, to the extent provided in the Plan Modification Order as entered on July 30, 2009.

B. Buyers will recognize the seniority status of all Transferred U.S. Hourly Employees who are employed in accordance with a Collective Bargaining Agreement for all purposes of continued employment with Buyers.

C. Buyers will waive application of any new-hire waiting period with respect to participation in any applicable Buyer Employee Benefit Plan for U.S. Hourly Employees.

9.5.4. Employee Benefit Plans.

A. From and after the Closing (i) each Sale Company will continue to be responsible for all accrued pension liabilities under non-U.S. pension plans and assets for all of its Transferred Non-U.S. Employees and all current and former employees of such Sale Company, and (ii) in the case of Delphi Electronics Overseas Corporation (“DEOC”), the entity specified by Company Buyer (in its sole discretion) to be the purchaser of the DEOC assets, will assume all accrued pension liabilities and assets for all of DEOC’s Transferred Non-U.S. Employees and all current and former employees of the DEOC. The Parties will comply with the specific mechanism for transfer of applicable pension liabilities and assets of Non-U.S. Transferred Employees as specifically set out in the relevant Transfer Agreement (the form and substance of which shall be reasonably acceptable to each of the Parties).

B. Subject to the applicable GM Buyer’s assumption of the Seller U.S. CBAs pursuant to Section 9.5.3, nothing contained in this Agreement requires Buyers to establish an employee benefit pension plan with respect to any Transferred U.S. Employees or Transferred Non-U.S. Employees.

C. Where required by law, the relevant Buyer must continue to provide employee benefit plans to Transferred Employees or former employees of Sellers. The Company Buyer will administer for Buyers, employee benefit plans applicable to Transferred Employees or former employees of Sellers in accordance with the terms of the Transition Services Agreement.

D. Transferred U.S. Employees’ and their dependents’ and beneficiaries’ active participation in and eligibility for benefits under the Seller Employee Benefit Plans (other than vested pension benefits) will cease at Closing.

E. The parties will explore plan sponsorship alternatives including GM Buyer and Company Buyer assumption if deemed to be in the best interests of the plan participants and beneficiaries. As of the Closing Date, the GM Buyer will assume sponsorship of the following Seller tax qualified defined contribution plans: Seller’s Delphi Salaried Retirement Savings Program (formerly the Delphi Saving-Stock Purchase Program), the Delphi Personal Savings Plan for Hourly-Rate Employees, and the Delphi Income Security Plan for Hourly-Rate Employees if deemed to be in the best interests of the plan participants and beneficiaries. As of the Closing Date, the Company Buyer will assume sponsorship of the following Seller tax qualified defined contribution plans if deemed to be in the best interests of plan participants and beneficiaries: the Packard Hughes Interconnect Retirement Savings Plan, the Delphi Diesel 401(k) plan, and the Delphi Medical 401(k) Savings Plan.

9.5.5. COBRA. Sellers will retain all obligations relating to compliance with the continuation health care coverage requirements of Section 4980B and Sections 601 through 608 of ERISA regarding qualifying events in regard to Transferred U.S. Employees arising from or prior to the transactions contemplated under this Agreement.

9.5.6. WARN Act. The relevant Buyers will assume all WARN Act Liabilities, if any, arising at the relevant Business from any employment loss or layoff of U.S. Salaried Employees, U.S. Hourly Employees, and/or U.S. Transferred Employees occurring after the Closing Date. On or before the Closing Date, Sellers shall provide Buyers with a list of employee layoffs, by location, implemented by Sellers in the ninety (90) day period preceding the Closing Date. Sellers will retain all WARN Act obligations and liabilities relating to layoff of U.S. Salaried Employees, U.S. Hourly Employees, and/or Transferred Asset Seller Employees by Sellers on or prior to the Closing Date.

9.5.7. Grievances. The relevant Buyers will assume responsibility to administer all labor grievances and arbitration proceedings based on events occurring after the Closing Date.

9.5.8. Cooperation. Sellers and Buyers will provide each other with such records and information as may be reasonably necessary, appropriate and permitted under applicable Law to carry out their obligations under this Section 9.5.

9.5.9. Union and Works Council Notifications. Sellers and Buyers will reasonably cooperate in connection with any notification required by Law to, or any required consultation with, or the provision of documents and information to, the employees, employee representatives, work councils, unions, labor boards and relevant government agencies and governmental officials concerning the transactions contemplated by this Agreement.

9.5.10. No Third Party Rights. Nothing in this Section 9.5 and its subparts, express or implied, shall create a third party beneficiary relationship or otherwise confer any benefit, entitlement, or right upon any person or entity other than the parties hereto or serve to amend or create any employee benefit plan or arrangement.

9.5.11. Severance.

A. With respect to any former U.S. Salaried Employees of any Seller whose employment has been terminated prior to June 1, 2009 (“Previously Severed Employees”) and are or may be entitled to severance or termination payments or similar benefits, Sellers shall use their commercially reasonable efforts to cause any obligation to pay such severance or termination payments to cease as of the Closing by offering to pay the Previously Severed Employees a lump sum payment (less applicable deductions) of 75% of their outstanding severance payments immediately before the Closing, and neither Company Buyer nor GM Buyers shall have any Liability relating to any such payments or benefits; provided that with respect to any such former employees who do not accept the lump sum payment discount offered by Sellers, Company Buyer shall pay directly to such former employees any severance or termination payments which become due to such former employees after the Closing.

B. With respect to (i) any U.S. Salaried Employees of any Seller whose employment is terminated on or after June 1, 2009 but at or before Closing or (ii) any U.S. Salaried Employees whose employment is terminated after the Closing (collectively “Post-June 1, 2009 Severed Employees”), Company Buyer will be responsible for paying all severance owed to the Post-June 1, 2009 Severed Employees in accordance with the terms of the Delphi severance program in effect as of May 1, 2009 and GM will pay Company Buyer $16,800,000 at Closing in consideration of such assumption of severance obligations by Company Buyer.

9.5.12. No Amendment to Employee Benefit Plans. No provision of this Agreement shall be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise limit the right of the Buyers to amend, modify or terminate any such employee benefit plan.

9.6 Pre-Closing Cooperation; Contact with Customers and Suppliers.

For purposes of Buyers’ transition efforts, each applicable Seller shall provide the applicable Buyers or their representatives upon reasonable notice and so long as such access does not unreasonably interfere with the business operations of any Seller or Sale Company, reasonable access during normal business hours to the employees, facilities, books and records of the Business. Each applicable Seller will cooperate, and cause their employees to cooperate, with the applicable Buyer’s efforts to transition the ownership and operation of the applicable Business. Each Buyer may meet with the applicable suppliers, customers, and service providers of and to the applicable Business in order to discuss transitional matters and post closing business arrangements and to take actions necessary such that such Buyer may begin operating the applicable Business immediately upon Closing.

9.7 Technical Documentation; Trade Secrets.

Each Seller has delivered, or will deliver on or before the Closing Date, to the applicable Buyer, a copy of all Technical Documentation (including, but not limited to, documented Know-How and Trade Secrets) included in the Acquired Assets and Other Technical Documentation being acquired by such Buyer.

9.8 Corporate Names.

9.8.1. The GM Buyers will have the right (including the right to authorize their relevant Affiliates) to continue to sell or dispose of any existing inventories or service materials of the GM Business in existence at the Closing and bearing any trademark, service mark, trade name or related corporate name of Delphi or any Affiliate of Delphi after the Closing Date in a manner consistent with past practice of the Business and the name and reputation associated therewith.

9.8.2. The GM Buyers will promptly, and in any event within one (1) year of the Closing Date, cease all use and cause the GM Sale Companies to cease all trademark and trade name use of the name “Delphi” and any trademarks, trade names, brand names or logos relating thereto as used by GM Sellers or the GM Sale Companies as of the Closing Date (including on any signs, billboards, advertising materials, telephone listings, labels, stationery, office forms, packaging or other materials of the GM Sale Companies) in connection with the businesses of the GM Sale Companies or otherwise. Notwithstanding the foregoing, the GM Buyers and the GM Sale Companies shall not be required to repackage existing finished goods and any existing inventories or service materials of the GM Business in existence at the Closing and may use up or sell off the same in the Ordinary Course of Business.

9.8.3. Promptly following the Closing, the GM Buyers will cause each of the GM Sale Companies, and will use commercially reasonable efforts to cause each Steering JV Company, to amend its certificate of incorporation, partnership agreement, limited liability company agreement and other applicable documents, in order to change the names of such companies to a name not containing the word “Delphi”, with such changes to take effect pursuant to the terms of the respective transfer deed governing the sale of each GM Sale Company and applicable Steering JV Company. The GM Buyers will make all required filings with Governmental Authorities to effect such amendments. If any preceding change is not permissible by law or commercially reasonable within one (1) year of the Closing Date, the GM Sale Companies or applicable Steering JV Company shall operate under a “d/b/a” or other similar business name.

9.8.4. If the Company Buyer believes that the GM Buyers have breached or failed to perform in any material respect any of the GM Buyer’s obligations contained in Sections 9.8.2 and 9.8.3, the Company Buyer shall provide the GM Buyer with written notice of the alleged breach.

9.8.5. Nothing herein shall prevent or limit the rights of the GM Buyers to use the name “Saginaw Steering” or the like.

9.9 Information Technology; Intellectual Property Rights and Licenses.

9.9.1. Steering Licenses. Each of Seller and Company Buyer hereby grants, on behalf of itself and its Affiliates, to GM Buyers, as of the Closing Date, a worldwide, perpetual, fully paid-up, irrevocable, royalty free, non-exclusive license to the Shared Intellectual Property (other than the Excepted Shared Intellectual Property identified on Schedule 9.9.1.A) with the right to sublicense to GM Buyers’ Affiliates, successors, assigns and/or designated suppliers, to develop, manufacture (including the right to have made), use, import, export, offer to sell and sell products and services and future products and services of the type provided by the Steering Business prior to the Closing Date and to use, reproduce, prepare derivative works, distribute copies, perform and display copyrighted works in connection therewith, pursuant to the License Agreement in the form of Exhibit 9.9.1 (“GM IP License Agreement”). Further, each of Seller and Company Buyer, on behalf of itself and its Affiliates, hereby grants to GM Buyers, as of the Closing Date with respect to the Steering Business, a sublicense to the extent permitted by and subject to the terms and conditions of Seller’s existing agreements (including any such agreements acquired hereunder by Company Buyer’s) to develop, manufacture (including the right to have made), use, import, export, offer to sell and sell products and services and to use, reproduce, prepare derivative works, distribute copies, perform and display copyrighted works in connection therewith pursuant to the GM IP License Agreement. The licenses and sublicenses granted to GM Buyers under this Section 9.9.1 do not extend to the Steering Excluded Products identified on Schedule 9.9.1.B (the “Steering Excluded Products”). Further, the license and sublicense granted pursuant to the GM IP License Agreement and this Section 9.9.1 are not assignable in whole or in part except to a purchaser of all or substantially all of the Steering Business to which the respective license pertains.

9.9.2. UAW Site Licenses. Each Seller hereby grants, on behalf of itself and its Affiliates, as of the Closing Date, to GM Buyers, with the right to sublicense to Affiliates and/or designated suppliers, a perpetual, fully paid up, worldwide, non-exclusive irrevocable license under Intellectual Property owned by Sellers and Sellers’ Affiliates to:

A. make, have made, use, have used, sell, offer to sell, import, export, reproduce, copy, prepare derivative works, and distribute UAW Site Products and any derivatives and/or re-use/extension thereof, necessary to service contracts with existing non-GM customers include with the Acquired Assets; and

B. to make, have made, use, have used, sell, offer to sell, import, export, reproduce, copy, prepare derivative works, and distribute UAW Site Products and any derivatives and/or re-use/extension thereof, for GM Buyer’s (and GM Buyer’s Affiliates’) original equipment (OE) and original equipment-sales (OE-S) distribution channels for vehicles and vehicle parts and aftermarket requirements of GM Buyer’s products produced by the Business.

Any system developed by or with GM shall be considered a GM OE system under this license.

9.9.3. Company Licenses. Seller hereby grants, on behalf of itself and its Affiliates, to Company Buyer, as of the Closing Date, a worldwide, perpetual, fully paid-up, irrevocable, royalty free, non-exclusive license to the Shared Intellectual Property (other than the Excepted Shared Intellectual Property identified on Schedule 9.9.1.A) with the right to sublicense to Company Buyer Affiliates, successors, assigns, customers and/or designated suppliers, to develop, manufacture (including the right to have made), use, import, export, offer to sell and sell products and services and future products and services of the type provided by the Company Business prior to the Closing Date and to use, reproduce, prepare derivative works, distribute copies, perform and display copyrighted works in connection therewith, pursuant to the License Agreement in the form of Exhibit 9.9.3 (“Company IP License Agreement”). Further, Seller, on behalf of itself and its Affiliates, hereby grants to Company Buyer, as of the Closing Date with respect to the Company Business, a sublicense to the extent permitted by and subject to the terms and conditions of Seller’s existing agreements, to develop, manufacture (including the right to have made), use, import, export, offer to sell and sell products and services and to use, reproduce, prepare derivative works, distribute copies, perform and display copyrighted works in connection therewith pursuant to the Company IP License Agreement. The licenses and sublicenses granted to Company Buyer under this Section 9.9.3 do not extend to the Steering Excluded Products identified on Schedule 9.9.1.B. Further, the license and sublicense granted pursuant to the Company IP License Agreement and this Section 9.9.3 are not assignable in whole or in part except to a purchaser of all or substantially all of the business to which the respective license(s) relate.

9.9.4. Pending Transaction Licenses. Company Buyer hereby grants, on behalf of itself and its Affiliates, to Seller, as of the Closing Date, a worldwide, perpetual, fully paid-up, irrevocable, royalty free, non-exclusive license to the Shared Intellectual Property (other than the Excepted Shared Intellectual Property identified on Schedule 9.9.1.A) with the right to sublicense to Seller Affiliates, successors, assigns, customers and/or designated suppliers, to develop, manufacture (including the right to have made), use, import, export, offer to sell and sell products and services and future products and services of the type provided by Seller in connection with the business of a Pending Transaction prior to the Closing Date and to use, reproduce, prepare derivative works, distribute copies, perform and display copyrighted works in connection therewith, pursuant to the License Agreement in the form of Exhibit 9.9.4 (“Pending Transactions IP License Agreement”). Further, Company Buyer, on behalf of itself and its Affiliates, hereby grants to Seller, as of the Closing Date with respect to the business of a Pending Transaction, a sublicense to the extent permitted by and subject to the terms and conditions of any existing agreements included within the Acquired Assets, to develop, manufacture (including the right to have made), use, import, export, offer to sell and sell products and services and to use, reproduce, prepare derivative works, distribute copies, perform and display copyrighted works in connection therewith pursuant to the Pending Transactions IP License Agreement. The licenses and sublicenses granted to Seller under this Section 9.9.4 do not extend to the Steering Excluded Products identified on Schedule 9.9.1.B. Further, the license and sublicense granted pursuant to the Pending Transactions IP License Agreement and this Section 9.9.4 are not assignable in whole or in part except to a purchaser of all or substantially all of the business to which the respective license(s) relate.

A. In the event that a Pending Transaction fails to be completed and is terminated, and subject to any rights granted under any existing court approved contract with any Seller, each of Seller and Company Buyer agrees to make Intellectual Property owned by Sellers and Sellers’ Affiliates used in the business subject to the failed Pending Transaction available for sale or paid-up license to any purchaser of the assets subject to the failed Pending Transaction.

B. In the event that a Pending Transaction fails to be completed and is terminated and Seller decides that it will not seek a new purchaser of the assets subject to such Pending Transactions, subject to any rights granted under any existing court approved contract with any Seller, and contingent upon closing of this Agreement, each Seller grants, on behalf of itself and its Affiliates to GM Buyers, with the right to sublicense to Affiliates and/or designated suppliers, a perpetual, fully paid up, worldwide, non-exclusive irrevocable license under Intellectual Property owned by Sellers and Sellers’ Affiliates to make, have made, use, have used, sell, offer to sell, import, export, reproduce, copy, prepare derivative works, and distribute products sold to GM Buyers by the business subject to the failed Pending Transaction.

C. In the event that, in connection with the operation of the business of a Pending Transaction, there is a breach of a current supply commitment to GM or any of its Affiliates under circumstances where such breach threatens to interrupt supply to GM or any GM Affiliate, then, subject to any Seller obligations under any existing court approved contract with any Seller and contingent upon closing of this Agreement, each Seller grants, on behalf of itself and its Affiliates to GM Buyers, with the right to sublicense to Affiliates and/or designated suppliers, a perpetual, fully paid up, worldwide, non-exclusive irrevocable license under Intellectual Property owned by Sellers and Sellers’ affiliates to make, have made, use, have used, sell, offer to sell, import, export, reproduce, copy, prepare derivative works, and distribute products subject to the threatened interruption of supply. The rights set forth in this paragraph shall lapse if a Pending Transaction is consummated according to an existing court approved agreement related to the Pending Transaction or a party that is or becomes an approved supplier of GM acquires the business of the Pending Transaction.

9.9.5. Licenses Generally.

(i) Each Party shall make all Shared Intellectual Property available to each other Party and to the Seller by delivering to such other Party all Other Technical Documentation and other technical information in its possession reasonably necessary to continue the other Party’s Business or of a Pending Transaction.

(ii) Each Party may assign or otherwise transfer this license and its rights or obligations under this license to any affiliated or successor company or to any purchaser of a substantial part of such Party’s business to which this license relates. In addition, each Party may sublicense or otherwise delegate, in whole or in part, this license and its rights or obligations to any such affiliate, successor or purchaser.

(iii) This license is binding upon successors, heirs and assigns of the Sellers and Buyers and any and all future owners of the Shared Intellectual Property.

(iv) This Agreement governs over any inconsistent or otherwise different terms contained in the IP License Agreements.

9.9.6. Further Understandings. It is further understood and agreed that the licenses granted above in this Section 9.9 do not include any right to use any Trademark Rights.

9.9.7. Shared Intellectual Property. Each of the Sellers, GM Buyer and Company Buyer agree that it will not transfer or assign its rights to the Shared Intellectual Property to any third party unless such third party: (i) is informed of and agrees to accept such transfer or assignment subject to the license granted herein; and (ii) agrees that any subsequent transfer or assignment will be subject to a similar restriction on future transfers and assignments.

9.9.8. Shared Licensed Intellectual Property. Sellers and the applicable Buyers, as the case may be, extend and hereby grant to each other Party its rights under the Shared Licensed Intellectual Property to the extent that such licenses can be extended to such other Parties, including a right to other Parties to sublicense to any entity that is a successor or assignee of any portion of the Business or the business of a Pending Transaction operated by such other Parties.

9.9.9. Transfer of Shared Software; Licenses. For those Shared Software Licenses of the Steering Business set forth on Schedule 9.9.9, Sellers and the applicable GM Buyers and Company Buyer shall transfer to the applicable GM Buyers the number of license seats or other license rights specified for each applicable license. The Parties will cooperate to develop a similar list for the UAW Sites. Sellers shall be responsible for any obligations under any Shared Software Licenses or Software licenses primarily used in the Business that are due and payable prior to the Closing Date, for maintenance payments, license fees and any other fees due to applicable third party licensors of the Shared Software Licenses or Software licenses. Buyers acknowledge that they shall be responsible for all license transfer fees and the costs of obtaining and making payments under any post-Closing maintenance agreements required in order to use the foregoing license rights.

9.9.10. Separation Activities. Buyers will be solely responsible for their respective and their allocable share of Sellers’ costs, of all separation, relocation, start-up costs and other related activities related to the separation of the GM Business (the “Separation & Relocation Activities”), including: (i) all Day 1 and Day 2 separation activities, including any activities performed by Delphi personnel or its informational technology suppliers; (ii) modification of the Buyers payroll system in preparation for Day 1 and transitional services; (iii) segregation of the manufacturing facilities and technical centers to be co-located following Closing; (iv) relocation from any technical center or sales offices as identified in the Facilities Separation & Relocation Plan; and (v) any setup fees required by third party service providers. Buyers acknowledge and agree that it is necessary to promptly begin the Separation & Relocation Activities and that the execution of the foregoing Separation & Relocation Activities are their sole responsibility. The parties shall reasonably cooperate with each other to implement such activities, separations and relocations in an effort to complete the activities contemplated by this Section 9.9.10 in a reasonable, expeditious and cost-effective manner which in the case of the Steering Business shall be in accordance with the facilities separation and relocation plan set forth in Schedule 9.9.10 relating to the Steering Business (the “Facilities Separation & Relocation Plan”). Other than the costs to be borne by the Buyers with respect to Separation & Relocation Activities, as described above, no Buyer will have any further obligation to provide information technology services, or to pay costs with respect thereto, except as may be provided in the applicable Transition Services Agreements to be entered into by the Buyers (as contemplated by this Agreement). Following completion of the Separation & Relocation Activities, the Buyers will have no further obligation with respect to IT services or related costs except as set forth in the Transition Services Agreement.

9.9.11. Assignments. Sellers shall assist Buyers in obtaining assignments from predecessors in interest to the Purchased Intellectual Property, or in obtaining other recordable instruments to reflect the applicable Buyers’ ownership of the Purchased Intellectual Property.

9.9.12. Outsourced Service Providers. Sellers, without having to incur additional costs, shall cooperate with GM with respect to GM entering into new agreements with Sellers’ outsourced service providers and software license providers, including Electronic Data Systems Corporation, EDS Information Systems, LLC and its affiliates (collectively, “EDS”), Computer Sciences Corporation and its affiliates (collectively, “CSC”), and the Hewlett Packard Company and its affiliates (collectively, “HP”); provided that there is no material out-of-pocket cost or other material adverse financial impact to Sellers or their Affiliates.

9.10 Shared Items Transferred to Buyers.

With respect to any contracts with goods or services included in the Acquired Assets and that are used by both the GM Business and Company Business, including with respect to the Steering Business Contracts that are set forth on Schedule 9.10, and that will be transferred to one of the Buyers at Closing, the applicable Buyer(s) will provide the other applicable Buyer(s) with the benefits of such Contracts in substantially the same manner described in Section 2.5 above regarding Deferred Items, and the applicable Buyer who does not receive such contract will reimburse the Buyer who did receive such contract for such benefits in substantially the manner described in Section 2.5, until the earlier of such time as separate Contracts for such goods or services have been agreed between the applicable Buyer and the other party or parties to such Contract or Contracts, or until the termination of such Contract or Contracts.

9.11 Buyer Guarantee and Acknowledgment of Pure Credit Bid.

9.11.1. GM guarantees the full and timely performance of all of GM Buyer’s obligations hereunder arising prior to or at the Closing; provided that GM shall have no Liability or responsibility for any obligations of any GM Buyer arising after the Closing. This is a guarantee of payment and performance and not of collection.

9.11.2. Each of the Parties to this Agreement acknowledges and agrees that this Agreement constitutes a Pure Credit Bid within the meaning of the Supplemental Modification Procedures Order, dated June 29, 2009. This provision shall survive termination of this Agreement.

9.12 Letters of Credit.

A. Each applicable Buyer agrees to use its commercially reasonable efforts to cause Delphi and its Affiliates to be absolutely and unconditionally relieved by no later than 360 days following the Closing of all Liabilities and obligations arising out of the letters of credit (other than DIP Letters of Credit or as otherwise provided in Sections 9.23 and 9.34), performance bonds and other similar items issued and outstanding in connection with the

Business, to the extent set forth on Schedule 9.12(A) hereof or to the extent Delphi or its Affiliates later inform the applicable Buyer of such an item, and the applicable Buyers will indemnify Delphi and its Affiliates against any Losses of any kind whatsoever with respect to such Liabilities and obligations.

B. On or prior to the Closing, a GM Buyer shall assume all of Sellers’ obligations under the DIP Letters of Credit set forth on Schedule 9.12(B), and the DIP Letters of Credit Cash Collateral associated with each such DIP Letter of Credit shall be transferred to the applicable GM Buyer, and shall continue to be held as cash collateral for such obligations.

C. On or prior to the Closing, Company Buyer shall assume all of Sellers’ obligations under the DIP Letters of Credit set forth on Schedule 9.12(C), and the DIP Letters of Credit Cash Collateral associated with each such DIP Letter of Credit shall be transferred to Company Buyer, and shall continue to be held as cash collateral for such obligations.

D. On or prior to the Closing, Company Buyer and GM Buyer will agree on a reasonable mechanism for splitting the DIP Letters of Credit set forth on Schedule 9.12.D and the DIP Letters of Credit Cash Collateral associated with each such DIP Letter of Credit shall be transferred to whichever Buyer assumes the obligations and receives the benefit of such DIP Letters of Credit, and shall continue to be held as cash collateral for such obligations.

E. Schedule 9.12.E lists DIP Letters of Credit that will remain with Sellers and the DIP Letters of Credit Cash Collateral associated with each such DIP Letter of Credit shall remain with Sellers and shall continue to be held as cash collateral for such obligations; provided, however, that any remaining cash collateral associated with any expiring DIP Letter of Credit (regardless of whether it was drawn upon) shall be transferred to GM Buyer.

9.13 Competition Clearance.

9.13.1. Subject to the terms hereof, Buyers and Sellers agree to cooperate and to use commercially reasonable efforts to obtain, as promptly as practicable following the date hereof, any Governmental Approvals required for the Closing under the HSR Act, EC Merger Regulation and any other applicable Competition/Investment Law, to respond to any government requests for information thereunder, to contest and resist in good faith any action thereunder, and to have lifted or overturned any Governmental Order that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement. The Parties will use commercially reasonable efforts to complete Schedule 9.13.1 and Schedule 10.1.2, no later than five (5) Business Days after the date hereof which will include a list of all countries in which competition filings may be required or are appropriate. In this respect, each applicable Buyer will make (or continue to prosecute, if made previously) all the competition filings set forth in Schedule 9.13.1 promptly, but in no event later than twenty-six (26) days after the date hereof, and such Buyers will: (i) promptly inform Delphi of all oral and written communications with any Governmental Authority in respect of any required Governmental Approval; (ii) give Delphi the opportunity to comment on all filings and any response prepared by such Buyer prior to Buyers’ submitting such response to the relevant Governmental Authority; and (iii) afford Delphi or any Seller designated by Delphi the opportunity to attend any meetings, telephone conferences or video conferences organized with the Governmental Authorities in relation to any required Governmental Approval. Notwithstanding the foregoing, the Parties agree that none of them will make any voluntary filing under applicable foreign antitrust laws or regulations unless advised by legal counsel in such jurisdiction that the failure to make a filing could result in a Material Adverse Effect (including on the ability of a Party to consummate the transactions contemplated by this Agreement and the Ancillary Agreements) or otherwise be in violation of applicable Law. Each Party hereto will promptly inform the other of any oral or other communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement and the Ancillary Agreements. If the competition authority in any such country: (i) imposes conditions upon its approval of the transactions contemplated by this Agreement; or (ii) files a Proceeding before a Governmental Agency seeking to restrain or prohibit, or to obtain damages or other relief in connection with, the consummation of the transactions contemplated by this Agreement, the Parties will take commercially reasonable steps to negotiate with the competition authority regarding, and comply with, any conditions or modifications requested by such competition authority, consistent with the general intention of this Agreement (that ownership of the Business will be vested in the Buyers). Such compliance may require modifications in structure, economic and other relationships. The applicable Buyers will be solely responsible for all costs and expenses incurred by such Party in negotiating and agreeing to the required conditions or modifications with the competition authorities. Notwithstanding anything herein to the contrary, in no event shall GM or its Affiliates be obligated to dispose of, or divest themselves of, any line of business or restrict themselves from engaging in a line of business in which they are currently engaged, in order to obtain any regulatory approvals.

9.13.2. From the date of this Agreement until Closing, each Buyer will not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the GM Transfer Agreements or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement or the GM Transfer Agreements; (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated by this Agreement or the GM Transfer Agreements; provided, however the foregoing shall not restrict Buyers or their respective Affiliates from acquiring an interest in any entity (or any Affiliate of any entity) to which they convey any of their assets or rights.

9.14 Further Actions.

9.14.1. The Parties will use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable under Law to consummate the transactions contemplated hereby and by the GM Transfer Agreements. In furtherance of the foregoing, the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with the transactions contemplated by this Agreement. To the extent the form of any of the agreements or instruments required to effectuate the transactions contemplated by this Agreement have not yet been agreed upon the Parties will act reasonably in finalizing the forms of such agreements or instruments.

9.14.2. At all times prior to the Closing, each Party will notify the other Parties in writing of any fact, condition, event or occurrence that will result in the failure of any of the conditions contained in ARTICLE 10 to be satisfied, promptly upon any of them becoming aware of the same.

9.14.3. Nothing in this Agreement or the Ancillary Agreements will prevent or restrict GM, the GM Buyers, or their respective Affiliates and representatives from taking any action that is in accordance with paragraph 46 of the Modification Procedures Order.

9.15 Further Assurances.

Subject to the terms and conditions herein provided, the Parties shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or the Ancillary Agreements, the Parties shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other Party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby; provided that the cost of such action or of such instruments and documents related thereto shall be borne by the relevant Buyer. The foregoing covenant will survive the Closing of the transactions contemplated herein.

9.16 Customs Duties.

Each Party expressly agrees to reimburse the other Party for customs-related duties, fees and associated costs incurred by one Party on behalf of another Party after Closing. Taxes, except those which are not assessed on an ad valorem basis, incurred in connection with goods co-loaded on containers that clear customs intentionally or unintentionally under one Party’s importer/exporter identification numbers and bonds/guarantees post-Closing, shall be borne by the owner of the co-loaded goods; other Taxes (those which are not assessed on an ad valorem basis) on such co-loaded goods shall be shared pro-rata based on value.

9.17 Enterprise Contracts.

The Parties acknowledge that: (i) the Business currently benefits from certain services or receives certain products of the type listed on Schedule 9.17 (“Other Services”) provided by third parties (“Enterprise Providers”) under enterprise contracts with Delphi and/or one of its Affiliates (“Enterprise Contracts”): and (ii) it may not be practical for GM Buyers to enter into replacement contracts with all of such Enterprise Providers as of the Closing Date. After signing this Agreement and prior to Closing, GM Buyers will use commercially reasonable efforts to enter into replacement contracts covering such Other Services. In the event that GM Buyers are unable to secure such replacement contracts, after having used commercially reasonable efforts as required by the preceding sentence, Sellers will use commercially reasonable efforts to make available to GM Buyers the Other Services provided under such Enterprise Contracts of the type described on Schedule 9.17. GM Buyers will pay Sellers the cost (including the cost of any internal resources) of providing such Other Services. The obligations in this Section 9.17 shall not apply to: (i) any Contracts that are Acquired Assets; (ii) any service provided under the Buyer Transition Services Agreement; (iii) any services or products identified in Schedule 9.17 under the heading “Products/Services excluded from Section 9.17”; or (iv) products or services which the applicable Sellers are prohibited from providing to Buyers pursuant to applicable Law. For avoidance of doubt, GM Buyers will not be restricted in any way from engaging directly with the current outsourced service providers with respect to current direct and shared services, Day 1) separation activities and Day 2 preparation. GM will have access to the current statements of work, service level agreements and other agreements etc. with outsourced service providers.

9.18 Confidentiality.

After the Closing, Sellers shall, and shall cause their Affiliates to, maintain as confidential and shall not use or disclose (except as required by law, as necessary to defend against a Claim or as authorized in writing by the applicable Buyer) any confidential information (including any confidential Environmental Records and any confidential GM Environmental Records) concerning the businesses and affairs of the Business, except to the extent such confidential information; (i) was used by Delphi’s divisions other than the Business prior to the Closing Date; (ii) becomes generally available to the public other than as a result of a disclosure by Delphi or its representatives in violation of the terms hereof; (iii) becomes available to Delphi on a non-confidential basis from a source other than the Buyers or their representatives; or (iv) is covered by the licenses granted pursuant to the IP License Agreements (provided that confidential information excepted from the obligations of this Section 9.18 only by subsections (i) or (iv) will be treated in the same manner as Sellers treat their own confidential information). In the event any Seller or any of their Affiliates is required by law to disclose any confidential information, such Party shall promptly notify the applicable Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with such Buyer to preserve the confidentiality of such information consistent with applicable law. GM shall be the beneficiary of any confidentiality or nondisclosure agreement entered into with respect to a potential acquisition of any portion of the Steering Business of Delphi before the Closing between Delphi or its Affiliates, on the one hand, and any Person, on the other, and shall be entitled to enforce such agreement after the Closing Date.

9.19 Termination of Certain Agreements.

9.19.1. Effective on the Closing Date, without further action by the Parties, the following agreements shall be terminated in their respective entireties and the Parties thereto shall have no further obligations thereunder:

A. the Option Exercise Agreement;

B. the Connector Penetration Agreement dated August 7, 2001 (which Buyers do not hereby admit exists);

C. the Environmental Matters Agreement between Delphi Automotive Systems Corporation (n/k/a Delphi) and Old GM, dated as of October 1998;

D. the Amended and Restated Agreement for the Allocation of U.S. Income Taxes dated as of December 16, 1998 between Delphi Automotive Systems Corporation (n/k/a Delphi) and Old GM;

E. the Agreement for Indemnification of United States Federal, State and Local Non-Income Taxes dated as of December 16, 1998 between Delphi Automotive Systems Corporation (n/k/a Delphi) and Old GM, provided that Delphi’s obligations shall be limited amounts received by Delphi after the date of this Agreement;

F. the Lease Agreement dated as of May 1, 2000 between Delphi Canada Inc. and General Motors of Canada Limited, as amended August 1, 2002;

G. the Oshawa Labour & Management Agreement between Delphi Canada, Inc. and General Motors Canada Limited dated as of May 1, 2000;

H. the Administrative Services Agreement between Delphi Canada, Inc. and General Motors Canada Limited dated as of May 1, 2000;

I. the Trademark and Trade Name Agreement dated as of January 1, 1999 between Delphi Automotive Systems Corporation (n/k/a Delphi), DAS, and Old GM;

J. the Intellectual Property Contracts Transfer Agreement dated as of December 4, 1998, between DTI and Old GM, as amended October 31, 2001;

K. the Intellectual Property License Agreement dated as of December 4, 1998, between DTI and Old GM;

L. the Intellectual Property Transfer Agreement dated as of December 4, 1998 between DTI and Old GM;

M. the GM-Delphi Technology Transfer Agreement between Delphi Technologies, Inc. and Old GM dated December 4, 1998;

N. the Battery Facilitation Agreement – Transaction Summary dated as of March 21, 2005 between Delphi and Old GM;

O. the Letter Agreement dated August 10, 2004 regarding potential changes in Delphi’s battery operations signed by Mary Boland (Old GM) and John Blahnik (Delphi);

P. the Letter Agreement dated June 30, 2005 regarding the sale by Delphi of its global battery business to JCI signed by Bo Anderson (Old GM) and Steve Olsen (Delphi);

Q. the Letter Agreement dated June 30, 2005 regarding the potential subsidy to be paid by Delphi to JCI for employees at the New Brunswick battery plant; and

R. the GM-Delphi Liquidity Agreements.

The Parties will execute and deliver such further instruments or agreements as may be reasonably requested by the other Parties in order to further evidence the foregoing terminations. Notwithstanding any provision to the contrary herein, to the extent that any agreement listed in this section contains a license under any form of Intellectual Property to Old GM, GM Buyer or their respective Affiliates, or any option to purchase any patent or other intellectual property, or any commitment not to challenge or claim ownership in any Trademark of any Old GM, GM Buyer or their respective Affiliate, such license(s), option(s) and commitment(s) shall survive and remain in full force and effect.

9.19.2. Effective on the Closing Date, without further action by the Parties the MRA shall (except as specifically set forth below) be terminated in its entirety and the parties thereto shall have no further obligations thereunder (other than as specifically set forth in this Section 9.19.2), including, without limitation, any obligations of Delphi for payments with respect to flowbacks under Section 5.11 of the MRA or otherwise. Notwithstanding the foregoing, Old GM agrees to pay any and all amounts due to Delphi which accrue under the MRA for periods prior to Closing regardless of the date on which such amounts become due under the terms of the MRA. In addition, Old GM shall continue to be responsible for the payment of all costs and amounts due to Delphi under the MRA with respect to the Athens Facility (as defined in the MRA).

9.19.3. Effective on the Closing Date, without further action by the Parties, Sellers shall be deemed to have waived any and all Claims (past and future) against Old GM, GM or their Affiliates pursuant to the OSA and the GM-Delphi Liquidity Agreements.

9.20 Certain Mexican Matters.

Delphi and the applicable Sellers commit to the following with respect to the GM Buyers:

9.20.1. Mexico LTAs. Immediately before Closing, Delphi will cause the asset sale transactions contemplated in the local transfer agreements substantially in the form set forth in Schedules 9.20.l(i)-(iii) (with such limited changes as the Parties shall negotiate in good faith and reasonably agree upon between the date of this Agreement and the Closing Date) (“Mexico LTAs”) (consolidation of assets of the Steering Business currently operated by Rio Bravo Electricos, S.A. de C.V., Delphi Ensamble de Cables y Componentes, S. de R.L. de C.V. and Alambrados y Circuitos Electricos, S.A. de C.V. into Steeringmex) to be completed in accordance with the terms and conditions set forth in the Mexico LTAs. The Mexico LTAs set forth the terms under which the assets described therein are transferred by various Delphi Affiliates to Steeringmex. S. de R.L. de C.V., a Mexican limited liability company (“Steeringmex”). Under Section 5B of certain of the Mexico LTAs, a second installment payment of purchase price is required to be made (the “Purchase Price Assumed Debt”). Notwithstanding anything to the contrary in ARTICLE 3 of this Agreement, neither of the following items will be included in any determination of the GM Purchase Price: (i) the Purchase Price Assumed Debt; and (ii) the Mexican VAT aggregating $1,324,408 USD (the “Mexican VAT Amount”) under certain of the Mexico LTAs that is recoverable by Steeringmex, with respect to the payment required to be made under Section 5A of such Mexico LTAs. At GM Buyer’s request, immediately before Closing, Sellers will, at GM Buyers’ sole cost and expense, cause Delphi Ensamble de Cables y Components, S. de R.L. de C.V. to file an action in the nature of a claim for declaratory judgment regarding the validity of the title to the GM Owned Real Property and to continue the proceeding at GM Buyers’ sole cost and expense until its conclusion. In this case, transfer of title to the GM Owned Real Property in Mexico will not be carried out to Steeringmex prior to closing, but promptly following the conclusion of the aforementioned declaratory judgment, as set forth in the corresponding Mexico LTA.

9.20.2. Utility Contracts. A Seller Affiliate will allow Steeringmex, until thirty (30) days after Closing, to continue to receive electricity (“Post-Closing Mexico Utilities”) under certain mutually agreed utility contracts listed in Schedule 9.20.2 to this Agreement from the applicable utility service provider(s), including keeping that certain $180,000.00 deposit (the “Mexico Deposit”) in place. Steeringmex will enter into separate utility contracts with the applicable utility service provider(s). Within ten (10) days after receipt of an invoice for the Post-Closing Mexico Utilities, Steeringmex will pay the applicable Seller Affiliate for the Post-Closing Mexico Utilities.

9.20.3. Certain GM Acquired Assets Located in Mexico. The GM Acquired Assets that are located in Mexico and subject to a temporary importation customs regime shall be transferred by the applicable GM Asset Sellers to the applicable GM Asset Buyers in full compliance with any legal and/or administrative provision that may apply in order to, when applicable, preserve the relevant GM Acquired Assets’ temporary importation customs status. Specifically, the applicable GM Sellers shall transfer temporary imported Acquired Assets of the Steering Business through the so-called “virtual export pedimentos” and the applicable GM Asset Buyers shall prepare and effectuate the so-called “virtual import pedimentos” as permitted under Mexican law and regulation. The applicable GM Asset Buyers and Sellers shall exercise reasonable commercial efforts and shall cooperate to effectuate these “virtual export/import” transactions.

9.20.4. Certain Company Acquired Assets Located in Mexico. The Company Acquired Assets of the Company Business that are located in Mexico and subject to a temporary importation customs regime shall be transferred by the applicable Company Asset Sellers to the applicable Company Asset Buyers in full compliance with any legal and/or administrative provision that may apply in order to, when applicable, preserve the relevant Acquired Assets’ temporary importation customs status. Specifically, the applicable Company Sellers shall transfer temporary imported Company Acquired Assets through the so-called “virtual export pedimentos” and the applicable Company Asset Buyers shall prepare and effectuate the so-called “virtual import pedimentos” as permitted under Mexican law and regulation. The applicable Company Asset Buyers and Sellers shall exercise reasonable commercial efforts and shall cooperate to effectuate these “virtual export/import” transactions.

9.21 Transfer of Certain Sale Securities.

In order to effectuate the sale of the Sale Securities pursuant to Section 2.1.1 or Section 2.1.2 hereof, Sellers may, prior to Closing and after consultation with the applicable Buyers, transfer certain of the Sale Securities to special purpose vehicles in the form of intermediate holding companies provided that such transfer does not adversely affect the applicable Buyers or their interests in such Sale Securities. In the event of any such transfer, the shares of the intermediate holding company will become the Sale Securities transferred hereunder.

9.22 Certain Bank Accounts.

Parent will duly execute and deliver to Delphi, the Novation Letter in the form attached hereto as Exhibit 9.22 in order to transfer certain lock box bank accounts at JP Morgan Chase Bank, N.A. to Buyers (the “Transferred Account(s)”) with an effective date as of the Closing Date. On or before the Closing Date, Delphi will counter-sign such Novation Letter and deliver the same to JP Morgan Chase Bank, N.A. In the event any Party receives any payments which are not included among such Party’s Acquired Assets, such receiving Party will remit such payment to the appropriate other party within five (5) Business Days of receipt.

9.23 Certain China Matters.

9.23.1. An Affiliate of the China Sellers has established a letter of credit (the “China L/C”) in support of Saginaw Steering (Suzhou) Co., Ltd., a Sale Company (“Steering (Suzhou)”).

Delphi will cause such Affiliate to keep the China L/C in place for no more than three hundred sixty (360) days following Closing (the “China L/C Period”). Parent will cause Steering (Suzhou) to establish, in no event later than three hundred sixty (360) days following Closing, a replacement for the China L/C. Within ten (10) days after receipt of an invoice for such costs, Parent will pay or will cause Steering (Suzhou) to pay to the relevant Seller Affiliate all costs incurred by such Seller Affiliate in connection with keeping the China L/C open during the China L/C Period.

9.23.2. The GM Buyers acknowledge Sellers’ beneficial ownership of the China Entities until the Closing Date and agree that, until the Closing, it shall have no rights other than to hold legal title with respect to the China Entities. The GM Buyers agree not to encumber the China Entities or interfere with the operation of the business conducted by the China Entities until the Closing. Upon Closing, all of GM Sellers’ beneficial ownership and/or other interests in the China Entities shall automatically transfer to Steering Holding Pte. Ltd; provided, however, that in the event this Agreement does not become effective or this Agreement is terminated pursuant to ARTICLE 12, the GM Buyers shall, upon Delphi’s request. take all steps and actions necessary to promptly transfer to Delphi or its designee any and all legal ownership rights the GM Buyers may have with respect to the China Entities or, at Delphi’s election, Steering Holding Pte. Ltd or Rhodes Holding II Sarl, as applicable.

9.24 Certain Poland Matters.

Delphi will transfer all of its shares in Delphi Polska to Fidass II, B.V. and complete all necessary registrations to effect such transfer prior to Closing. GM Buyers will reimburse Sellers on Closing for all costs incurred in acquiring Fidass II, B.V. as such costs are incurred by Sellers or their Affiliates. Delphi will not indemnify GM Buyer for any Tax or other Liabilities of Fidass II, B.V.

9.25 Non-GM Customers.

Each Buyer may consult with any customers of the Business that such Buyer is acquiring hereunder to discuss the potential impact of the transactions contemplated hereunder on the ongoing commercial relationship between such Business and any such customers.

9.26 Transfer of Quotas in Saginaw Brazil.

Prior to Closing, the applicable GM Sellers will take all actions required to cause Delphi Brazil to acquire the one (1) quota of the capital of Saginaw Brazil held by Jefferson Felix de Oliveira, a Brazilian citizen, married, mechanic engineer, resident and domiciled in the City of Porto Alegre, State of Rio Grande do Su1, with office at Rua Giuseppe Mandelli, No. 118, Bairro Sáo Joáo, in the City of Porto Alegre, State of Rio Grande do Sul, Zip Code, bearer of the Identity Card R.G. No. No. 5.004.573.671 SSP/RG, enrolled with the Brazilian Individual Taxpayers’ Register (CPF/MF) under No. 491.466.290-68. As a result of such transfer, Delphi Brazil will become the lawful owner of one hundred percent (100%) of the quotas of Saginaw Brazil.

A. Simultaneously with the transfer of the sole quota mentioned in this Section 9.26, the applicable GM Sellers will cause Delphi Brazil to execute an amendment to the articles of organization of Saginaw Brazil in accordance with applicable Brazilian Law, pursuant to which the applicable GM Sellers shall become the new owners of one hundred percent (100%) of the quotas in Saginaw Brazil representing 54,639,116 (fifty-four million six hundred and thirty-nine thousand one hundred and sixteen) quotas. As a result, the applicable GM Sellers will become the lawful owners of all, but not less than all, of one hundred percent (100%) of the quotas of Saginaw Brazil. The applicable GM Sellers will cause Saginaw Brazil to file the amendment to the articles of organization mentioned above for registration with the competent commercial registry and perform all actions that may be required to obtain such registration as soon as practicable, but in any event no later than thirty (30) days from the date of the execution of the amendment to the articles of organization of Saginaw Brazil, in compliance with applicable Brazilian Law.

B. Prior to Closing, the applicable GM Sellers intend all the quotas of Saginaw Brazil to be dividended from Delphi Brazil to the applicable GM Sellers. Prior to Closing, Delphi Brazil will take all actions required to register the dividend from Delphi Brazil to the applicable GM Sellers and the foreign investment of the applicable GM Sellers in the capital of Saginaw Brazil before the Brazilian Central Bank in accordance with applicable Brazilian Law.

9.27 Transfer of the Brazilian Real Estate.

Delphi Brazil acquired the Brazilian Real Estate on March 3, 1999 and contributed the Brazilian Real Estate to the capital of Saginaw Brazil, on April 1, 2008 as payment-in of its equity interest in the capital of Saginaw Brazil. Notwithstanding the above, Delphi Brazil has not registered the transfer of the Brazilian Real Estate to Saginaw Brazil in the real estate enrollment certificate (matricula) of the competent real estate register to officer. Promptly following the Closing, the Brazil Sellers will, and will cause Delphi Brazil to (i) perform any and all actions that may be required to transfer the Brazilian Real Estate owned by Delphi Brazil to Saginaw Brazil, free and clear of any Encumbrance, other than Permitted Encumbrances, in accordance with applicable Law; and (ii) execute any and all documents that may be required to perfect the transfer of the Brazilian Real Estate to Saginaw Brazil in accordance with applicable Law, including but not limited to executing and registering a Public Deed for Transfer of Real Property for Corporate Capital Payment (Escritura de Conferéncia de Bens para Integralização de Capital Social) in the real estate enrollment certificate (matricula) of the Brazilian Real Estate before the competent real estate register office of the City of Porto Alegre, State of Rio Grande do Sul, Brazil. GM Buyers will be solely responsible for all taxes, costs and expenses in connection with such transfer, in accordance with all applicable Brazilian legal requirements.

9.28 Environmental Permits.

On the date of the execution of this Agreement or as soon as reasonably possible thereafter, and following the Closing, Sellers shall cooperate with Buyers in taking all reasonable steps to facilitate the transfer, assignment or procurement of the reissuance of any Environmental Permit necessary to operate the Business.

9.29 Conflict and Privilege Waivers.

A. Effective as of the execution date of this Agreement, Sellers waive and will cause their respective Affiliates to waive any potential conflicts of interest, attorney-client privilege, attorney work product privilege, or other applicable privilege or conflict which may prevent the provision of services to Buyers or their respective Affiliates, successors or assigns, or disclosure to Buyers or their Affiliates, successors or assigns, by any employee, consultant to, attorney for, advisor to, or other Person who has worked with or for, Sellers or their Affiliates with respect to any Environmental Law related matter for which any Buyer may be required to respond, involving in each case the applicable Acquired Assets, the Business, the Sale Companies or their respective assets and not relating to any Excluded Facility. In addition, effective on the execution date of this Agreement, Sellers hereby consent to all such consultants, attorneys, advisors, or other Persons performing services directly to Buyers, their respective successors, assigns and Affiliates, and agree that they may provide Buyers with all information and documents relating to any Environmental Law related matter for which any Buyer may be required to respond, in each case involving the applicable Acquired Assets, the Business, the Sale Companies or their respective assets and not relating to any Excluded Facility. Sellers hereby reaffirm the privilege waiver they signed in connection with the June 1 MDA and agree that such waiver remains in full force and effect. Within fifteen (15) days after the execution date of this Agreement, Sellers shall deliver to the applicable Buyers such executed original privilege waivers in the form of Exhibit 9.29.A together with a list of their consultants and advisors.

B. Effective on the Closing Date of this Agreement, Sellers waive and will cause their respective Affiliates to waive any potential conflicts of interest, attorney-client privilege, attorney work product privilege, or other applicable privilege or conflict which may prevent the provision of services to Buyers or their respective Affiliates successors or assigns, or disclosure to Buyers or their Affiliates, successors or assigns, by any employee, consultant to, attorney for, advisor to, or other Person who has worked with or for, Sellers or their Affiliates with respect to any Liability (other than as addressed in subsection (A) above) for which any Buyer may be required to respond, involving in each case the Acquired Assets, the Business, the Sale Companies or their respective assets and not relating to any Excluded Asset or Retained Liability. In addition, effective on the Closing Date, Sellers hereby consent to all such consultants, attorneys, advisors, or other Persons performing services directly to Buyers, their respective successors, assigns and Affiliates, and agree that they may provide Buyers with all information and documents relating to any Liability for which any Buyer may be required to respond, in each case involving the Acquired Assets, the Business, the Sale Companies or their respective assets and not relating to any Excluded Asset or Retained Liability. At Closing, Sellers shall deliver to the applicable Buyers such executed original privilege waivers in the form of Exhibit 9.29.B together with a list of their consultants and advisors. To the extent that any Liability that is the subject of this Section relates both to any Acquired Asset, Business, Sale Company and/or its assets on the one hand, and an Excluded Asset and/or Retained Liability on the other hand then the applicable Seller and Buyer agree that the waiver set forth herein will be effective only upon execution of a mutually acceptable joint defense agreement which the Parties agree to execute on or before Closing.

9.30 Preservation of Environmental Records.

Prior to Closing, Sellers and their respective Affiliates will preserve all Environmental Records and GM Environmental Records and will not damage, destroy or alter any Environmental Records or GM Environmental Records.

9.31 Reorganization and Restructuring.

Prior to the Closing, the Sellers, the Sale Companies and Buyers shall consider in good faith any and all internal restructuring steps and consider any transactions and elections as may be requested by the Buyers or Sellers in their respective sole discretion (including capital contributions, cross-chain sales, dividend distributions, spin-offs, mergers, redemptions, tax elections, conversions and reincorporations). Notwithstanding the foregoing, (a) the failure of any such reorganization or restructuring steps to occur shall in no way delay the Closing of the transactions contemplated by this agreement, (b) the applicable Buyers or Sellers, as the case may be, shall bear all costs related to any such reorganization or restructuring including any costs incurred by any the other Parties, (c) the other Parties shall have no liability for the failure of any such reorganization or restructuring steps to occur, (d) no Company Buyer shall have any Liability for any such reorganization or restructuring proposed by any GM Buyer and (e) no GM Buyer shall have any Liability for any such reorganization or restructuring proposed by the Company Buyer.

9.32 Certain Other Actions.

Sellers agree to use commercially reasonable efforts to (a) if requested by Company Buyer within thirty (30) days after the signing of this Agreement, procure a release of liens pertaining to the assets of Delphi Technologies, Inc., a Delaware corporation, in order to permit the unencumbered sale of the shares of such corporation instead of the sate of the assets of such corporation and (b) if requested by Company Buyer within thirty (30) days after the signing of this Agreement, procure a release of liens pertaining to the assets of certain Filing Affiliates that are Company Sellers of Company Sales Securities in order to permit the unencumbered sale of the shares of such Filing Affiliates instead of the sale of such Company Sales Securities. At Company Buyer’s sole option, the Company Buyer may elect to purchase the shares of one or more Filing Affiliates instead of purchasing the assets or Company Sales Securities held directly by such Filing Affiliate.

9.33 Retained Plans.

The Parties acknowledge that Delphi may, at its sole election, terminate any or all of the Retained Plans.

9.34 Certain India Matters.

Delphi Automotive Systems Pvt. Ltd. (“Delphi India”) has established a letter of credit (the “India L/C”) in support of its Steering Business. Delphi will cause Delphi India to keep the India L/C in place for no more than ninety (90) days following Closing (the “India L/C Period”). Parent will cause the applicable GM Buyer to establish, as soon as possible after Closing and in no event later than ninety (90) days following Closing, a replacement for the India L/C. Within ten (10) days after receipt of an invoice for such costs, Parent will pay or will cause the applicable GM Buyer to pay to Delphi India all costs incurred by Delphi India in connection with keeping the India L/C open during the India L/C Period.

9.35 Pending Transactions.

9.35.1. In the event that any of the Pending Transactions are not completed before the Closing, Company Buyer will use commercially reasonable efforts to facilitate completion of the Pending Transactions under the applicable sale and related agreements, including the Seller Transition Services Agreement (subject to Delphi’s reimbursement of Company Buyer’s actual costs in accordance with the terms of the Seller Transition Services Agreement), and pay to Delphi, in U.S. Dollars, an

amount equal to net proceeds received from the respective buyers under the Pending Transactions, within ten (10) Business Days after receipt, except that funds paid to a non-U.S. Sale Company will be paid to Delphi (or Parent, as applicable) as soon as legally permitted under applicable Law, and in advance of amounts paid to other Company Affiliates.

9.35.2. In the event that the sales of the brake and suspension business and the exhaust business are not completed before the Closing, Company Buyer will use commercially reasonable efforts to facilitate completion of the such transactions under the applicable sale and related agreements, including the Seller Transition Services Agreement (subject to Delphi’s reimbursement of Company Buyer’s actual costs in accordance with the terms of the Seller Transition Services Agreement), and pay to Parent or its designee, in U.S. Dollars, an amount equal to the Net Proceeds received from the respective buyers in connection with such transactions, within ten (10) Business Days after receipt, Delphi will deposit into an escrow account pursuant to an escrow agreement reasonably acceptable to the GM Buyer and Company Buyer any Net Proceeds received by Delphi or any of its Affiliates in connection with the sales the brake and suspension business or the exhaust business between date hereof and the Closing Date, and such amount will be paid to Parent at Closing.

9.36 Delphi FICA Litigation.

Delphi shall timely file any FICA refund claims arising in connection with the collective bargaining agreements in 2007. GM Buyer and Company Buyer shall cooperate in the prosecution of the Delphi FICA Litigation.

9.37 Financing.

9.37.1. Prior to the Closing or the earlier termination of this Agreement, GM shall not (x) terminate the GM Financing Agreements or (y) amend or otherwise modify the terms of the GM Financing Agreements (including, in the case of the Buyer Loan Documents, the form thereof), in each case as delivered to Delphi as of the date hereof, to increase the conditionality of the GM Financing Agreements or otherwise in a manner that would adversely impact in a material respect the ability of GM or the Company Buyer to consummate the transactions contemplated by the GM Financing Agreements (including in the case of the Buyer Loan Documents, the form thereof), in each case as delivered to Delphi as of the date hereof, or this Agreement, as the case may be, in the case of each of clauses (x) and (y), without obtaining the prior written consent of Delphi (such consent not to be unreasonably withheld).

9.37.2. GM shall, prior to or concurrently with the Closing, execute and deliver the Buyer Loan Documents, provide the financing contemplated by the GM Financing Agreements on the terms and subject to the conditions described in the GM Financing Agreements and otherwise perform and comply on a timely basis with all of its obligations under the GM Financing Agreements and use its commercially reasonable efforts to satisfy on a timely basis all conditions and other requirements to the consummation of the financing contemplated by the GM Financing Agreements.

9.37.3. Prior to the Closing or the earlier termination of this Agreement, the Company Buyer shall not (x) terminate the Company Financing Agreements or (y) amend or otherwise modify the terms of the Company Financing Agreements (including, in the case of the Buyer Loan Documents, the form thereof), in each case as delivered to Delphi as of the date hereof, to increase the conditionality of the Company Financing Agreements or otherwise in a manner that would adversely impact in a material respect the ability of the Company Buyer to consummate the transactions contemplated by the Company Financing Agreements or this Agreement, as the case may be, in the case of each of clauses (x) and (y), without obtaining the prior written consent of Delphi (such consent not to be unreasonably withheld).

9.37.4. The Company Buyer shall, prior to or concurrently with the Closing, execute and deliver the Company Financing Agreements and otherwise perform and comply on a timely basis with all of its obligations under the Company Financing Agreements and use its commercially reasonable efforts to satisfy on a timely basis all conditions and other requirements to the consummation of the financing contemplated by the Company Financing Agreements.

9.38 Environmental Matters.

Notwithstanding anything in this Agreement to the contrary, neither Sellers and their Affiliates, on the one hand, nor any Buyer, on the other hand, assumes any Liability under Environmental Laws of the other. Nothing in this Agreement is intended to nullify any Liability to any federal, state or local environmental agency under Environmental Laws that either Seller and/or their Affiliates or any Buyer may have as a result of their status as an owner or operator of any property or facility, or as an arranger for disposal of any Hazardous Materials generated at any property or facility. At Closing, Seller and its Affiliates shall discharge in the pending Bankruptcy Cases, to the extent allowable under the Bankruptcy Code, any and all Liabilities under Environmental Laws that they may have. After the Closing neither Sellers and their Affiliates, on the one hand, nor any Buyers, on the other hand, shall assert or pursue any Claim against the other under any Environmental Law for any Liability for Hazardous Materials contamination located on a GM Real Property, a Company Real Property or any real property relating to the Excluded Assets.

9.39	Non-Solicitation.

Each of Delphi and the Sellers agree, severally, that until the earlier of (i) when this Agreement is terminated under the terms hereof and (ii) the Closing (the “Non-Solicitation Period”), Delphi and the Sellers, as applicable, shall not, and shall not knowingly permit Delphi, the Seller or any of their respective officers, directors, agents or Affiliates to solicit or initiate any inquiries or the making of any proposal with respect to the sale (whether by sale of stock, merger, consolidation, sale of assets or other disposition) of all or any part of the GM Business and the Company Business or any significant portion of their consolidated assets or issued or unissued capital stock; provided, however, that nothing in this Agreement shall prevent or restrict Delphi’s Board of Directors from taking actions (or directing management to take actions) which (i) the Board reasonably believes are required by their fiduciary duties (taking into account the advice of counsel in appropriate circumstances) or (ii) are in accordance with paragraph 46 of the Modification Procedures Order, as amended. From and after the execution of this Agreement, Delphi and the Sellers shall immediately advise the Buyers of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a transaction described in this Section 9.39 (including the specific terms thereof and the identity of the other individual or entity or individuals or entities involved) and promptly furnish to the Buyers a copy of any such written proposal in addition to a copy of any information provided to or by any third party relating thereto, in each case only to the extent discussed or provided to Delphi’s Board of Directors.

9.40 Employment, Retirement, Indemnification, and Other Agreements, and Incentive Compensation Programs.

Prior to Closing, the Company Asset Buyers shall take all actions necessary to enter into or assume (at the Company Asset Buyer’s sole discretion) the agreements, obtain insurance coverage and undertake or assume the obligations, in connection with the Specified Director, Officer and Employee Related Liabilities that in the aggregate provide substantially similar economic benefits to the applicable directors, officers and employees as currently exist under existing agreements and policies in effect on the date of this Agreement with respect to Delphi’s directors, officers and employees other than with respect to change in control agreements. “Specified Director, Officer and Employee Related Liabilities” means (i) employment and incentive agreements and policies (which shall include equity, supplemental retirement benefits, bonus and other incentive plans and policies to be paid to executives after the Closing Date) with substantially all of Delphi’s current, eligible executives who continue to be employed after the Closing Date, (ii) the obligation to indemnify, reimburse, advance, or contribute to the losses, liabilities, or expenses of a director, officer, or employee pursuant to the applicable Delphi and Affiliate of Delphi certificate of incorporation, bylaws, policy of providing employee indemnification, applicable law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against any director, officer, or employee of the debtors who were in that role as of the date of October 3, 2007 based upon any act or omission related to a director’s, officer’s or employee’s service with, for, or on behalf of Delphi or an Affiliate of Delphi, (iii) the obligation to maintain directors’ and officers’ insurance providing coverage for those directors, officers, and employees currently covered by such policies for the remaining term of such policy and to maintain tail coverage under policies in existence as of the Closing Date for a period of six years after the Closing Date, to the fullest extent permitted by such provisions, in each case insuring such parties in respect of any claims, demands, suits, causes of action, or proceedings against such persons based upon any act or omission related to such person’s service with, for, or on behalf of the debtors in at least the scope and amount as currently maintained by Delphi and Affiliates of Delphi, and (iv) the obligation to indemnify current or former directors, officers, and employees who were not employed in such capacity by Delphi or an Affiliate of Delphi as of October 3, 2007, solely to pay for any deductible or retention amount that may be payable in connection with any claim covered under either the insurance coverage referred to in section (ii) or any prior similar policy in an aggregate amount not to exceed $10 million.

9.41	India Matters.

The applicable Delphi Asset Seller in India shall use commercially reasonable efforts to prior to Closing (A) procure a “no objection letter” from the appropriate authority pursuant to section 281(I) of the Income Tax Act, 1961 of India to the proposed transfer of the Acquired Assets of the GM Business conducted in India from the Seller to the Buyer with no conditions included in such objection letter, other than those as are reasonably acceptable to the applicable Seller and applicable GM Buyer and (B) establish proper, clear and valid leasehold rights in favor of the applicable GM Buyer to the premises forming part of the lease for the premises situated in the State of Haryana, India and subject to the Seller furnishing all necessary permission(s) and authorization(s) obtained by AJS Associates and/or individual allottees of the premises forming part of the leases from the Haryana Urban Development Authority for the purpose of creating valid leasehold rights in favor of the GM Buyer.

9.42	Prosecution and Settlement of Appaloosa Claim.

Prior to the Closing, Delphi shall continue to control the prosecution and settlement of the Appaloosa Claim and shall be responsible for the costs and expenses of such prosecution and, subject to applicable law, shall not consent to the entry of any judgment with respect to the Appaloosa Claim or enter into any settlement with respect thereto without the prior written consent of GM or GM Buyer which shall not be unreasonably withheld. Following the Closing, (i) GM, GM Buyer and Delphi agree to take appropriate actions and enter into appropriate agreements such that subject to applicable law, GM or GM Buyer shall control the prosecution and settlement of the Appaloosa Claim and shall be responsible for the costs and expenses of such prosecution, and Delphi shall cooperate with GM and GM Buyer in any such prosecution; provided, however, if requested by GM or GM Buyer in writing, Delphi shall prosecute such Claim at the direction of GM or GM Buyer, as applicable, and GM or GM Buyer, as applicable, shall reimburse Delphi for any reasonable, external, out-of-pocket costs and expenses incurred by Delphi in connection with any such prosecution; provided, further, however, that if GM or GM Buyer has requested that Delphi prosecute such Claim as provided above, Delphi shall not consent to the entry of any judgment with respect to the Appaloosa Claim or enter into any settlement with respect thereto without the prior written consent of GM or GM Buyer; (ii) GM and GM Buyer shall not consent to the entry of any judgment with respect to the Appaloosa Claim or enter into any settlement with respect thereto, in each case for an amount that would be less than $145.5 million (the “Threshold”), without the prior written consent of Company Buyer which shall not be unreasonably withheld; provided. that Company Buyer may not withhold its consent unless it agrees within 20 days of the request for consent to pay all costs and expenses associated with of the continuing prosecution of the Appaloosa Claim and demonstrates to GM’s and GM Buyer’s reasonable satisfaction the ability to fund such costs and expenses; provided, further, that Company Buyer shall not have any right to consent to the entry of any judgment with respect to the Appaloosa Claim or any settlement with respect thereto if the amount of such judgment or settlement would result in proceeds equal to or greater than the Threshold; (iii) GM and GM Buyer shall not consent to the entry of any judgment with respect to the Appaloosa Claim or enter into any settlement with respect thereto unless such judgment or settlement (A) contains a full release of all counter, cross or similar claims by the defendants and (B) does not contain non-economic relief detrimental to Delphi’s current or former officers, directors, or employees; and (iv) GM and GM Buyer shall consult with Delphi regarding any request by Delphi for GM or GM Buyer to consent to the entry of any judgment with respect to the Appaloosa Claim or entry into any settlement. Delphi and GM and/or the GM Buyer will enter into an agreement in mutually acceptable form for the purpose of facilitating communications regarding the Appaloosa Claim and, to the maximum extent permissible, protecting confidential and privileged information shared in connection therewith.

9.43	PBGC Settlement Agreements.

Delphi shall not amend, modify, or terminate the Delphi-PBGC Settlement Agreement without the prior written consent of each of GM and the Company Buyer, which consents shall not be unreasonably withheld; provided, however, that Delphi shall not amend the Delphi-PBGC Settlement Agreement in any manner that (i) will cause GM or the Company Buyer to pay any amounts, incur any Liabilities or transfer any assets or (ii) modify in any manner any releases of any claims or liens for the benefit of GM or the Company Buyer. GM shall not amend, modify, or terminate the GM-PBGC Settlement Agreement without the prior written consent of each of Delphi and the Company Buyer, which consents shall not be unreasonably withheld; provided, however, that GM shall not amend the GM-PBGC Settlement Agreement in any manner that (i) will cause Delphi or the Company Buyer to pay any amounts, incur any Liabilities or transfer any assets or (ii) modify in any manner any releases of any claims or liens for the benefit of Delphi or the Company Buyer.

9.44	DIP Priority Payment.

9.44.1. Not more than 20 Business Days but not less than 15 Business Days prior to the date on which Delphi and the Buyers shall have agreed in good faith is the anticipated Closing Date, Delphi shall notify the DIP Agent in writing (with a copy to the Buyers) of such anticipated Closing Date. If, at any time subsequent to the delivery of such notification, Delphi and the Buyers determine in good faith that they anticipate that the Closing Date will be different from the one set forth in such notification, Delphi shall notify the DIP Agent in writing (with a copy to the Buyers) of the updated anticipated Closing Date.

9.44.2. At least 15 Business Days prior to the Closing Date, (I) the DIP Agent will prepare in good faith and deliver to Delphi and the Buyers (a) the aggregate amount of all invoices received by DIP Agent at such time to be paid at the Closing pursuant to clause (i) of the definition of DIP Priority Payment and (b) a categorized estimate of the DIP Priority Payment under clauses (ii) and (iii) of the definition thereof as of the Closing Date and (II) Delphi will provide to the Buyers the mark to-market exposure under the Hedging Agreements as of such date, calculated in accordance with the relevant Hedging Agreements. At least 4 Business Days prior to the Closing Date, the DIP Agent will deliver to Delphi and the Buyers the calculations of the obligations owing under the Hedging Agreements as of the Closing Date that have been provided to the DIP Agent by the counterparties to the Hedge Counterparties as of such date. On or prior to the Closing Date, the DIP Agent will deliver to Delphi and the Buyers a letter (the “DIP Priority Payment Letter”) setting forth in reasonable detail the calculation of the amount of the DIP Priority Payment to be paid on the Closing Date.

9.44.3. If a GM Buyer disputes any amount or calculation under clause (i) of the DIP Priority Payment or the estimate of such amount, to the extent such dispute cannot be resolved by consent or by order of the Bankruptcy Court prior to Closing, at its option in its sole discretion, the GM Buyers may elect to either (i) delay the Closing for a period not to exceed 15 days in order to seek to resolve such dispute, or (ii) proceed with the Closing and pay such disputed amount, subject to the following procedures if applicable:

A. if the portion of the DIP Priority Payment in dispute is owed to a Backstop Party, GM Buyer will pay the disputed amount to the DIP Agent who will deposit such disputed amount in a non-interest bearing escrow account pursuant to an escrow agreement in form and substance reasonably acceptable to the DIP Agent, GM Buyer and the applicable Backstop Party, which escrow agreement shall authorize the DIP Agent to distribute the escrowed amount as specified in a joint notice by a GM Buyer and the applicable Backstop Party or as ordered by the Bankruptcy Court;

B. if the portion of the DIP Priority Payment in dispute is owed to any third party other than a Backstop Party. GM Buyer shall pay such amount to the DIP Agent and the DIP Agent will distribute such disputed amount to the applicable third party; provided that in providing such payment, GM Buyer does not waive any rights it may have to dispute the amount paid to such third party hereunder; or

C. if the portion of the DIP Priority Payment in dispute is owed to any third party other than a Backstop Party, and such third party agrees to permit such disputed amount to be retained by the DIP Agent subject to an escrow, GM Buyer will pay the disputed amount to the DIP Agent who will deposit such disputed amount in a non-interest bearing escrow account pursuant to an escrow agreement in form and substance reasonably acceptable to the DIP Agent, which escrow agreement shall authorize the DIP Agent to distribute the escrowed amount as specified in a joint notice by a GM Buyer and the applicable third party or as ordered by the Bankruptcy Court.

9.44.4. If a GM Buyer disputes any amount or calculation under clause (iv) of the DIP Priority Payment, to the extent such dispute cannot be resolved by consent or by order of the Bankruptcy Court prior to Closing, the GM Buyers shall so notify Delphi and the counterparty to the relevant Hedging Agreement of such dispute, proceed with the Closing and pay such disputed amount to such counterparty at the Closing, and, upon the making of such payment at the Closing, Delphi shall assign to the GM Buyers the right to enforce against the counterparty (subject to all defenses that could be asserted by the counterparty against Delphi) any right Delphi may have to reimbursement of the disputed amount under the relevant Hedging Agreement. If the DIP Agent does not perform the provisions of this Section 9.44 applicable to it, the Parties will use their respective commercially reasonable efforts to enter into an alternative arrangement which provides GM Buyers protections and rights equivalent to those provided by this Section 9.44.

9.44.5. At Closing, Company Buyer shall reimburse Parent an amount equal to 50% of aggregate amount of success fees included in the DIP Priority Payment incurred after June 1, 2009 and paid by Parent or a GM Buyer. Alternatively, Parent may assign its rights to such payment to one of its Affiliates and Parent or such Affiliate may offset such right to such payment against the GM Buyers’ obligations under Section 9.5.11.B.

ARTICLE 10.

CONDITIONS TO CLOSING.

10.1	Conditions to Obligations of Sellers and Buyers.

The respective obligations of each Party to effect the Sales and the other transactions contemplated by this Agreement will be subject to the satisfaction or waiver by each Party at or prior to the Closing Date of the following conditions precedent.

10.1.1. Plan of Reorganization, Plan Modification Order. If the transactions contemplated by this Agreement are consummated pursuant to the Plan of Reorganization, the conditions to the effectiveness thereof shall have been satisfied or waived pursuant to the terms thereof, and the Plan of Reorganization does not contain any changes from the version filed with the Bankruptcy Court on June 16, 2009 that would have a material adverse impact on the Sales (except as contemplated under Section 3.2.3 of this Agreement) without the consent of GM and the Company Buyer, an adverse impact on GM without the consent of GM or an adverse impact on Company Buyer without the consent of Company Buyer. If the transactions contemplated by this Agreement are consummated pursuant to the Plan of Reorganization, any exhibits and schedules thereto not delivered to the Buyers prior to the date of this Agreement, must not have a material adverse impact on the Sales without the consent of GM and the Company Buyer, a material adverse impact on GM without the consent of GM or a material adverse impact on Company Buyer without the consent of Company Buyer. The Plan Modification Order as entered on July 30, 2009 shall be an Unstayed Order.

10.1.2. Governmental Approvals. All required Governmental Approvals (including approvals under any Competition/Investment Law, as identified on Schedule 10.1.2) regarding the Sales will have been granted in writing by the appropriate Governmental Authorities or the waiting period with respect to any such filings will have expired or been terminated; provided that to the extent such consent, approval, order, authorization, registration, declaration or filing has not been obtained or completed with respect to an immaterial Acquired Asset, Parent or Company Buyer may elect in its sole discretion to cause the applicable Buyer to consummate the acquisition of those Acquired Assets for which such consent, approval, order, authorization, registration, declaration or filing has been obtained or completed and defer the acquisition of all remaining Acquired Assets until such remaining consent, approval, order, authorization, registration, declaration or filing has been obtained or completed and provided further that the full Purchase Price for such assets is paid.

10.1.3. No Order. There shall not be in effect any Governmental Order by Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

10.2	Conditions to Obligations of Sellers.

The obligation of Sellers to consummate the Sales and the other transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of the following conditions (anyone or more of which may be waived in whole or in part by Sellers):

10.2.1. Accuracy of Warranties. The representations and warranties of the GM Buyers in ARTICLE 5 of this Agreement, of GM in ARTICLE 6 of this Agreement and of the Company Buyer in ARTICLE 7 of this Agreement (without taking into account any materiality or material adverse effect qualification therein), will be true and correct as of date of the Agreement and as of the Closing Date as if made on such date (except for representations and warranties that speak as of a specific date or time, which will be true and correct only as of such date or time), except where the failure of such representation and warranty to be true and correct would not have a material adverse effect on Buyers’ ability to consummate the transactions contemplated by this Agreement.

10.2.2. Performance of Covenants. Each of the Buyers and their Affiliates will have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them at or prior to the Closing.

10.2.3. Delivery of Ancillary Agreements. Buyers will have delivered duly executed copies of each of the applicable Ancillary Agreements.

10.2.4. Collective Bargaining Agreements. The relevant Buyers will assume all applicable Seller U.S. CBAs, in each case, to the extent provided in the Plan Modification Order as entered on July 30, 2009.

10.2.5. PBGC Settlement Agreements. The PBGC Settlement Agreements shall have gone effective and be in full force and effect.

10.2.6. Consents. The UAW, IUE CWA and the USW will have waived (to the extent such waiver is required) Seller U.S. CBA restrictions upon the Sale in a form reasonably satisfactory to Seller.

10.3	Conditions to Obligations of GM Buyers.

The obligation of GM Buyers to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of the following conditions (which may be waived in whole or in part by GM Buyers);

10.3.1. Accuracy of Warranties. The representations and warranties of Sellers made to all Buyers or the GM Buyers, but, for the avoidance of doubt, not the representations and warranties of Sellers made exclusively to the Company Buyer, contained in this Agreement (without taking into account any materiality, material adverse effect or Material Adverse Effect qualification therein), will be true and correct as of the Closing Date as if made on such date without regard to any changes to the schedules referred to in such representations and warranties submitted after the date of this Agreement (except for representations and warranties that speak as of a specific date or time, which will be true and correct only as of such date or time), except where the failure of such representation and warranty to be true and correct would not have a material adverse effect on Sellers’ ability to consummate the transactions contemplated by this Agreement.

10.3.2. Performance of Covenants. Sellers will have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it at or prior to the Closing for the benefit of the GM Buyers.

10.3.3. Delivery of Ancillary Agreements. Sellers will have delivered duly executed copies of each of the GM Ancillary Agreements. Company Buyer will have delivered duly executed copies of the GM/Company Ancillary Agreements to which they are a party.

10.3.4. PBGC Settlement Agreements. The PBGC Settlement Agreements shall have gone effective and be in full force and effect.

10.3.5. Financing. The Company Buyer shall have (or shall receive concurrently with the Closing) received the debt and equity financing contemplated by the Company Financing Agreements (unless the failure to receive such financing is a result of an actual or threatened breach of the Company Financing Agreements by any GM Buyer). The Backstop Parties shall not be in breach or default of any material obligations they have under the Company Financing Agreements and shall have executed and delivered the Company Financing Agreements to which they are a party and the Operating Agreement, which Company Financing Agreements and Operating Agreement shall be in full force and effect.

10.3.6. Transfer of Environmental Permits and Approvals. All material Environmental Permits shall have been transferred, assigned or reissued to GM Buyers or, with respect to any material Environmental Permit which cannot be transferred, assigned or reissued prior to Closing, GM Buyers have received written or other satisfactory acknowledgment from the appropriate Governmental Authority that continued operation after Closing by GM Buyers pending transfer, assignment or reissuance of any such material Environmental Permit is permissible.

10.3.7. Property Transfer Obligations. All obligations required under the Indiana Responsible Property Transfer Law, Indiana Code Section 13-25-3 shall have been satisfied.

10.4	Conditions to Obligations of Company Buyer.

The obligation of Company Buyer to consummate the Sales and the other transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of the following conditions (which may be waived in whole or in part by the Company Buyer):

10.4.1. Accuracy of Warranties. The representations and warranties of Sellers made to all Buyers or the Company Buyer, but, for the avoidance of doubt, not the representations and warranties of Sellers made exclusively to the GM Buyers, contained in this Agreement (without taking into account any materiality or material adverse effect qualification therein), will be true and correct as of the Closing Date as if made on such date without regard to any changes to the schedules referred to in such representations and warranties submitted after the date of this Agreement (except for representations and warranties that speak as of a specific date or time, which will be true and correct only as of such date or time), except where the failure of such representation and warranty to be true and correct would not have a material adverse effect on Sellers’ ability to consummate the transactions contemplated by this Agreement.

10.4.2. Performance of Covenants. Sellers will have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it at or prior to the Closing for the benefit of the Company Buyer.

10.4.3. Delivery of Ancillary Agreements. Sellers will have delivered duly executed copies of each of the Company Ancillary Agreements, which shall be in full force and effect. GM Buyers will have delivered duly executed copies of the GM/Company Ancillary Agreements to which they are a party.

10.4.4. PBGC Settlement Agreements. The PBGC Settlement Agreements shall have gone effective and be in full force and effect.

10.4.5. Transfer of Environmental Permits and Approvals. All material Environmental Permits relating to Company Purchased Assets located in the United States shall have been transferred, assigned or reissued to Company Buyer or, with respect to any such material Environmental Permit which cannot be transferred, assigned or reissued prior to Closing. Company Buyer shall have received written or other satisfactory acknowledgment from the appropriate Governmental Authority that continued operation after Closing by Company Buyer pending transfer, assignment or reissuance of any such material Environmental Permit is permissible, and Sellers shall have used their respective commercially reasonable efforts to have transferred, assigned or reissued to Company Buyer all material Environmental Permits relating to Company Purchased Assets located outside of the United States, or to receive written or other satisfactory acknowledgment from the appropriate Governmental Authority that continued operation after Closing by Company Buyer pending transfer, assignment or reissuance of any such material Environmental Permit is permissible.

10.4.6. Financing. The Company Buyer shall have received (or shall receive concurrently with the Closing) the debt and equity financing contemplated by the Company Financing Agreements (unless the failure to receive such financing is a result of an actual or threatened breach of the Company Financing Agreements by any Company Buyer or any of the Backstop Parties). GM shall not be in breach or default of any material obligations it has under the Company Financing Agreements and shall have executed and delivered the Company Financing Agreements to which it is a party and the Operating Agreement, which Company Financing Agreements and Operating Agreement shall be in full force and effect.

10.4.7. LLC Agreement. The Amended and Restated Operating Agreement of Company Buyer in the form included as an Exhibit to the Securities Purchase Agreement as of the date hereof shall have been implemented consistent with Section 8(a) of the Securities Purchase Agreement.

ARTICLE 11.

CLOSING.

11.1	Closing Time and Date.

11.1.1. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of all of the transactions contemplated by this Agreement to occur at Closing will take place at the offices of Skadden Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, 10036, at 10:00 a.m. on the date which is two (2) Business Days after the date that all of the conditions set forth in ARTICLE 10 have been satisfied or waived (other than conditions which by their nature can be satisfied only at the Closing), or on such other date or at such other time as the Parties may otherwise agree (the “Closing Date”). For Tax and accounting purposes, the parties shall use their commercially reasonable efforts to cause the effective time of the transaction to be 11:59 p.m., local time, on the accounting month end following the Closing Date. The Closing of the Transfer Agreements will take place simultaneously with the Closing or on a later date if mutually agreed by the relevant Seller and relevant Buyer.

11.1.2. In the event any condition to Closing contained in Section 10.1.2 or 10.3 has not been satisfied with respect to an immaterial Acquired Asset, GM Buyer may elect to delay the Closing with respect to such immaterial Acquired Asset or Sale Company (the “Temporarily Excluded Assets”), and shall be required to proceed to Closing with respect to the rest of the transactions contemplated by this Agreement. In such event, (i) GM Buyers will not be deemed to have assumed any Liabilities which relate to the Temporarily Excluded Assets, (ii) the full Purchase Price will be paid at Closing notwithstanding that the Temporarily Excluded Assets have not been transferred, and (iii) Sellers will continue to operate the Temporarily Excluded Assets and will supply GM Buyers and the Sale Companies and perform the other obligations in the same manner as prior to the Closing, except that GM Buyers will be responsible for paying Sellers, in advance, for all of their direct and indirect costs and expenses reasonably incurred in operating the Temporarily Excluded Assets to the extent they exceed revenues generated from operating such Temporarily Excluded Assets until they can be transferred to GM Buyers. Sellers and GM Buyers will continue to use their respective commercially reasonable best efforts to cause the satisfaction of all unsatisfied conditions precedent to the transfer of the Temporarily Excluded Assets as soon as practicable. The GM Buyers may elect to close on the transfer of the Temporarily Excluded Assets at any time upon notice to Delphi. Until any such closing on the transfer of the Temporarily Excluded Assets, the provisions of this Agreement will continue to apply to the Temporarily Excluded Assets as if no Closing under this Agreement had yet taken place.

11.2	GM Ancillary Agreements.

At or prior to the Closing, the applicable Sellers and/or Company Buyer will duly execute and deliver to the applicable GM Buyers, and the applicable GM Buyers will duly execute and deliver to the applicable Sellers and/or the Company Buyer, each of the following agreements to which they are to be a party:

11.2.1. The following lease agreements:

A. Assignment and Assumption Agreement regarding Building 1 at the Somerton, Australia Real Property, substantially in the form of the Previously Filed Version Exhibit 11.2.1.A (with such changes as the Parties shall negotiate in good faith and reasonably agree upon between the date of this Agreement and the Closing Date).

B. Sublease regarding the Paris Technical Center, substantially in the form of the Previously Filed Version Exhibit 11.2.1.B (with such changes as the Parties shall negotiate in good faith and reasonably agree upon between the date of this Agreement and the Closing Date).

C. Sublease regarding the lease located at 1230 West Gila Bend Highway, Valley Industrial Park, Casa Grande, Arizona, substantially in the form of the Previously Filed Version Exhibit 11.2.1.C (with such changes as the Parties shall negotiate in good faith and reasonably agree upon between the date of this Agreement and the Closing Date).

D. The applicable GM Buyer and applicable Company Buyer will enter into a lease for a portion of the Lockport, New York technical center (including the Personal Property used therein) in form and substance reasonably acceptable to the parties providing, among other things, for Company Buyer to pay its pro rata share of costs on a triple net basis, plus $1.00 per year, having a term of two years, providing for a mutually acceptable allocation of use of Personal Property during the term of such lease. During the term of such lease, the applicable

GM Buyer shall not sell or otherwise dispose of any of such Personal Property. The applicable GM Buyer and applicable Company Buyer will use commercially reasonable efforts to develop and implement a reasonable, mutually agreed upon, cost effective separation plan for their respective businesses conducted at Lockport, New York and following such separation during the remainder of the term of the lease, the applicable Company Buyer shall have an option to purchase the real property and the related Personal Property for the price of $1.00 and the assumption by such Company Buyer of all Liabilities directly relating to such technical center and not the remainder of the facility retained by GM Buyer, it being understood that Company Buyer shall not assume liabilities relating to UAW employees, subject to a lease back to the applicable GM Buyer of the portion of the real property that will continue to be occupied by the applicable GM Buyer and the provision for the use by the applicable GM Buyer of the relevant related Personal Property. Company Buyer must exercise its option to acquire the real property in order to purchase the Personal Property. The lease back to the GM Buyer shall provide for the applicable GM Buyer to pay its pro rata share of costs on a triple net basis, plus $1.00 per year and having such other terms and conditions as agreed to by such parties. Company Buyer will pay all costs associated with the separation of the Lockport, New York technical center and all capital investment needed in connection with separation of the Lockport, New York technical center and other capital expenditures; provided that any shared capital expenditures required with respect to any shared Personal Property or Real Property shall be equitably allocated between the parties as mutually agreed to between the parties.

E. The applicable GM Buyer and applicable Company Buyer will enter into a lease for a portion of the Kokomo, Indiana technical center (including the Personal Property used therein) in form and substance reasonably acceptable to the parties providing, among other things for Company Buyer to pay its pro rata share of costs on a triple net basis, plus S1.00 per year, having a term of two years, providing for a mutually acceptable allocation of use of Personal Property during the term of such lease. During the term of such lease, the applicable GM Buyer shall not sell or otherwise dispose of any of such Personal Property. The applicable GM Buyer and applicable Company Buyer will use commercially reasonable efforts to develop and implement a reasonable, mutually agreed upon, cost effective separation plan for their respective businesses conducted at Kokomo, Indiana and following such separation during remainder of the term of the lease, the applicable Company Buyer shall have an option to purchase the real property and related Personal Property for the price of $1.00 and the assumption by such Company Buyer of all Liabilities directly relating to such technical center and not the remainder of the facility retained by GM Buyers, it being understood that Company Buyer shall not assume liabilities relating to UAW employees, subject to a lease back to the applicable GM Buyer of the portion of the real property that will continue to be occupied by the applicable GM Buyer and the provision for the use by the applicable GM Buyer of the relevant related Personal Property. Company Buyer must exercise its option to acquire the real property in order to purchase the Personal Property. The lease back to the GM buyer shall provide for the applicable GM Buyer to pay its pro rata share of costs on a triple net basis, plus $1.00 per year and having such other terms and conditions as agreed to by such parties. Company Buyer will pay all costs associated with the separation of the Kokomo, Indiana technical center and all capital investment needed in connection with separation of the Kokomo, Indiana technical center and other capital expenditures; provided that any shared capital expenditures required with respect to any shared Personal Property or Real Property shall be equitably allocated between the parties as mutually agreed to between the parties.

11.2.2. Patent Rights assignments by the applicable GM Sellers to the applicable GM Buyer substantially in the form of Exhibits 11.2.2.A.1 through 11.2.2.A.16, a Trademark Assignment by the applicable GM Seller to the applicable GM Buyer substantially in the form of Exhibit 11.2.2.B, and a Copyright Assignment by the applicable GM Seller to the applicable GM Buyers substantially in the form of Exhibit 11.2.2.C, whereby recorded title to the Purchased Intellectual Property may be recorded as being transferred from the applicable GM Seller to the applicable GM Buyers, as well as any other deeds, bills of sale, endorsements, assignments, affidavits and other instruments of sale, conveyance, transfer and assignment relating to the Purchased Intellectual Property, including an assignment to the applicable GM Sellers’ rights in and to the “Saginaw Steering” name and trademark, any assignment of rights to Intellectual Property under any employment or independent contractor agreements and any necessary releases of security interest in forms appropriate for releasing any security interests filed in any patent offices.

11.2.3. The following agreements (collectively the “GM Transfer Agreements”):

A. France Asset Sale Agreement, substantially in the form set forth in the Previously Filed Version of Exhibit 11.2.3.A.

B. Australia Asset Sale Agreement, substantially in the form set forth in the Previously Filed Version of Exhibit 11.2.3.B.

C. India Asset Sale Agreement, substantially in the form set forth in the Previously Filed Version of Exhibit 11.2.3.C.

D. Germany Asset Sale Agreement, substantially in the form set forth in the Previously Filed Version of Exhibit 11.2.3.D.

E. Italy Asset Sale Agreement, substantially in the form set forth in the Previously Filed Version of Exhibit 11.2.3.E.

F. Korea Asset Sale Agreement, substantially in the form set forth in the Previously Filed Version of Exhibit 11.2.3.F.

G. Japan Asset Sale Agreement, substantially in the form set forth in the Previously Filed Version of Exhibit 11.2.3.G.

H. Share Transfer Agreement with respect to Fidass II, B.V, substantially in the form set forth in the Previously Filed Version of Exhibit 11.2.3.H.

11.2.4. The bill of sale, substantially in the form set forth in Exhibit 11.2.4.

11.2.5. The Assignment and Assumption Agreement, substantially in the form set forth in Exhibit 11.2.5.

11.2.6. The GM IP License Agreement.

11.2.7. The applicable Seller Transition Services Agreement between Delphi and GM substantially in the form set forth in Exhibit 11.2.7.

11.2.8. Share transfer agreements in customary form as required to effect the sale and transfer of the Sale Securities of the Sale Companies without any Encumbrances other than Permitted Encumbrances.

11.3	Company Ancillary Agreements.

At or prior to the Closing, the applicable Sellers and/or GM Buyers will duly execute and deliver to the applicable Company Buyer, and the applicable Company Buyer will duly execute and deliver to the applicable Sellers and/or the GM Buyers, each of the following agreements to which they are to be a party:

11.3.1. Assignments, in recordable form, with respect to each of the Copyrights, Patent Rights, Trademark Rights included within the Purchased Intellectual Property, duly executed by each Seller, as applicable, and in form and substance reasonably satisfactory to Buyer.

11.3.2. The Buyer Transition Services Agreement substantially in the form set forth in Exhibit 11.3.2.

11.3.3. The transition services agreement between Delphi and the Company Buyer, substantially in the form set forth in Exhibit 11.3.3 (the “Seller Transition Services Agreement”).

11.3.4. The bills of sale, substantially in the form set forth in Exhibit 11.3.4.

11.3.5. The assignment and assumption agreements, substantially in the form set forth in Exhibit 11.3.5.

11.3.6. The Company IP License Agreements.

11.3.7. Lease by GM to Company Buyer of technical centers at Lockport, New York and Kokomo, Indiana pursuant to Sections 11.2.1.D and 11.2.1.E, respectively.

11.3.8. Share transfer agreements in customary form as required to effect the sale and transfer of the Sale Securities of the Sale Companies without any Encumbrances other than Permitted Encumbrances.

11.3.9. Delphi, as lessor, and the applicable Company Buyer, as tenant, will enter into a month-to-month lease for a minimum term of three months and a maximum term of three years for the Rootstown, Ohio and Plant 43 in Flint, Michigan manufacturing facilities (including the Personal Property used therein) in form and substance reasonably acceptable to the parties providing, among other things for the Company Buyer to pay its pro rata share of costs on a triple net basis, plus $41,666.67 per month in the case of Rootstown and $125,884 per month in the case of Plant 43 in Flint, Michigan. During the term of such lease, the applicable Company Buyer shall not sell or otherwise dispose of any of such Personal Property.

11.4	Sellers’ Deliveries at Closing.

At or prior to the Closing, the appropriate Sellers will deliver or cause to be delivered to the applicable Buyer:

11.4.1. To the extent that equity interests of Sale Companies or the JV Companies are represented by stock certificates, original certificates evidencing the Sale Securities (to the extent applicable in the respective jurisdiction), which certificates will be duly endorsed for transfer or accompanied by duly executed stock transfer powers or other appropriate instruments of assignment and transfer in favor of the relevant Buyer or its permitted assigns.

11.4.2. Quitclaim deeds (or non U.S. equivalent) for the GM Owned Real Property and the Company Real Property which is owned, substantially in the form of the Previously Filed Version of Exhibit 11.4.2 or such other form of conveyance in substance equivalent to such form of deed.

11.4.3. Copies of the resolutions (or local equivalent) of the boards of directors or similar governing body of each Seller and, where required, the stockholders/owners of each Seller, authorizing and approving this Agreement, Ancillary Agreements and the transactions contemplated hereby and thereby.

11.4.4. Certified copies of all orders of the Bankruptcy Court pertaining to the transactions contemplated by this Agreement and the Ancillary Agreements, including the Plan Modification Order.

11.4.5. The minutes and other partnership or limited liability company record books of the Sale Companies and all stock transfer ledgers and other records evidencing the equity ownership of the Sale Companies.

11.4.6. Resignations of all directors (or equivalent) and officers of the Sale Companies and of any Seller representatives in similar positions with the JV Companies, except as otherwise requested by the applicable Buyer no less than ten (10) Business Days prior to the Closing Date.

11.4.7. A non-foreign affidavit dated as of the Closing Date and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b) of the Code so that Buyers are exempt from withholding any portion of the Purchase Price thereunder.

11.4.8. All other documents and papers reasonably requested by Buyers to transfer title to the Acquired Assets or Sale Securities in accordance with this Agreement or to otherwise effect the transactions contemplated by this Agreement or the Ancillary Agreements.

11.4.9. A certificate signed by Delphi, dated the date of the Closing Date (in form and substance reasonably satisfactory to Parent and Company Buyer), certifying that the conditions specified in Section 10.3 and Section 10.4 have been satisfied as of the Closing.

11.4.10. Written acknowledgements from the applicable Governmental Authorities that all material Environmental Permits have been transferred, assigned or reissued to Buyer or, with respect to any material Environmental Permit which cannot be transferred, assigned or reissued prior to Closing, written or other satisfactory acknowledgment from the appropriate Governmental Authority that continued operation after Closing by Buyers pending transfer, assignment or reissuance of any such material Environmental Permit is permissible.

11.4.11. Environmental Records and GM Environmental Records without redaction or deletion. Environmental Records and GM Environmental Records located at the applicable Real Property immediately following the Closing will be deemed to be delivered for purposes of this Section 11.4.

11.4.12. Copies of all documents required to effect the transfer of ownership and possession of any Real Property under the Indiana Responsible Property Transfer Law, Indiana Code Section 13-25-3.

11.4.13. The Buyer Transition Services Agreements and the Seller Transition Services Agreement substantially set forth in Exhibits 11.2.7, 11.3.2 and 11.3.3, respectively (with such limited changes as the Parties shall negotiate in good faith and reasonably agree upon between the date of this Agreement and the Closing Date).

11.4.14. Delphi shall assign to Company Buyer and Company Buyer shall assume all of Delphi’s rights and obligations under (A) the GM-Delphi Memorandum of Understanding Flint East Operations between Delphi and GM, dated as of December 23, 2008, and (B) the Leased Hourly Employees Services Agreement dated as of December 19, 2008.

11.4.15. Amendments to the Rhodes I and Rhodes II Operating Agreements in the forms previously provided to Sellers.

11.5	Buyers’ Deliveries at Closing.

11.5.1. At or prior to the Closing, GM Buyers and Old GM (solely with respect to Clause A below) will deliver or cause to be delivered the following:

A. The waiver by Old GM and GM of their respective pre-petition Claims, Administrative Claims, and future Claims in the Bankruptcy Cases including without limitation any such Claims pursuant to the Global Settlement Agreement, as amended, effective as of September 29, 2008, between Delphi and Old GM and the waiver by GM and Old GM of their respective Claims with under each of the GM-Delphi Liquidity Agreements;

B. The payment to the DIP Agent of the DIP Payment;

C. The assumption or payment of the applicable Cure Amounts for the GM Business that are GM Assumed Liabilities;

D. The payment to Delphi of certain expenses of Delphi and its Filing Affiliates following the Closing as set forth on Exhibit 3.1.1.E.

E. Where required by applicable Law in the jurisdiction concerned, copies of the resolutions (or local equivalent) of the boards of directors or similar governing body of each GM Buyer and, where required, the stockholders/owners of each GM Buyer, authorizing and approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby;

F. An officer’s certificate, dated as of the Closing Date, executed on behalf of Parent, certifying that the conditions specified in Section 10.2 have been fulfilled;

G. Each GM/Company Ancillary Agreement to which a GM Buyer is a party and which was not executed and delivered contemporaneously with the execution of this Agreement; and

H. 50% of professional fees (not to exceed $15,000,000 as the payment by the GM Buyer) that are Administrative Claims required to be paid in cash by the Filing Affiliates in connection with the Filing Affiliates’ emergence from Chapter 11 pursuant to the Plan of Reorganization (excluding the costs of solicitation of approval for the Plan of Reorganization), plus the costs of solicitation of approval for the Plan of Reorganization that are Administrative Claims not to exceed $12,000,000; provided, that the sum of (x) the amounts paid pursuant to Section 3.1.1.F, plus (y) applicable Cure Amounts paid or assumed by the GM Buyers, shall not exceed, in the aggregate, $148,000,000.

11.5.2. At or prior to the Closing, Company Buyer will deliver or cause to be delivered the following;

A. 50% of professional fees (not to exceed $15,000,000 as the payment by the Company Buyer) that are Administrative Claims required to be paid in cash by the Filing Affiliates in connection with the Filing Affiliates’ emergence from Chapter 11 pursuant to the Plan of Reorganization (excluding the costs of solicitation of approval for the Plan of Reorganization);

B. The assumption or payment of the applicable Cure Amounts for the Company Business that are Company Assumed Liabilities;

C. Where required by applicable Law in the jurisdiction concerned, copies of the resolutions (or local equivalent) of the boards of directors or similar governing body of each Buyer and, where required, the stockholders/owners of each Buyer, authorizing and approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby;

D. Each GM/Company Ancillary Agreement to which a Company Buyer is a party and which was not executed and delivered contemporaneously with the execution of this Agreement:

E. An officer’s certificate, dated as of the Closing Date, executed on behalf of Company Buyer, certifying that the conditions specified in Section 10.2 have been fulfilled; and

F. Delphi shall assign to Company Buyer and Company Buyer shall assume all of Delphi’s rights and obligations under (i) the GM-Delphi Memorandum of Understanding Flint East Operations between Delphi and GM, dated as of December 23, 2008, and (ii) the Leased Hourly Employees Services Agreement dated as of December 19, 2008.

11.6	Post-Closing Deliveries.

Promptly following the Closing, the Sale Companies will deliver to the applicable Buyer signature cards from all banks or financial institutions with which the Sale Companies have any account, designating signatures approved by the applicable Buyer.

11.7	Post-Closing Transfer of Intellectual Property Rights.

11.7.1. If, after the Closing, any Party identities any Intellectual Property right, including any application or registration for the Intellectual Property that such Party believes should have been included in its Purchased Intellectual Property, the Parties shall cooperate to determine in good faith whether such Intellectual Property right should have been included in such party Purchased Intellectual Property and assigned to such Buyer. If the Parties agree that such Intellectual Property right should have been included in the Purchased Intellectual Property and assigned to another Buyer, Sellers or Buyer or their respective Affiliate, as applicable, shall assign or cause to be assigned such Intellectual Property right to Buyers at no additional cost to Buyers. The Parties each covenant and agree on behalf of themselves and their respective Affiliates to execute at no additional cost to Buyers all documents reasonably requested by the other Party to effect such transfer and/or assignment.

11.7.2. If, after Closing, a Buyer identifies any Intellectual Property right, including any patent or patent application that it believes should have been included in the Shared Intellectual Property licensed under the GM IP License Agreement or the Company IP License Agreement, as applicable, but which is reasonably within the scope of Excepted Shared Intellectual Property identified in the GM IP License Agreement or the Company IP License Agreement, as applicable, the Parties shall cooperate to determine in good faith whether such Intellectual Property right should have been included in the Shared Intellectual Property licensed to Buyers hereunder. If the Parties agree that such Intellectual Property right should have been included in the Shared Intellectual Property licensed to Buyers hereunder, the Parties shall amend Schedule 9.9.1.A to specifically exclude such Intellectual Property right from the Excepted Shared Intellectual Property, and Buyers shall receive, via amendment to this Agreement, a license under such Intellectual Property right with terms identical to those of the license granted in Section 9.9.1. The Parties each covenant and agree on behalf of themselves and their respective Affiliates to execute all documents reasonably requested by the other Party to effect such license. All amendments, covenants and agreements to be provided under this Section shall be at no additional cost to Buyers.

11.7.3. If, after the Closing, any Buyer identifies any property, asset, right, title or interest owned by an Affiliate of Delphi that such Buyer believes should have been included in the Acquired Assets, the Parties shall cooperate to determine in good faith whether such property, asset, right, title or interest should have been included in the Acquired Assets and assigned, transferred and delivered to Company Buyer or any other Buyer. If the Parties agree that such property, asset, right, title or interest should have been included in the Acquired Assets and assigned, transferred and delivered to Company Buyer or any other Buyer, Delphi shall cause the Filing Affiliates and/or their subsidiaries, as applicable, to assign, transfer and deliver such property, asset, right, title or interest to such Buyer at no additional cost to any Buyer. The Parties each covenant and agree on behalf of themselves and their respective Affiliates to execute at no additional cost to any Buyer all documents reasonably requested by the other Party to effect such.

ARTICLE 12.

TERMINATION.

12.1	Termination.

This Agreement may be terminated at any time prior to the Closing:

12.1.1. By the mutual written consent of Delphi, GM and Company Buyer.

12.1.2. By any Party if the Closing has not occurred by October 2, 2009, provided such date shall be extended until November 30, 2009 in the event that all conditions to Closing are satisfied or capable of being satisfied on the Closing Date, other than the condition set forth in Section 10.1.2; provided further, that if a GM Buyer makes the election set forth in Section 9.44.3, each of the above dates will be extended by the period specified by such GM Buyer up to 15 days; and provided further that the terminating party will not have the right to terminate this Agreement if it is in material default hereunder.

12.1.3. By Delphi if (a) the GM-Delphi Liquidity Agreements (as modified by the Interim Financing Amendment) fail or otherwise cease to be in full force and effect at any time on or after July 26, 2009 or (b) GM breaches any of its material covenants, obligations or agreements under either of the GM-Liquidity Agreements (as modified by the Interim Financing Amendment).

12.1.4. This Agreement may be terminated by either of GM or Company Buyer if the Plan Modification Order in form and substance satisfactory to GM and Company Buyer, as applicable, has not been entered by the Bankruptcy Court on or prior to August 7, 2009.

12.2	Procedure and Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 12.1, written notice thereof will forthwith be given to all other Parties. If this Agreement is terminated:

12.2.1. Buyers will redeliver to Sellers all documents, work papers and other material of any of Sellers relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof;

12.2.2. The provisions of the GM Confidentiality Agreement will continue in full force and effect; and

12.2.3. The following Sections of this Agreement will survive any termination of this Agreement and remain in full force and effect: Section 9.11.2, ARTICLE 12 (Termination); Section 13.1 (Limitations of Liability) and; Sections 14.1 (Fees and Expenses), 14.5 (Assignment), 14.7 (Waiver), 14.8 (Notices), 14.9 (Entire Agreement), 14.11 (Publicity), 14.14 (Third Parties), 14.15 (Governing Law) and 14.16 (Venue and Retention of Jurisdiction).

12.2.4. No party to this Agreement will have any Liability under this Agreement to any other except: (a) as provided in Section 12.2.3 above and Section 12.2.6 below and (b) that nothing herein will relieve any party from any Liability for any breach of any of the representations, warranties, covenants and agreements set forth in this Agreement occurring before such termination, and no Party waives any Claim with respect thereto.

12.2.5. The MRA, including Section 4.06(c) and related provisions, shall be unaffected by such termination. For avoidance of doubt, under no circumstances shall a default under this Agreement constitute a default under the MRA.

12.2.6. In the event this Agreement is terminated under Sections 12.1.2 or 12.1.3 at a time when either (a) any GM Buyer or an affiliate of a GM Buyer is in material breach of this Agreement or the Securities Purchase Agreement and, at such time, no other Party (other than GM, Parent or any other GM Buyer) to this Agreement is in material breach of this Agreement and no

Backstop Party is in material breach of the Securities Purchase Agreement, or (b) the condition contained in Section 10.2.6 or Section 10.4.7 has not been satisfied, and the DIP Lenders have released to Delphi any amounts (the “Released Funds”) from the Borrowing Base Cash Collateral Account or the Incremental Borrowing Base Cash Collateral Account (as such terms are defined in the DIP Documents), then GM shall deposit an amount equal to the Released Funds into the applicable cash collateral account within five (5) Business Days of such termination; provided however, with respect to clause (b) only, if GM Buyers have materially complied with their obligations under Section 9.13, but any of the Competition/Investment Law Governmental Approvals listed on Schedule 9.13.1 (as it may be amended to add any additional required Competition/Investment Law Governmental Approvals identified in writing by any of the Parties) have not been obtained as of the date of termination of this Agreement, GM will not be required to deposit the Released Funds as provided herein. Such deposited funds shall be deemed to be additional advances by GM to Delphi pursuant to the Interim Financing Amendment.

ARTICLE 13.

LIABILITY, SURVIVAL.

13.1	LIMITATIONS OF LIABILITY.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NO PARTY SHALL HAVE ANY LIABILITY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, INDIRECT OR PUNITIVE DAMAGES.

Nothing in this Section 13.1 shall limit a Party’s rights under Section 14.18 of this Agreement.

13.2	Survival.

The parties hereto agree that the representations and warranties contained in this Agreement shall not survive the Closing hereunder, and none of the parties shall have any Liability to each other after the Closing for any breach thereof. The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive the Closing hereunder until fully performed, and each party hereto shall be liable to the other Parties after the Closing for any breach thereof.

ARTICLE 14.

MISCELLANEOUS.

14.1	Fees and Expenses.

Except as may otherwise be specifically provided in this Agreement, each of the Parties will be responsible for its own costs and expenses related to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

14.2	Bulk Sales Laws.

Each Party hereto waives compliance by the other Parties with any applicable bulk sales Law.

14.3	Payments in Dollars.

Except as otherwise provided in this Agreement or an Ancillary Agreement, all payments pursuant hereto will be made by wire transfer in U.S. dollars in same day or immediately available funds.

14.4	Amendment.

This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the duly authorized representative or officer of each of the Parties and, with respect to any of the provisions affecting the DIP Agent, the DIP Loans, the DIP Letters of Credit, the Hedging Agreements and any of the DIP Documents, the duly authorized representative or officer of the DIP Agent. The Parties acknowledge and agree, however, that the following Schedules are in draft form and will be revised and finalized in a manner consistent with this Agreement to the mutual satisfaction of the Parties each acting reasonably, prior to Closing (unless otherwise specified in this Agreement): Schedules 4.5, 4.13.2, 9.9.1.A, 9.9.9, 9.12A, 9.12B, 9.12C, 9.12D, 9.12E, 9.13.1 and 10.1.2. The following Schedules are being filed with the Bankruptcy Court with this Agreement: Schedules 1.1.A, 1.1.B, 2.1.S.F, 4.4., 9.1.1, 9.13.1, 10.1.1. The remaining Schedules to this Agreement not referred to herein are in the form most recently filed with the Bankruptcy Court in Connection with the June 1 MDA.

14.5	Assignment.

This Agreement will be binding on and inure to the benefit of the successors and assigns of each Party and their Affiliates, provided, that except as otherwise provided in this Section 14.5, no assignment of any rights or obligations hereunder will be made by any Buyer without the written consent of Delphi, or by any Seller hereto without the written consent of one or both of GM and Company Buyer based on which Buyer is impacted by the request, except in connection with a Pending Transaction. Any GM Buyer may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, such Buyer’s rights to purchase the applicable Acquired Assets or Sale Securities and assume the applicable Assumed Liabilities) (i) to GM or any of its Affiliates (including any Affiliate formed after the date hereof that may be a corporation or limited liability company), (ii) to the applicable Buyer’s lenders or (iii) in connection with the direct or indirect sale, merger, consolidation or similar reorganization of all or a substantial portion of GM’s business; provided that each such assignee agrees in writing to be bound by all of the terms, conditions and provisions contained herein and that no Party is released from its obligations hereunder. Upon any such permitted assignment, the references in this Agreement to the applicable Buyer shall also apply to any such assignee unless the context otherwise requires. Any Company Buyer may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, such Buyer’s rights to purchase the applicable Acquired Assets or Sale Securities and assume the applicable Assumed Liabilities) to any Affiliate or other designee of Company Buyer; provided that each such assignee agrees in writing to be bound by all of the terms, conditions and provisions contained herein and that no party is released from its obligations hereunder. Upon any such permitted assignment, the references in this Agreement to the applicable Buyer shall also apply to any such assignee unless the context otherwise requires.

14.6	No Successor Liability.

Except where expressly prohibited under applicable law, upon the Closing, the Buyers shall not be deemed to: (a) be the successor of the Filing Affiliates; (b) have, de facto, or otherwise, merged with or into the Filing Affiliates; (c) be a mere continuation or substantial continuation of the Filing Affiliates or the enterprise(s) of the Filing Affiliates; or (d) be liable for any acts or omissions of the Filing Affiliates in the conduct of the Business or arising under or related to the Acquired Assets other than as set forth in this Agreement. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Buyers shall not be liable for any Claims against the Filing Affiliates or any of their predecessors or affiliates, and the Buyers shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Business or any obligations of the Filing Affiliates arising prior to the Closing Date, including, but not limited to, Liabilities on account of any Taxes arising, accruing, or payable under, out of, in connection with, or in any way relating to the operation of the Business prior to the Closing Date, except as expressly provided in this Agreement. The Buyers acknowledge and agree that this Section 14.6 shall not in any be deemed to expand or modify Sellers’ indemnification obligations under this Agreement or any Ancillary Agreement. Nothing in this provision shall preclude the application of the Alternate Procedure set forth in Section 5 of the Revenue Procedure 2004-53.

14.7	Waiver.

Any waiver by Sellers or Buyers of any breach or of a failure to comply with any provision of this Agreement: (i) will be valid only if set forth in a written instrument signed by the Party to be bound; and (ii) will not constitute, or be construed as, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement. At any time, the Parties may: (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Except as otherwise expressly provided in this Agreement, any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party.

14.8	Notices.

Any notice, request, consent or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been sufficiently given or served for all purposes: (i) when personally delivered; (ii) on the first (1st) Business Day after sent by a nationally or internationally recognized overnight courier service with signature to the recipient at the address below indicated; (iii) on the third (3rd) Business Day after sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) when sent if sent by facsimile with confirmation of receipt:

If to any GM Buyer or Old GM	c/o General Motors Company 767 Fifth Avenue 14th Floor New York. NY 10153

Attn: Director of Business Development Fax: (212) 418-3623 and General Motors Company 300 GM Renaissance Center Detroit, M I 48265 Attn: General Counsel Fax: 313-665-4960

With a copy to:	Honigman Miller Schwartz and Cohn LLP 2290 First National Building 660 Woodward Ave. Detroit, MI48226 Attn: Robert B. Weiss Tel.: (313) 465-7596 Fax.: (313) 465-7597

If to Company Buyer:	DIP Holdco 3, LLC c/o Elliott Management Corporation 712 Fifth Avenue New York, NY 10019

With a copy to:	Silver Point Capital, L.P. Two Greenwich Plaza Greenwich, Connecticut 06830 Attn: Michael Gatto Tel.: 203-542-4031 Fax: 203-542-4131

With a copy to:	Dechert LLP 1095 Avenue of the Americas New York, NY 10036 Attn: Glenn E. Siegel, Esq. Charles I. Weissman, Esq. Scott M. Zimmerman, Esq. Tel: (212) 698-3500 Fax: (212) 698-3599

With a copy to:	Willkie Farr & Gallagher LLP 787 Seventh Avenue

New York, NY 10019 Attn: Marc A. Abrams, Esq. Maurice M. Lefkort, Esq. Tel.: (212) 728-8000 Fax: (212) 728-8111

If to Delphi:	DELPHI CORPORATION 5725 Delphi Drive Troy, Michigan 48098 Attn: Executive Director of Restructuring Fax: (248) 813-2612

With a copy to:	DELPHI CORPORATION 5725 Delphi Drive Troy, Michigan 48098 Attn: Deputy General Counsel - Transactional & Restructuring Fax: (248) 813-2491

With a copy to:	SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP 4 Times Square New York, New York 10036 Attn: Eric Cochran Marie Gibson Fax: (212) 735-2000

provided, however, if any Party will have designated a different addressee by notice to all of the other Parties, then to the last addressee so designated.

14.9	Entire Agreement.

This Agreement, including all agreements incorporated by reference herein, the Ancillary Agreements and the GM Confidentiality Agreement, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof (including, without limitation, the prior version of this Agreement dated July 26, 2009 as delivered by the DIP Agent (on behalf of the DIP Lenders) and GM that was designated by Delphi as the Successful Bid (as such term is used in the Supplemental Procedures for Evaluating Non-Solicited Alternative Transactions approved by the Bankruptcy Court by order entered on June 16, 2009), which is hereby cancelled and of no further force and effect), provided, however that existing commercial agreements between GM and Delphi and the DIP Documents which are otherwise addressed in this agreement shall not be superseded. The Parties agree that this Agreement constitutes the superseding “fully executed Master Disposition Agreement” referenced in the last parenthetical to the penultimate sentence of paragraph 3 of the Plan Modification Order, and Delphi shall promptly file this Agreement on the docket as provided in such parenthetical. This Agreement is the product of negotiations between the Parties and represents the Parties’ intentions. In any action to enforce or interpret this Agreement, this Agreement shall be construed in a neutral manner, and no term or provision of this Agreement, or this Agreement as a whole, shall be construed more or less favorably to any Party. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of this Agreement shall govern.

14.10	Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which will constitute one and the same Agreement. Facsimile signatures will be treated as originals.

14.11	Publicity.

Except for statements by Delphi in connection with the Bankruptcy Cases or as otherwise required by Law, neither Party (nor any of the other Buyers and Sellers) will issue any press release or make any public announcement concerning this Agreement or the transactions contemplated hereby without consulting with the other Party.

14.12	Headings.

The headings contained in this Agreement are for convenience only, do not constitute a part of this Agreement and will not be deemed to limit or affect any of the provisions hereof.

14.13	Severability.

The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable: (i) a suitable and equitable provision will be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

14.14	Third Parties.

Except as set forth in Section 3.2.3, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give to any Person, other than the Parties, their Affiliates and their respective permitted successors or assigns, any Claims, rights or remedies under or by reason of this Agreement. Notwithstanding the foregoing, the DIP Agent shall be a third party beneficiary of this Agreement and shall have the right to enforce any of the provisions affecting the DIP Agent, the DIP Loans, the DIP Letters of Credit (including in its capacity as issuing bank under DIP Letters of Credit that have replaced “Letters of Credit” as defined under (and issued pursuant to) the DIP Agreement), and any other obligations secured under the DIP Documents.

14.15	Governing Law.

This Agreement shall be governed and construed in accordance with the internal laws of the State of New York, the forum state in which the Bankruptcy Court sits, without regard to any conflict of law provision that could require the application of the law of any other jurisdiction.

14.16	Venue and Retention of Jurisdiction.

By its execution and delivery of this Agreement, each Party hereby irrevocably and unconditionally agrees that the Bankruptcy Court shall retain exclusive jurisdiction over all matters related to the construction, interpretation or enforcement of this Agreement; provided, however, that after the second (2nd) anniversary of the date of this Agreement, the Bankruptcy Court and the Supreme Court of New York, New York County and the United States District Court for the Southern District of New York (the “New York Courts”) shall have non-exclusive jurisdiction over all matters related to the construction, interpretation or enforcement of this Agreement; and, provided, further, that the jurisdiction of the Bankruptcy Court over all matters related to this Agreement shall terminate upon the fourth (4th) anniversary of the date of this Agreement and the New York Courts shall have exclusive jurisdiction after the fourth (4th) anniversary of the date of this Agreement. Each Party further agrees to waive any objection based on forum non conveniens. To the extent that the Bankruptcy Court no longer has jurisdiction on or before the fourth (4th) anniversary of the date of this Agreement, the New York Courts shall have exclusive jurisdiction over all matters related to this Agreement.

14.17	Risk of Loss.

Prior to the Closing, all risk of loss, damage or destruction to all or any part of the Acquired Assets or the Business will be borne exclusively by Sellers.

14.18	Enforcement of Agreement.

The Parties acknowledge and agree that the covenants and undertakings contained in this Agreement and the Ancillary Agreements relate to matters which are of a special, unique and extraordinary character and that a violation of any of the terms of this Agreement or any Ancillary Agreement will cause irreparable injury to the other Parties and that the amount of such injury will be extremely difficult, if not impossible, to estimate or determine and may not be adequately compensated by monetary damages alone. Therefore, each Party acknowledges that the other Party will be entitled, in addition to all other rights and remedies available under this Agreement, and Ancillary Agreement, and applicable law, as a matter of course, to an injunction, order of specific performance, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any terms of this Agreement or any Ancillary Agreement without proof of actual damages and without any requirement for the securing or posting of any bond.

14.19	Sellers’ Obligations.

Nothing contained in any chapter 11 plan confirmed in these cases or any order confirming any such plan or in any other order in these cases (including any order entered after any conversion of these cases to cases under chapter 7 of the Bankruptcy Code) shall alter, conflict with, or derogate from, the provisions of the Agreement and the Plan Modification

Order. The Filing Affiliates’ obligations under this Agreement (including all Exhibits and Ancillary Agreements) shall survive confirmation of any plan of reorganization or discharge of claims thereunder and shall be binding upon the Filing Affiliates, and the reorganized or reconstituted Filing Affiliates, as the case may be, after the effective date of the confirmed plan or plans in the Filing Affiliates’ cases.

14.20	Bankruptcy Court Approval.

Notwithstanding anything to the contrary herein, the Parties’ obligations to consummate the Sales under this Agreement are expressly subject to entry of the Plan Modification Order.

14.21	Reasonably Equivalent Value.

As set forth in the Recitals to this Agreement, consideration under the Agreement was provided by all Parties to the Agreement. This Agreement is not the product of collusion among the Parties and is the result of arms’ length negotiations. Each of the Parties hereto acknowledge and agree that it received reasonably equivalent value for the consideration provided by such Party.

14.22	Identification of Exhibits and Schedules to be Filed Under Seal.

(i) The parties agree that certain documents attached as Exhibits and Schedules hereto contain sensitive and confidential business terms which, if publicly disclosed, could detrimentally affect the parties. Certain of these documents contain detailed proprietary information describing certain aspects of the business relationship between the parties and the parties believe these documents contain sensitive and confidential information of a type not typically disclosed to the public or made available in the automotive industry. Moreover, certain of these documents contain confidentiality provisions which compel the parties to maintain the confidentiality of the terms of such agreements.

(ii) The parties hereto agree to use commercially reasonable efforts to obtain approval by the Bankruptcy Court of an order authorizing the parties to file the following Exhibits and Schedules hereto under seal:

Schedules

Schedule 1	Detail of Sellers and GM Buyers

Schedule 1.1.A	Assumed Administrative Liabilities

Schedule 1.1.B	GM Buyers’ Knowledge, Company Buyer’s Knowledge and Sellers’ Knowledge

Schedule 1.1.C	Steering Products

Schedule 1.1.D	Excluded Insurance Policies

Schedule 1.1.D.1	Patents and Patent Applications

Schedule 1.1.D.2	Trademarks Rights

Schedule 1.1.D.3	Copyrights

Schedule 1.1.E	Transferred Insurance Policies

Schedule 2	Details of Sellers and Company Buyer

Schedule 2.1.5.F	Excluded Facilities

Schedule 2.1.5.J	Pending Transactions

Schedule 2.1.5.K	Other Excluded Assets

Schedule 2.3.1	Administrative Claims

Schedule 4.3.1	Sale Companies and JV Companies

Schedule 4.3.2	Capital Stock

Schedule 4.4	No Conflicts or Approvals

Schedule 4.5	Sufficiency of Acquired Assets

Schedule 4.6.2	Licenses to Affiliates

Schedule 4.6.3	Infringement and Allegations of Infringement of Third Party Intellectual Property

Schedule 4.6.4	Infringement of the Purchased Intellectual Property

Schedule 4.6.5	Intellectual Property Notices

Schedule 4.8.1	GM Leased Real Property

Schedule 4.8.2	GM Owned Real Property

Schedule 4.9.1	Historical Financial Statements

Schedule 4.9.2	Financial Statement Exceptions

Schedule 4.10	Compliance with Laws

Schedule 4.12.1	Tax Returns

Schedule 4.12.3	Tax Deficiencies

Schedule 4.12.5	Tax Liens

Schedule 4.12.6	Tax Waivers or Extensions

Schedule 4.13.1	Employee List

Schedule 4.13.5	Proceedings Relating to Employee Benefit Plan

Schedule 4.13.6	Employee Benefit Plan/No Material Liability or Encumbrance under Title IV of ERISA

Schedule 4.13.8	Welfare Benefits

Schedule 4.13.9	Contributions to Seller Employee Benefit Plan

Schedule 4.13.12	No Threatened Labor Stoppage

Schedule 4.14.1	Material Contracts

Schedule 4.14.2	Default/Post-Petition Contracts

Schedule 4.15	Environmental Matters

Schedule 4.16	Insurance Policies

Schedule 9.1.1	Exceptions to Covenants Regarding Conduct of Business prior to the Closing

Schedule 9.9.1.A	Excepted Shared Intellectual Property

Schedule 9.9.1.B	Steering Excluded Products

Schedule 9.9.9	Transfer of Shared Software Licenses

Schedule 9.9.10	Facilities Separation & Relocation Plan

Schedule 9.10	Shared Items Transferred to Buyers

Schedule 9.12(A)	Delphi Letters of Credit

Schedule 9.12(B)	GM Buyer Assumed DIP Letters of Credit

Schedule 9.12(C)	Company Buyer Assumed DIP Letters of Credit

Schedule 9.12(D)	Letters of Credit to be Allocated among Sellers and Buyers

Schedule 9.12(E)	Letters of Credit Retained by Delphi

Schedule 9.20.2	Post-Closing Mexico Utility Contracts

Exhibits

1.2	Operating Agreement

3.1.1.E	Wind Down Costs

3	GM-PBGC Agreement

9.9.1	GM IP License Agreement

9.9.3	Company IP License Agreement

9.9.4	Pending Transaction IP License Agreement

9.22	Novation Letter

9.29.A	Form of Environmental Privilege Waivers

9.29.B	Form of Privilege Waivers

11.2.2.A.1	U.S. Patent Assignment (Delphi Technologies)

11.2.2.A.2	EP Jointly Held Patent Applications Assignment (Delphi Technologies)

11.2.2.A.3	EP Solely Owned Patent Applications Assignment (with Annex 1) (Delphi Technologies)

11.2.2.A.4	DE Patents Assignment (Delphi France)

11.2.2.A.5	ES Patents Assignment (Delphi France)

11.2.2.A.6	FR Patents Assignment (Delphi France)

11.2.2.A.7	GB Patents Assignment (Delphi France)

11.2.2.A.8	IT Patents Assignment (Delphi France)

11.2.2.A.9	U.S. Patent Assignment (Delphi France)

11.2.2.A.10	AU Patent Assignment (Delphi Technologies)

11.2.2.A.11	BR Patent Assignment (Delphi Technologies)

11.2.2.A.12	CN Patent Assignment (Delphi Technologies)

11.2.2.A.13	HK Patent Assignment (Delphi Technologies)

11.2.2.A.14	IN Patent Assignment (Delphi Technologies)

11.2.2.A.15	JP Patent Assignment (Delphi Technologies)

11.2.2.A.16	KP Patent Assignment (Delphi Technologies)

11.2.2.B	Omnibus Trademark Assignment (Delphi Technologies)

11.2.2.C	Copyright Assignment (Delphi Technologies)

11.2.7	Transition Services Agreement between Delphi and GM Buyers

11.3.2	Buyer Transition Services Agreement

11.3.3	Seller Transition Services Agreement between Delphi and Company Buyer

[Remainder of the page left intentionally blank.]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

DELPHI CORPORATION

By:	/s/ John D. Sheehan
	Name:	John D. Sheehan
	Title:	Vice President & CFO

Delivered August 5, 2009

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

DIP HOLDCO 3, LLC

By:	/s/ Dave Miller
Name: Dave Miller
Title: Manager

Delivered August 5, 2009

DIP HOLDCO 3, LLC

By:	/s/ Michael Gatto
Name: Michael Gatto
Title: Manager

Delivered August 5, 2009

[Signature Page to Master Disposition Agreement]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

GM COMPONENTS HOLDINGS, LLC

By:	/s/ Niharika Ramdev
Name: Niharika Ramdev
Title: Vice President

Delivered August 5, 2009

GENERAL MOTORS COMPANY (solely with respect to ARTICLE 6 and Sections 3.1.1.C, 9.11, 9.19, 9.37.1, 9.37.2, 9.43, 11.5.1.A AND 12.2.6)

By:	/s/ Walter G. Borst
Name: Walter G. Borst
Title: Treasurer

Delivered August 5, 2009

MOTORS LIQUIDATION COMPANY (fka GENERAL MOTORS CORPORATION) (solely with respect Section 3.1.1.E, 9.19, and 11.5.2.A)

By:	/s/ A. A. Koch
Name: A. A. Koch
Title: President

Delivered August 5, 2009

[Signature Page to Master Disposition Agreement]

SCHEDULES

Schedule 1	Detail of Sellers and GM Buyers

Schedule 1.1.A	Assumed Administrative Liabilities

Schedule 1.1.B	GM Buyers’ Knowledge, Company Buyer’s Knowledge and Sellers’ Knowledge

Schedule 1.1.C	Steering Products

Schedule 1.1.D	Excluded Insurance Policies

Schedule 1.1.D.1	Patents and Patent Applications

Schedule 1.1.D.2	Trademarks Rights

Schedule 1.1.D.3	Copyrights

Schedule 1.1.E	Transferred Insurance Policies

Schedule 1.1.F	Filing Affiliates

Schedule 2	Details of Sellers and Company Buyer

Schedule 2.1.5.F	Excluded Facilities

Schedule 2.1.5.J	Pending Transactions

Schedule 2.1.5.K	Other Excluded Assets

Schedule 2.3.1	Administrative Claims

Schedule 4.3.1	Sale Companies and JV Companies

Schedule 4.3.2	Capital Stock

Schedule 4.4	No Conflicts or Approvals

Schedule 4.5	Sufficiency of Acquired Assets

Schedule 4.6.2	Licenses to Affiliates

Schedule 4.6.3	Infringement and Allegations of Infringement of Third Party Intellectual Property

Schedule 4.6.4	Infringement of the Purchased Intellectual Property

Schedule 4.6.5	Intellectual Property Notices

Schedule 4.8.1	GM Leased Real Property

Schedule 4.8.2	GM Owned Real Property

Schedule 4.9.1	Historical Financial Statements

Schedule 4.9.2	Financial Statement Exceptions

Schedule 4.10	Compliance with Laws

Schedule 4.12.1	Tax Returns

Schedule 4.12.3	Tax Deficiencies

Schedule 4.12.5	Tax Liens

Schedule 4.12.6	Tax Waivers or Extensions

Schedule 4.13.1	Employee List

Schedule 4.13.2	Employee Benefit Plans

Schedule 4.13.4	ERISA Compliance

Schedule 4.13.5	Proceedings Relating to Employee Benefit Plan

Schedule 4.13.6	Employee Benefit Plan/No Material Liability or Encumbrance under Title IV of ERISA

Schedule 4.13.8	Welfare Benefits

Schedule 4.13.9	Contributions to Seller Employee Benefit Plan

Schedule 4.13.11	Collective Bargaining Agreements

Schedule 4.13.12	No Threatened Labor Stoppage

Schedule 4.14.1	Material Contracts

Schedule 4.14.2	Default/Post-Petition Contracts

Schedule 4.15	Environmental Matters

Schedule 4.16	Insurance Policies

Schedule 9.1.1	Exceptions to Covenants Regarding Conduct of Business prior to the Closing

Schedule 9.3	Assumed and Assigned Contracts

Schedule 9.9.1.A	Excepted Shared Intellectual Property

Schedule 9.9.1.B	Steering Excluded Products

Schedule 9.9.9	Transfer of Shared Software Licenses

Schedule 9.9.10	Facilities Separation & Relocation Plan

Schedule 9.10	Shared Items Transferred to Buyers

Schedule 9.12(A)	Delphi Letters of Credit

Schedule 9.12(B)	GM Buyer Assumed DIP Letters of Credit

Schedule 9.12(C)	Company Buyer Assumed DIP Letters of Credit

Schedule 9.12(D)	Letters of Credit to be Allocated among Sellers and Buyers

Schedule 9.12(E)	Letters of Credit Retained by Delphi

Schedule 9.13.1	Competition Clearance/Governmental Approvals

Schedule 9.17	Other Services

Schedule 9.20.2	Post-Closing Mexico Utility Contracts

Schedule 10.1.1	Plan of Modification Order Terms

Schedule 10.1.2	Approvals under Competition or Investment Law

Schedule 10.2.4	Seller U.S. CBAs

EXHIBITS

Exhibit 1.2	Operating Agreement

Exhibit 3.1.1.E	Wind Down Costs

Exhibit 3	GM-PBGC Agreement

Exhibit 9.2	Form of 363 Implementation Agreement

Exhibit 9.9.1	GM IP License Agreement

Exhibit 9.9.3	Company IP License Agreement

Exhibit 9.9.4	Pending Transaction IP License Agreement

Exhibit 9.22	Novation Letter

Exhibit 9.29.A	Form of Environmental Privilege Waivers

Exhibit 9.29.B	Form of Privilege Waivers

Exhibit 11.2.2.A.1	U.S. Patent Assignment (Delphi Technologies)

Exhibit 11.2.2.A.2	EP Jointly Held Patent Applications Assignment (Delphi Technologies)

Exhibit 11.2.2.A.3	EP Solely Owned Patent Applications Assignment (with Annex 1) (Delphi Technologies)

Exhibit 11.2.2.A.4	DE Patents Assignment (Delphi France)

Exhibit 11.2.2.A.5	ES Patents Assignment (Delphi France)

Exhibit 11.2.2.A.6	FR Patents Assignment (Delphi France)

Exhibit 11.2.2.A.7	GB Patents Assignment (Delphi France)

Exhibit 11.2.2.A.8	IT Patents Assignment (Delphi France)

Exhibit 11.2.2.A.9	U.S. Patent Assignment (Delphi France)

Exhibit 11.2.2.A.10	AU Patent Assignment (Delphi Technologies)

Exhibit 11.2.2.A.11	BR Patent Assignment (Delphi Technologies)

Exhibit 11.2.2.A.12	CN Patent Assignment (Delphi Technologies)

Exhibit 11.2.2.A.13	HK Patent Assignment (Delphi Technologies)

E-1

Exhibit 11.2.2.A.14	IN Patent Assignment (Delphi Technologies)

Exhibit 11.2.2.A.15	JP Patent Assignment (Delphi Technologies)

Exhibit 11.2.2.A.16	KP Patent Assignment (Delphi Technologies)

Exhibit 11.2.2.B	Omnibus Trademark Assignment (Delphi Technologies)

Exhibit 11.2.2.C	Copyright Assignment (Delphi Technologies)

Exhibit 11.2.3.A	France Asset Sale Agreement

Exhibit 11.2.3.B	Australia Asset Sale Agreement

Exhibit 11.2.3.C	India Asset Sale Agreement

Exhibit 11.2.3.D	Germany Asset Sale Agreement

Exhibit 11.2.3.E	Italy Asset Sale Agreement

Exhibit 11.2.3.F	Korea Asset Sale Agreement

Exhibit 11.2.3.G	Japan Asset Sale Agreement

Exhibit 11.2.3.H	Share Transfer Agreement

Exhibit 11.2.4	GM Bill of Sale

Exhibit 11.2.5	GM Assignment and Assumption Agreement

Exhibit 11.2.7	GM/Delphi Transition Services Agreement

Exhibit 11.3.2	Buyer Transition Services Agreement

Exhibit 11.3.3	Seller Transition Services Agreement

Exhibit 11.3.4	Company Bills of Sale

Exhibit 11.3.5	Company Assignment and Assumption Agreements

Exhibit 11.4.2	Quitclaim Deeds

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